Exhibit 10.11(a)

EXHIBIT A

TO FIFTH AMENDMENT

LOAN AND SECURITY AGREEMENT

Among

CLOSER MERGER SUB INC.

to be merged with and into

WIRE ROPE CORPORATION OF AMERICA, INC.

(“Borrower”)

12200 NW Ambassador Drive

Kansas City, MO 64163-1244

THE OTHER LOAN PARTIES PARTY HERETO

as guarantors and pledgors

and

HSBC BUSINESS CREDIT (USA) INC., as Agent and as Lender

452 Fifth Avenue

New York, New York 10018

THE CIT GROUP/BUSINESS CREDIT, INC., as Documentation

Agent and as Lender

JPMORGAN CHASE BANK, N.A., as Syndication Agent and as Lender

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders

Dated: As of February 8, 2007

TABLE OF CONTENTS

1. DEFINITIONS		1
1.1.	CERTAIN SPECIFIC TERMS	1
1.2.	SINGULARS AND PLURALS; SUCCESSORS AND ASSIGNS	38
1.3.	UCC DEFINITIONS	38
1.4.	INTERCREDITOR AGREEMENT	38
1.5.	AGREEMENTS	39
1.6.	ACCOUNTING TERMS	39

2. THE REVOLVING LOANS		39
2.1.	THE REVOLVING CREDIT	39
2.2.	THE REVOLVING NOTES	40
2.3.	[INTENTIONALLY OMITTED]	41
2.4.	LETTERS OF CREDIT	41
2.5.	INTEREST OPTION	46
2.6.	COMPUTATION AND PAYMENT OF INTEREST	47
2.7.	VOLUNTARY PREPAYMENT	48
2.8.	LIBOR BREAKAGE FEE	48
2.9.	SHARING OF PAYMENTS	48
2.10.	NON-RECEIPT OF FUNDS BY AGENT	49
2.11.	SPECIAL PROVISIONS GOVERNING EURO RATE LOANS - INCREASED COSTS	50
2.12.	REQUIRED TERMINATION AND REPAYMENT OF LIBOR RATE LOANS	51
2.13.	TAXES	51
2.14.	PAYMENTS	52
2.15.	CHARGE TO ACCOUNT	53
2.16.	CAPITAL ADEQUACY	53
2.17.	SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS	54
2.18.	USE OF PROCEEDS	55
2.19.	REPLACEMENT OF LENDER IN RESPECT OF INCREASED COSTS; OBLIGATION TO MITIGATE	55

3. CONDITIONS TO THE CREDIT		56
3.1.	BORROWER AND LOAN PARTY ACTION	56
3.2.	ORGANIZATIONAL DOCUMENTS	56
3.3.	REVOLVING NOTES	57
3.4.	SECURITY AGREEMENTS/MORTGAGES	57
3.5.	LOCKBOX AGREEMENT	57
3.6.	INTERCREDITOR AGREEMENT	57
3.7.	DELIVERY OF TRANSACTION DOCUMENTS	58
3.8.	MINIMUM EXCESS AVAILABILITY	59
3.9.	SOLVENCY	59
3.10.	LIEN SEARCHES	59

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3.11.	MATERIAL ADVERSE EFFECT	59
3.12.	INTELLECTUAL PROPERTY SECURITY AGREEMENTS	59
3.13.	[INTENTIONALLY OMITTED]	59
3.14.	REPAYMENT OF EXISTING INDEBTEDNESS	59
3.15.	INTERCOMPANY SUBORDINATION AGREEMENT	59
3.16.	PROJECTIONS	60
3.17.	INSURANCE	60
3.18.	BORROWING BASE CERTIFICATE; NOTICE OF BORROWING	60
3.19.	FEES	60
3.20.	OPINIONS	60
3.21.	OTHER DEBT; COMPLIANCE WITH LAWS	60
3.22.	[INTENTIONALLY OMITTED]	60
3.23.	EXTENSIONS OF CREDIT - REVOLVING CREDIT	60

4. COLLATERAL AND INDEBTEDNESS SECURED		61
4.1.	SECURITY INTEREST	61
4.2.	OTHER COLLATERAL	63
4.3.	INDEBTEDNESS SECURED	63

5. REPRESENTATIONS AND WARRANTIES		63
5.1.	EXISTENCE	63
5.2.	TAX IDENTIFICATION/ORGANIZATION NUMBERS	64
5.3.	CAPACITY	64
5.4.	VALIDITY OF RECEIVABLES	64
5.5.	INVENTORY	64
5.6.	TITLE TO COLLATERAL	65
5.7.	NOTES RECEIVABLE	65
5.8.	EQUIPMENT	65
5.9.	PLACE OF BUSINESS	66
5.10.	FINANCIAL CONDITION	66
5.11.	TAXES	66
5.12.	LITIGATION	66
5.13.	ERISA MATTERS	66
5.14.	ENVIRONMENTAL MATTERS	66
5.15.	VALIDITY OF LOAN DOCUMENTS	67
5.16.	NO CONSENT OR FILING	67
5.17.	NO VIOLATIONS	67
5.18.	TRADEMARKS, PATENTS AND COPYRIGHTS	67
5.19.	CONTINGENT LIABILITIES	68
5.20.	COMPLIANCE WITH LAWS	68
5.21.	LICENSES, PERMITS, ETC	68
5.22.	LABOR MATTERS	68
5.23.	CONSOLIDATED SUBSIDIARIES	68
5.24.	AUTHORIZED OWNERSHIP INTERESTS	69
5.25.	NO BURDENSOME AGREEMENTS	69
5.26.	ACCURACY OF INFORMATION GIVEN TO LENDERS	69
5.27.	DEBT	69

5.28.	SOLVENT FINANCIAL CONDITION	69
5.29.	ANTI-TERRORISM LAWS	69
5.30.	TRADING WITH THE ENEMY	70
5.31.	SPECIAL PURPOSE CORPORATIONS	70

6. CERTAIN DOCUMENTS TO BE DELIVERED TO THE AGENT		70
6.1.	DOCUMENTS	70
6.2.	INVOICES	71
6.3.	CHATTEL PAPER	71

7. COLLECTIONS		71

8. PAYMENT OF PRINCIPAL, INTEREST, FEES, AND COSTS AND EXPENSES		72
8.1.	PROMISE TO PAY PRINCIPAL	72
8.2.	PROMISE TO PAY INTEREST	72
8.3.	PROMISE TO PAY FEES	72
8.4.	PROMISE TO PAY COSTS AND EXPENSES	72
8.5.	METHOD OF PAYMENT OF PRINCIPAL, INTEREST, FEES, AND COSTS AND EXPENSES	74
8.6.	COMPUTATION OF DAILY OUTSTANDING BALANCE	75
8.7.	ACCOUNT STATED	75
8.8.	PREPAYMENTS	76

9. PROCEDURES AFTER SCHEDULING RECEIVABLES		76
9.1.	RETURNED MERCHANDISE	76
9.2.	CREDITS AND EXTENSIONS	76
9.3.	[INTENTIONALLY OMITTED]	76
9.4.	DEBIT MEMORANDA	76
9.5.	NOTES RECEIVABLE	76

10. AFFIRMATIVE COVENANTS		77
10.1.	FINANCIAL STATEMENTS	77
10.2.	GOVERNMENT AND OTHER SPECIAL RECEIVABLES	78
10.3.	TERMS OF SALE	78
10.4.	BOOKS AND RECORDS	78
10.5.	COLLATERAL IN POSSESSION OF LOAN PARTIES	78
10.6.	EXAMINATIONS/APPRAISALS	79
10.7.	VERIFICATION OF COLLATERAL	79
10.8.	ACCOUNT DEBTOR BANKRUPTCY	79
10.9.	TAXES	79
10.10.	LITIGATION	79
10.11.	INSURANCE	79
10.12.	GOOD STANDING; BUSINESS	80
10.13.	[INTENTIONALLY OMITTED]	80
10.14.	NOTICE OF MATERIAL EVENTS	80
10.15.	COMPLIANCE WITH ENVIRONMENTAL LAWS	81

10.16.	DEFEND COLLATERAL	82
10.17.	USE OF PROCEEDS	82
10.18.	COMPLIANCE WITH LAWS AND MATERIAL CONTRACTUAL OBLIGATIONS	82
10.19.	MAINTENANCE OF PROPERTY	82
10.20.	[INTENTIONALLY OMITTED]	82
10.21.	TRADEMARKS AND PATENTS	82
10.22.	DEPOSIT ACCOUNTS	83
10.23.	[INTENTIONALLY OMITTED]	83
10.24.	SUBSIDIARIES	83
10.25.	FURTHER ASSURANCES	85
10.26.	POST CLOSING OBLIGATIONS	86
10.27.	COMMERCIAL TORT CLAIMS	87

11. NEGATIVE COVENANTS		88
11.1.	LOCATION OF INVENTORY, EQUIPMENT, AND BUSINESS RECORDS	88
11.2.	DEBT AND CERTAIN EQUITY SECURITIES	88
11.3.	SECURITY INTEREST AND OTHER ENCUMBRANCES	91
11.4.	FUNDAMENTAL CHANGES; LINES OF BUSINESS	93
11.5.	INVESTMENTS, LOANS, ADVANCES, GUARANTEES AND ACQUISITIONS	94
11.6.	ASSET SALES	97
11.7.	SALE AND LEASEBACK TRANSACTIONS	99
11.8.	RESTRICTED PAYMENTS; CERTAIN PAYMENTS OF INDEBTEDNESS	99
11.9.	TRANSACTIONS WITH AFFILIATES	101
11.10.	RESTRICTIVE AGREEMENTS	103
11.11.	AMENDMENT OF MATERIAL DOCUMENTS	104
11.12.	FINANCIAL COVENANTS	104
11.13.	STORING AND USE OF COLLATERAL	104
11.14.	LEASES	104
11.15.	NAME OR ORGANIZATIONAL CHANGE; FISCAL YEAR	104
11.16.	ANTI-TERRORISM LAWS	105
11.17.	SENIOR INDEBTEDNESS	105
11.18.	PARENT ENTITIES	105
11.19.	MAXIMUM CAPITAL EXPENDITURES	106
11.20.	SPECIAL COVENANT	107

12. EVENTS OF DEFAULT		107
12.1.	EVENTS OF DEFAULT	107
12.2.	EFFECTS OF AN EVENT OF DEFAULT	110

13. THE AGENT’S RIGHTS AND REMEDIES		111
13.1.	GENERALLY	111
13.2.	NOTIFICATION OF ACCOUNT DEBTORS	111
13.3.	POSSESSION OF COLLATERAL	111

13.4.	COLLECTION OF RECEIVABLES	111
13.5.	ENDORSEMENT OF CHECKS; MAIL	111
13.6.	LICENSE TO USE PATENTS, TRADEMARKS, AND TRADENAMES	112

14. MISCELLANEOUS		112
14.1.	PERFECTING THE SECURITY INTEREST; PROTECTING THE COLLATERAL	112
14.2.	PERFORMANCE OF BORROWER’S DUTIES	113
14.3.	NOTICE OF SALE	113
14.4.	COMPLIANCE WITH OTHER LAWS	113
14.5.	WARRANTIES	113
14.6.	SALES ON CREDIT	113
14.7.	WAIVER BY THE AGENT AND LENDERS	114
14.8.	WAIVER BY BORROWER AND LOAN PARTIES	114
14.9.	SETOFF	114
14.10.	ASSIGNMENT	114
14.11.	SUCCESSORS AND ASSIGNS	114
14.12.	MODIFICATION	114
14.13.	COUNTERPARTS	115
14.14.	GENERALLY ACCEPTED ACCOUNTING PRINCIPLES	115
14.15.	INDEMNIFICATION	116
14.16.	TERMINATION	117
14.17.	FURTHER ASSURANCES	118
14.18.	HEADINGS	118
14.19.	CUMULATIVE SECURITY INTEREST, ETC	118
14.20.	THE LENDERS’ AND AGENT’S DUTIES	118
14.21.	NOTICES GENERALLY	118
14.22.	PRESS RELEASES AND RELATED MATTERS	119
14.23.	NEGOTIATION	119
14.24.	SEVERABILITY	119
14.25.	INCONSISTENT PROVISIONS	119
14.26.	ENTIRE AGREEMENT	119
14.27.	APPLICABLE LAW	120
14.28.	CONSENT TO JURISDICTION	120
14.29.	JURY TRIAL WAIVER	120
14.30.	JUDGMENT CURRENCY	120

15. AGENT.		121
15.1.	APPOINTMENT, POWERS AND IMMUNITIES	121
15.2.	NO OTHER DUTIES	122
15.3.	WAIVER OF LIABILITY OF AGENT AND L/C ISSUER	122
15.4.	RELIANCE BY AGENT	123
15.5.	EVENTS OF DEFAULT	123
15.6.	AGENT IN ITS CAPACITY AS LENDER	125
15.7.	INDEMNIFICATION	125
15.8.	INDEPENDENT CREDIT ANALYSIS	126
15.9.	GENERAL IMMUNITY	126

v

15.10.	FAILURE TO ACT	127
15.11.	CONCERNING THE COLLATERAL AND THE RELATED FINANCING AGREEMENTS	127
15.12.	FIELD AUDIT, EXAMINATION REPORTS AND OTHER INFORMATION; DISCLAIMER BY LENDERS	127
15.13.	AGENT’S RIGHTS IN COLLATERAL	128
15.14.	AGENCY FOR PERFECTION	129
15.15.	COLLECTION; PAYMENTS BY AGENT	129
15.16.	SUCCESSOR AGENT	129
15.17.	LOAN SYNDICATION	130
15.18.	BENEFIT OF ARTICLE 15	132
15.19.	RIGHTS AND REMEDIES TO BE EXERCISED BY AGENT ONLY	132
15.20.	DISBURSEMENT OF PROCEEDS OF ADVANCES AND OTHER ADVANCES	132
15.21.	REGISTRY	132
15.22.	USA PATRIOT ACT	133
15.23.	PROVISIONS WITH RESPECT TO LUXEMBOURG ENTITIES	133
15.24.	CONSENT TO REDUCTION OF SHARE CAPITAL OF HOLDINGS	133

LISTS OF EXHIBITS, SCHEDULES AND ANNEXES

Exhibit A	List of Lenders and Percentage of Commitment
Exhibit B	Financial Statement Certification
Exhibit C	Borrowing Base Certificate
Exhibit D	Compliance Certificate
Exhibit E	Revolving Notes of Creditors
Exhibit F	Form of Assignment and Assumption Agreement
Exhibit G	Notice of Borrowing

Schedule	Schedule of Terms

Annex I	Commercial Tort Claims
Annex II	Luxembourg Equity Arrangements
Annex III	Owned Real Property
Annex IV	Existing Liens
Annex V	Existing Letters of Credit
Annex VI	Existing Debt
Annex VII	List of Investments
Annex VIII	Locations of Inventory and Equipment
Annex IX	Trademarks, Patents and Copyrights
Annex X	Scheduled Restrictive Agreements
Annex XI	Affiliated Agreements
Annex XII	Agreed Security Principles

W I T N E S S E T H:

This LOAN AND SECURITY AGREEMENT is dated as of February 8, 2007 and is among HSBC BUSINESS CREDIT (USA) INC. (“HSBC”) as agent (“Agent”) and as Lender, CLOSER MERGER SUB INC, to be merged with and into WIRE ROPE CORPORATION OF AMERICA, INC., a Delaware corporation (the “Borrower”), the other Loan Parties signatory hereto as guarantors and pledgors, THE CIT GROUP/BUSINESS CREDIT, INC., as documentation agent and as a Lender, JPMORGAN CHASE BANK, N.A., as syndication agent and as a Lender, and the other Lenders (as defined herein).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, the parties hereto agree as follows:

1.	DEFINITIONS.

1.1. CERTAIN SPECIFIC TERMS. For purposes of this Agreement, the following terms shall have the following meanings:

“Account Debtor” means the Person obligated to pay a Receivable.

“Acquired Loan Party” means a Foreign Consolidated Subsidiary of Parent that is acquired in, or formed in connection with the consummation of, a Permitted Acquisition.

“Adjusted EBITDA” means, for any period, for the Parent and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), Consolidated Net Income, adjusted by adding thereto, (a) to the extent deducted in determining Consolidated Net Income, the sum of (i) Consolidated Interest Expense, (ii) provision for Taxes based on income of the Parent and its Consolidated Subsidiaries, (iii) depreciation and amortization expense, (iv) Transaction Expenses incurred in connection with the Transactions, (v) Transaction Expenses of the type described in clause (b) of the definition thereof, provided that the amount of Transaction Expenses included pursuant to this clause (v) shall not exceed (a) with respect to Transaction Expenses paid to the Sponsor, 1.0% of the value of the applicable transaction and (b) with respect to Transaction Expenses paid to any other Person, such Transaction Expenses as are normal and customary, (vi) non-cash, stock-based compensation expense, (vii) extraordinary, non-recurring or unusual losses or expenses (including extraordinary, non-recurring or unusual losses on permitted sales or dispositions of assets and casualty events), (viii) all other non-cash charges that represent an accrual to the extent no cash is expected to be paid in the next twelve months (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), (ix) Permitted Management Fees paid during such period, (x) non-cash, restricted stock award charges, (xi) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP, (xii) severance packages payable in connection with the termination of the ten highest paid officers, directors or employees of Parent or any of its Consolidated Subsidiaries in an aggregate amount not to exceed $5,000,000 from the Closing Date until the date of determination, and (xiii) non-cash minority interest expense; minus (b) to the extent included in determining Consolidated Net Income, the sum of (i) extraordinary, non-recurring or unusual gains (including extraordinary, non-recurring or unusual income or gains on permitted sales or dispositions of assets and casualty events), (ii) all other non-cash income to the extent no cash is expected to be received in the next twelve months (excluding any such non cash item to the extent it represents the reversal of and accrual or reserve for potential cash item in any prior period), (iii) unrealized non-cash gains resulting from foreign currency balance sheet adjustments required by GAAP, and (iv) non-cash minority interest income.

“Advance” means a Revolving Loan made to Borrower by any Lender, pursuant to this Agreement.

“Affected Lender” has the meaning provided in Section 2.19(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Security Principles” means the principles set out in Annex XII.

“Agreement” means this Loan and Security Agreement (including all schedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or modified from time to time.

“Annualized Period” for any calculation on any date of determination, means the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence.

“Anti-Terrorism Laws” means any applicable laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the applicable laws comprising or implementing the Bank Secrecy Act, and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing applicable laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margins” means (I) prior to the Fourth Amendment Effective Date, the applicable margins set forth below as of the Closing Date and thereafter adjusted, as the case may be.

Applicable LIBOR Margin	2.00%
Applicable Prime Rate Margin	-0.65%
Applicable Unused Line Fee	0.25%
Applicable L/C Margin	2.00%

The Applicable Margins may be adjusted by reference to the following grid:

Average Excess Availability for Prior Quarter	Level of Applicable Margins:	Applicable LIBOR Margin	Applicable Prime Rate Margin	Applicable Unused Line Fee	Applicable L/C Margin
Less than or equal to $18,000,000	Level I	2.25%	-0.50%	0.25%	2.25%
Less than or equal to $33,000,000 but greater than $18,000,000	Level II	2.00%	-0.65	0.25%	2.00%
Greater than $33,000,000	Level III	1.75%	-0.75%	0.375%	1.75%

(II)	On and after the Fourth Amendment Effective Date, the applicable margins set forth below and thereafter adjusted, as the case may be.

Applicable LIBOR Margin	2.25%
Applicable Prime Rate Margin	1.00%
Applicable Unused Line Fee	0.75%
Applicable L/C Margin	2.25%

The Applicable Margins may be adjusted by reference to the following grid:

Average Excess Availability for Prior Quarter	Level of Applicable Margins:	Applicable LIBOR Margin	Applicable Prime Rate Margin	Applicable Unused Line Fee	Applicable L/C Margin
Less than or equal to $18,000,000	Level I	2.50%	1.25%	0.50%	2.50%
Less than or equal to $33,000,000 but greater than $18,000,000	Level I	2.25%	1.00%	0.75%	2.25%
Greater than $33,000,000	Level II	2.00%	0.75%	1.00%	2.00%

Adjustments in the Applicable Margins per the foregoing grid, commencing with the Agent’s receipt of the results of the quarter ending June 30, 2010, shall be implemented quarterly, on a prospective basis, but not prior to July 1, 2010, based on the average daily Excess Availability during the prior quarter effective on the first Business Day of the month following the receipt by Agent of the financial statements, compliance certificate and the Borrowing Base Certificate required to be delivered pursuant to Section 10.1 hereof and Item 17 of the Schedule for the last month of such prior quarter evidencing the need for an adjustment; provided however, that, downward adjustments in the Applicable Margins shall only be made so long as there is no Default in existence as of the date such adjustment would otherwise be made; provided further that, in the event any such deliveries are not made in a timely manner pursuant to the requirements of Section 10.1 hereof and Item 17 of the Schedule no adjustment shall be made until the first Business Day of the calendar month after receipt by Agent of such reports, and in the event an upward adjustment is required, then (i) such adjustment shall be effective retroactively to the first Business Day of the calendar month following the date on which such reports were required to be delivered by the Borrower pursuant to Section 10.1 hereof and Item 17 of the Schedule and (ii) any increase in the applicable amount owed by Borrower resulting from such retroactive increase shall be immediately due and payable. Concurrently with the delivery of such Borrowing Base Certificate, Borrower shall deliver to Agent a certificate, signed by a Financial Officer, setting forth in reasonable detail and calculated based on the average daily Excess Availability for the prior quarter the basis for the continuance of, or any change in, the Applicable Margins. If an Event of Default or a Default has occurred and is continuing at the time any reduction in the Applicable Margin is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default or a Default is waived or cured. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Agent determines that (a) the Excess Availability as calculated by the Borrower as of any applicable date was inaccurate and (b) a proper calculation of the average Excess Availability would have resulted in different pricing for any period, then (i) if the proper calculation of the average Excess Availability would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Lenders, promptly on demand by the Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the average Excess Availability would have resulted in lower pricing for such period, neither the Agent nor any Lender shall have any obligation to repay any interest or fees to the Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Excess Availability would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods, then the amount payable by the Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods; provided further, that if the Borrower in good faith determines that it has made an inadvertent error in the calculation of average daily Excess Availability for the fiscal quarter most recently ended and a corrected calculation of average daily Excess Availability for such fiscal quarter would entitle Borrower to a reduction in the Applicable Margin, so long as no Default or Event of Default has occurred and is continuing, Borrower may re-submit such calculation of average daily Excess Availability to Agent and the Applicable Margins shall be appropriately reduced one (1) Business Day after Agent accepts such revised calculation (which acceptance by Agent will not be unreasonably withheld or delayed).

“Approved Letters of Credit” has the meaning provided in Item 9 of the Schedule.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to any Person, in one transaction or a series of transactions, of all or any part of Parent’s or any of its Consolidated Subsidiaries’ assets.

“Authorizations” means all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from any Governmental Authority necessary in connection with the execution, delivery or performance of this Agreement and the other Loan Documents or in connection with the operation of the business of the Parent, the Borrower and the Consolidated Subsidiaries.

“Available Credit” means, with respect to the amount of Permitted Acquisitions, Capital Expenditures permitted under Section 11.19 or Investments in any Unrestricted Subsidiary permitted under Section 11.5(q) as at any date of determination (a) the sum of (i) the aggregate amount of net cash proceeds received by Parent or Holdings from the sale or issuance of Equity Interests (other than Disqualified Stock, the Equity Contribution and the net cash proceeds sale or issuance of Equity Interests in connection with the Specified Acquisition) during the period from the Closing Date to and including such date of determination plus (ii) the aggregate amount of net cash proceeds received by any Loan Party from the sale of its Equity Interests in the Unrestricted Subsidiaries or from any dividend or other distribution by an Unrestricted Subsidiary during the period from the Closing Date to and including such date of determination minus (b) the sum of (i) the aggregate amount of the Available Credit applied to make Permitted Acquisitions from the Closing Date and on or prior to such date of determination plus (ii) the aggregate amount of the Available Credit applied to make Capital Expenditures from the Closing Date and on or prior to such date of determination plus (ii) the aggregate amount of the Available Credit applied to make Investments in the Unrestricted Subsidiaries from the Closing Date and on or prior to such date of determination.

“Bank Product Obligations” means all obligations, liabilities and indebtedness owing to Agent, any Lender or any Related Party thereof in respect of cash management or related services, including controlled disbursement services, overdrafts and automated clearing house transfer of funds for the account of the Parent or any of its Domestic Consolidated Subsidiaries.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, 12 USC §§ 1730(d), 1829(b), 1951-1959 and 31 USCS §§ 5311 et seq, as same has been or shall hereafter be renewed, extended, amended or replaced from time to time.

“Bankruptcy Code” means Title 11, United States Code entitled “Bankruptcy”, as amended, or any successor federal bankruptcy law.

“Blocked Person” has the meaning provided in Section 5.29(b).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (i) in the case of a Person that is a limited partnership, the general partner or any committee authorized to act therefor, (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor,

(iii) in the case of a Person that is a limited liability company, the board of managers or members of such Person or such Person’s manager any committee authorized to act therefor and (iv) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

“Borrowing Base Certificate” means the Loan Request, Remittance and Reconciliation Report, together with all exhibits and schedules thereto in the form of Exhibit C attached hereto and made a part hereof (or in another form reasonably acceptable to the Agent).

“Borrower” means Merger Sub, which will be merged with and into WRCA upon the consummation of the Merger, with WRCA being the surviving corporation of such Merger.

“Borrowing Capacity” means, at the time of computation, the amount specified in Item 1 of the Schedule.

“Business Day” means a day other than a Saturday, Sunday, or other day on which banks are authorized or required to close under the laws of New York or the State.

“Capital Expenditures” means, for any Person in respect of any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows (if one were to be prepared) of such Person, provided that Capital Expenditures shall not include:

(a) expenditures made with the proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are reinvested or committed to be reinvested to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Consolidated Subsidiaries within 270 days of receipt of such proceeds (or, if committed to be so reinvested, actually reinvested within 365 days),

(b) interest capitalized during such period,

(c) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Parent, the Borrower or any Consolidated Subsidiary thereof) and for which neither the Parent, the Borrower nor any Consolidated Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period),

(d) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(e) Investments in respect of a Permitted Acquisition,

(f) the Transactions, and

(g) the purchase of property, plant or equipment made or committed to be made within 270 days of the sale of any asset to the extent purchased with the proceeds of such sale (or, if committed to be so made, actually made within 365 days).

“Capital Lease Obligations” of any Person means the obligations of such Person, which at the time any determination is to be made would, at that time, be required to be capitalized on a balance sheet of such Person under GAAP. The amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment or a penalty.

“Cayman Distributor” means WRCA Distributor (Cayman) Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Cayman Islands Share Pledge Agreement” means the Charge Over Shares dated as of the date hereof between Holdings and the Agent for the benefit of the Lenders pledging the Equity Interests of the Cayman Distributor.

“CFC” means a “controlled foreign corporation” under section 957 of the Code.

“Change in Control” means (a) at any time, the Borrower ceases, directly or indirectly, to be a Wholly-Owned Subsidiary of the Parent; (b) prior to such time as there shall have been consummated an Initial Public Offering, Sponsor ceases to beneficially own and control at least 51% on a fully diluted basis of the economic and voting Equity Interests of the Parent; (c) from and after the time that there shall have been consummated an Initial Public Offering, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) other than the Sponsor, of Equity Interests representing more than 35% on a fully diluted basis of the aggregate ordinary voting power for the election of directors of the Parent; (d) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent by Persons who were neither (i) nominated by the Board of Directors of the Parent, (ii) appointed by directors so nominated nor (iii) designated or nominated by the Sponsor; or (e) the occurrence of a “Change of Control”, “Change in Control” or similar occurrence under any Material Indebtedness of the Parent or any of the Consolidated Subsidiaries.

“Chinese Joint Venture” means WISCO WireCo Wire Rope Co., Ltd., a limited liability equity joint venture organized under the laws of the Peoples Republic of China pursuant to the joint venture contract between China Joint Venture Holding Company, a limited liability company incorporated under the laws of Hong Kong and Jiangbei Steel Processing and Logistics Co., Ltd., a limited liability company organized under the laws of the Peoples Republic of China.

“China Joint Venture Holding Company” means WRCA Hong Kong Holding Company Limited.

“Closing Date” means the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time.

“Collateral” means collectively all of the property of the Parent and the other Loan Parties subject to the Security Interest or upon which Agent has otherwise been granted a security interest under any Loan Document.

“Commencement Date” means the first day of a LIBOR Period with respect to any Euro Rate Loan.

“Commercial Tort Claims” means all commercial tort claims as defined in the UCC, and shall include those specified on Annex I, as such Annex may be updated from time to time.

“Commitment” means the commitment of each Lender to make its Pro Rata Share of Advances, or purchase participations in Letters of Credit, in the maximum amounts set forth next to each Lender’s name on Exhibit A hereto.

“Compliance Certificate” means the Compliance Certificate attached hereto in the form of Exhibit D attached hereto and made a part hereof.

“Condemnation” has the meaning given such term in Section 10.19.

“Consolidated Interest Expense” means, for any period, the sum (for the Parent, the Borrower and the Consolidated Subsidiaries determined on a consolidated basis without duplication in accordance with GAAP), of all interest expense (including imputed interest expense in respect of Capital Lease Obligations) for such period. For purposes of the foregoing, Consolidated Interest Expense shall be determined taking into account (i) any net income or expense of the Parent, the Borrower and the Consolidated Subsidiaries under Hedging Agreements, (ii) amortization of debt discounts, (iii) amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with Indebtedness to the extent included in interest expense, (iv) that portion of any payments and accruals with respect to Capital Lease Obligations allocable to interest expense, and (v) capitalized interest.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Parent and its Consolidated Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding (a) the income (or loss) of any Person (other than a Consolidated Subsidiary of the Parent) in which any other Person (other than the Parent or any of its Consolidated Subsidiaries or directors’ or other de minimis qualifying shares required under local law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent or any of its Consolidated Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Consolidated Subsidiaries or that Person’s assets are acquired by the Parent or any of its Consolidated Subsidiaries, (c) the income of any Consolidated Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions (in the case of Consolidated Subsidiaries of the Borrower) or Investments in the Borrower (in the case of Consolidated Subsidiaries of the Parent excluding the Borrower and its Consolidated Subsidiaries) of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary, except that the net income of any such Consolidated Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which actually has been or could have been distributed in cash (or any Investment that could be made in cash, as applicable) by such Consolidated Subsidiary during such period to (or in) the Borrower or another Subsidiary Loan Party of the Borrower as a dividend or (if such Consolidated Subsidiary is a Loan Party) other transfer (by loans, advances, intercompany transfers or otherwise) (subject, in the case of a dividend or other distribution or transfer which could have been made or transferred to another Consolidated Subsidiary, to the limitations contained in this clause (c) with respect to such Consolidated Subsidiary), (d) any non-cash adjustment required to adjust Consolidated Net Income from a first-in-first-out to a last-in-first-out basis shall be excluded, (e) any after tax gains or losses attributable to Asset Sales or returned surplus assets of any pension plan, and (f) the net income (or loss) of the Parent or any Consolidated Subsidiary of the Parent to the extent attributable to the receipt of proceeds from the sale or issuance of the Equity Interests of Unrestricted Subsidiaries or from any dividend or other distribution by an Unrestricted Subsidiary and (g) (to the extent not included in clauses (a) through (f) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Subsidiary” means any subsidiary of the Parent (other than any Unrestricted Subsidiary), unless otherwise specified to mean a subsidiary of another Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit” means any discount, allowance, credit, rebate, or adjustment granted by Borrower with respect to a Receivable, other than a cash discount described in Item 3 of the Schedule.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all payment obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services that would be shown as a long-term liability on the liability side of the balance sheet of such Person in accordance with GAAP, (e) all Debt of others secured by any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed (provided that if such obligations have not been assumed, the amount of such Debt included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Debt secured), (f) all Guarantees by such Person of Debt of others, (g) all Capital Lease Obligations of such Person, (h) except to the extent fully cash collateralized, all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) except to the extent fully cash collateralized, all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor. Notwithstanding any of the foregoing, Debt shall not include accrued expenses and deferred tax and other credits incurred by any Person in the ordinary course of business. The amount of any Debt outstanding as of any date will be: (1) the accreted value of the Debt, in the case of any Debt issued with original issue discount; and (2) the principal amount of the Debt, in the case of any other Debt.

“Default” means any Event of Default or any event that unless cured (if capable of being cured) or waived would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender that at such time owes any amount required to be paid by such Lender to Agent, L/C Issuer or any Lender pursuant to this Agreement or any Loan Document which has not been so paid, or any Lender who has failed to timely make available to Borrower or Agent or L/C Issuer, as applicable for the account of such Lender all or any portion of an Advance or any other payment required to be made by a Lender hereunder or any Lender that has notified in writing Borrower and/or Agent either of its failure to comply or that it does not intend to comply with its obligations under Sections 2.1 and 2.4.

“Disproportionate Advance” means any Advance made by a Lender wherein the amount advanced is not in accordance with such Lender’s Pro Rata share.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable for Indebtedness or Disqualified Stock; or (c) is redeemable at the option of the holder (other than solely for Qualified Stock) in each case on or prior to the 180th day following the Termination Date; provided, however, that (w) only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock, (x) if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Parent or the Consolidated Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased or redeemed by the Parent or any Consolidated Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination (whether by the employee, the Parent or a Consolidated Subsidiary), death or disability, (y) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock, and (z) any Equity Interests that would not constitute Disqualified Stock but for the provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “Change of Control” occurring prior to the 180th day following the Termination Date shall not constitute Disqualified Stock if the “asset sale” or “Change of Control” provisions applicable to such Equity Interests are not more favorable to the holders of such Equity Interests than the “asset sale” provisions and the “Change of Control” provisions, customarily contained in senior or senior subordinated notes of similar issuers issued under Rule 144A of the Securities Act of 1933.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Denominated Revolving Loan” means each Revolving Loan denominated in Dollars at the time of the incurrence thereof.

“Dollar Equivalent” means, as of any date of determination, (x) with respect to any Letter of Credit issued in a currency other than Dollars, an amount equal to one hundred five percent (105%) of the outstanding face amount of such Letter of Credit converted into Dollars at the spot rate at which the L/C Issuer or any of its Affiliates generally converts such currency into United States dollars for its (or their) own customers on such date and (y) with respect to any Euro Denominated Revolving Loan, an amount equal to the principal amount of all such Euro Denominated Revolving Loans converted into Dollars at the spot rate at which the Agent or any of its Affiliates generally converts such currency into United States dollars for its (or their) own customers on such date; provided that for purposes of (a) calculating Excess Availability, (b) determining compliance with Sections 2.1(a), 2.4(a), 8.1 and 8.6 and (c) calculating fees pursuant to Section 8.3 (except fees which are expressly required to be paid in a currency other than Dollars), the Dollar Equivalent of any amounts denominated in a currency other than Dollars shall be revalued on a monthly basis using the spot exchange rates therefor as quoted in Reuters ECB Page 37 (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Agent) on the last Business Day of each calendar month; provided, however, that at any time during a calendar month, if Excess Availability is less than $18,000,000 (for the purposes of the determination thereof, using the Dollar Equivalent as recalculated based on the spot exchange rate therefor as quoted in Reuters ECB Page 37 (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Agent) on the respective date of determination pursuant to this exception), then in the reasonable discretion of the Agent or at the request of the Requisite Lenders, the Dollar Equivalent shall be reset based upon the spot exchange rates on such date as quoted in the Reuters ECB Page 37 (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Agent), which rates shall remain in effect until the last Business Day of such calendar month or such earlier date, if any, as the rate is reset pursuant to this proviso. Notwithstanding anything to the contrary contained in this definition, (i) at any time that a Default or an Event of Default then exists, the Agent may revalue the Dollar Equivalent of any amounts outstanding under the Loan Documents in a currency other than Dollars in its reasonable discretion and (ii) no Default or Event of Default shall arise as a result of any limitation set forth in Dollars in this Agreement being exceeded solely as a result of changes in currency exchange rates from those applicable at the time or times any transaction was consummated in reliance on the exceptions in or provisions of this Agreement set forth in Dollars; provided that this sub-clause (ii) shall not prevent the occurrence of any Default or Event of Default arising solely out of the Borrower’s failure to comply with any provision in this Agreement requiring the Borrower to repay Advances or cash collateralize Letters of Credit because the sum of the outstanding Advances and the face amount of the outstanding Letters of Credit exceed the Borrowing Capacity.

“Domestic Consolidated Subsidiary” means any Consolidated Subsidiary of Parent (unless specified to mean a subsidiary of another Person) organized under the laws of the United States of America, any State or Commonwealth thereof or the District of Columbia.

“Eligible Consigned Inventory” means finished goods Inventory which has been consigned by Borrower to a consignee pursuant to an agreement in form and substance satisfactory to Agent and with respect to which Borrower has taken such steps as are reasonably required by Agent to protect Borrower’s ownership interest therein and Agent’s security interest therein and which otherwise satisfies all of the requirements set forth in the definition of the term “Eligible Inventory”, but for the fact that it is in the possession of a consignee.

“Eligible Distributor Inventory” means finished goods Inventory which is in the hands of a distributor of Borrower pursuant to an agreement in form and substance satisfactory to Agent and with respect to which Borrower has taken such steps as are reasonably required by Agent to protect Borrower’s ownership interest therein and Agent’s security interest therein and which otherwise satisfies all of the requirements set forth in the definition of the term “Eligible Inventory”, but for the fact that it is in the possession of a distributor of Borrower.

“Eligible Inventory” means all raw material and finished goods Inventory of Borrower in which the Agent for the benefit of the Lenders and itself as Agent has a first priority perfected security interest reduced by (i) any Inventory as to which a representation or warranty contained in Section 5.5 and 5.6 is not, or does not continue to be, true and accurate; (ii) any Inventory not denominated in U.S. Dollars or not located in the United States of America, unless otherwise provided in Item 4 of the Schedule; (iii) any Inventory which is dedicated to, identifiable with, or is otherwise specifically to be used in the manufacture of goods in respect of which Inventory, Borrower shall have received any progress or other advance payment which is or may be applied against any Receivable generated upon the sale, lease or license of any such goods; (iv) Inventory which is (a) work-in-process, (b) packaging or shipping materials, (c) goods used in connection with maintenance or repair of Borrower’s business, properties or assets, (d) spools, or (e) general supplies (but shall, for avoidance of doubt, shall include reels); (v) Inventory that is unmerchantable, or the sale or other disposition of which would contravene in any material respect any applicable laws or other governmental rules or regulations, but only if such contravention would have a material effect on the salability or value of such Inventory; (vi) “private label” Inventory, or Inventory bearing a servicemark, trademark or name of any Person other than Borrower, or with respect to which the use by Borrower or the manufacture or sale thereof by Borrower, is subject to any licensing, patent, royalty, trademark, tradename or copyright agreement of any other Person and Agent shall not be able to sell or otherwise dispose of such Inventory in accordance with Article 12; provided, that finished goods Inventory bearing the name “Awarco”, “American Wire Rope Company” or the red and yellow strand markers affiliated therewith which has been produced pursuant to a valid purchase order of Kulkoni, Inc. that has not been cancelled or terminated at any time outstanding shall not be subject to this exclusion; (vii) any Inventory which is otherwise unacceptable to the Agent, in its Reasonable Credit Judgment; (viii) Inventory that is (A) stored or located on property that is (1) leased to Borrower, or (2) owned or leased by a warehouseman that has contracted with Borrower to store such Inventory, or (B) stored with or otherwise in the possession of a bailee, provided that, such Inventory shall not be excluded if (1) Borrower shall have delivered to Agent an acceptable Lien Waiver Agreement, (2) Agent has given its prior consent thereto, or (3) reserves have been established with respect thereto, in an amount (on an aggregate basis for all Inventory from time to time so located or possessed) not to exceed the greater of (a) in the case of Inventory located in a warehouse or leased facility, the greater of (x) an amount equal to the amount which would have to be paid to such claimant in order to obtain a release of any Permitted Lien held by such claimant, or (y) an amount equal to sixty (60) days’ rent or storage fee for the warehouses or facilities on or at which the applicable Inventory is located or (b) in the case of Inventory otherwise in the possession of a bailee, the amount necessary to complete any work being performed on such Inventory and/or to obtain a surrender of the Inventory to the possession of Borrower or Agent, or, in any such case under this clause (3), such lesser amount as may be approved by Agent; and (ix) any Inventory subject to a consignment arrangement or distribution arrangement for which the Agent has not received satisfactory evidence of all appropriate consignment filings and notifications.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or final and legally enforceable agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources or the management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, (including any liability for damages, costs of environmental investigation and remediation, natural resource damages, fines, penalties or indemnities), of the Parent or any Consolidated Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means (i) the capital contribution of an aggregate amount of not less than $160,000,000 in cash to the common Equity Interests of Holdings by the Sponsor and other investors and (ii) the rollover of up to an aggregate of $8,000,000 of existing Equity Interests of the Management Investors into common equity of U.S. Holdings and Holdings.

“Equity Documents” means the documents entered into in connection with the Equity Contribution.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person and any options warrants or other rights to acquire such Equity Interests, but excluding any debt securities convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any other Consolidated Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice of termination of any Plan or Plans or any notice of appointment of a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Parent or any of its ERISA Affiliates of any Withdrawal Liability; (g) the incurrence by the Parent or any of its ERISA Affiliates of any liability to a Plan subject to Section 4063 of ERISA as a result of a complete or partial withdrawal from such Plans; (h) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA or (i) there exists any fact or circumstance that would reasonably be expected to result in the imposition of Lien or security interest under Section 430 of the Code or under ERISA.

“Euro Denominated Revolving Loan” means each Revolving Loan denominated in Euros at the time of the incurrence thereof.

“Euro Rate Loan” means each LIBOR Rate Loan and each Euro Denominated Revolving Loan.

“Euro Revolving Loan Sublimit” means, €20,000,000.

“Euros” and the designation “€” shall mean the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty (expressed in euros).

“Event of Default” means an Event of Default or Events of Default as defined in Section 12.1.

“Excess Availability” means as of any date of determination (a) the lesser of (x) the Maximum Amount then in effect, or (y) the sum of (i) the amount of the Receivables Borrowing Base, plus (ii) the lesser of (I) the Inventory Sublimit and (II) the amount of the Inventory Borrowing Base, plus (iii) the percentage of the of the face amount of Approved Letters of Credit from time to time in effect as set forth in Item 9 of the Schedule minus (b) (x) all outstanding Advances and all exposure with respect to Letters of Credit (inclusive of the Dollar Equivalent of all Euro Denominated Revolving Loans and all Letters of Credit denominated in a currency other than Dollars), plus (y) all amounts due and owing to Borrower’s trade creditors which are outstanding beyond normal trade terms (unless such payable is subject to a good faith dispute with such trade creditor), except to the extent the past due amount is consistent with past practices (and in any event at least thirty (30) days past due).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Accounts” means (a) deposit accounts used solely to fund payroll and payroll taxes and (b) one or more accounts of Loan Parties that in the aggregate for all accounts under this clause (b) do not hold more than $5,000,000 for any consecutive 30 day period after the Closing Date.

“Excluded Taxes” has the meaning given such term in Section 2.13(a).

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Facility” means that certain Third Amended and Restated Loan and Security Agreement dated as of June 17, 2005 by and among the Borrower, certain subsidiaries of the Borrower party thereto, HSBC Business Credit (USA) Inc., as agent, and the other financial institutions party thereto.

“Extension” means the granting to an Account Debtor of additional time within which such Account Debtor is required to pay a Receivable.

“Federal Funds Rate” means for any period, a fluctuating per annum interest rate equal, for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions obtained by Agent from three Federal funds brokers of recognized standing selected by Agent.

“Fee Letter” means that certain fee letter dated as of the Closing Date by and among Agent, Merger Sub and US Holdings.

“Fifth Amendment” means that certain Fifth Amendment to Loan and Security Agreement dated as of May __, 2011, among the Borrower, certain Loan Parties listed on the signature pages thereto, Agent and Lenders.

“Fifth Amendment Effective Date” means the date of satisfaction of the conditions referred to in Section II of the Fifth Amendment.

“Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of the Borrower, Holdings or Parent, as applicable.

“Flood Hazard Property” means any Mortgaged Property, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Fourth Amendment” means that certain Fourth Amendment to Loan and Security Agreement dated as of May 3, 2010, among the Borrower, certain Loan Parties listed on the signature pages thereto, Agent and Lenders.

“Fourth Amendment Effective Date” means the date of satisfaction of the conditions referred to in Section II of the Fourth Amendment.

“Foreign Consolidated Subsidiary” means any Consolidated Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fortis Line of Credit” means that certain working capital revolving credit facility agreement signed and countersigned as of September 11 and 26, 2007, among Casar Drahtseilwerk Saar GmbH, Fortis Banque Luxembourg, S.A. and the other parties thereto from time to time.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means the Parent and each of its subsidiaries.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other payment obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other payment obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other payment obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee Agreement” means the Guarantee Agreement dated as of the date hereof made by Holdings and the Subsidiary Loan Parties in favor of the Agent for the benefit of the Lenders and the L/C Issuer.

“Hazardous Materials” means all radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all chemicals, materials, pollutants, contaminants, substances or wastes of any nature prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate, interest rate swap, cap or collar agreements, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by Parent or any Consolidated Subsidiary in the ordinary course of business (and not for speculative purposes) in order to protect against fluctuations in interest rates, currency exchanges, or commodity prices.

“Holdings” means WireCo WorldGroup Limited (formerly known as WRCA (Cyprus) Holdings Limited), a company organized under the laws of the Republic of Cyprus, and its successors in interest.

“HSBC Payment Account” means the special bank account maintained in the name of the Agent to which payments on Receivables and other payments from sales, leases or licenses of Inventory, and, to the extent permitted under the Intercreditor Agreement, other Collateral, are credited in certain circumstances. There is an HSBC Payment Account if so indicated in Item 8 of the Schedule.

“Indebtedness” means the Debt secured by the Security Interest and described in Section 4.3.

“Ineligible Receivables” means the following described Receivables of the Borrower and any other Receivables of the Borrower which are not reasonably satisfactory to the Agent in its Reasonable Credit Judgment:

(i) Any Receivable which has remained unpaid for more than the number of days specified in Item 4 of the Schedule or any Receivable which is subject to any defense, setoff or counterclaim.

(ii) Any Receivable with respect to which a representation or warranty contained in Sections 5.4, 5.6 and 5.7 is not, or does not continue to be, true and accurate, including, without limitation, any Receivable subject to a setoff.

(iii) Any Receivable with respect to which Borrower has extended the time for payment without the consent of the Agent, except as is ordinary in the usual course of the Borrower’s business as heretofore conducted.

(iv) Any Receivable as to which any one or more of the following events occurs: an Account Debtor shall die or be judicially declared incompetent; a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect, shall be filed by or against an Account Debtor; an Account Debtor shall make any general assignment for the benefit of creditors; a receiver or trustee, including, without limitation, a “custodian,” as defined in the Bankruptcy Code, shall be appointed for an Account Debtor or for any of the assets of an Account Debtor; or any other type of insolvency proceeding with respect to an Account Debtor (under the bankruptcy laws of the United States or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, an Account Debtor shall be instituted; an Account Debtor shall generally fail to pay its debts as they become due; or an Account Debtor shall cease doing business as a going concern.

(v) All Receivables owed by an Account Debtor owing Receivables classified as ineligible under any criterion set forth in any of subclauses (i) through (iv) of this definition, if the outstanding dollar amount of such Receivables constitutes a percentage of the aggregate outstanding dollar amount of all Receivables owed by such Account Debtor equal to or greater than the percentage specified in Item 5 of the Schedule.

(vi) All Receivables owed by an Account Debtor which is not organized under the laws of the United States or any state, unless otherwise specified in Item 6 of the Schedule.

(vii) All Receivables owed by an Account Debtor if Borrower or any Person which directly or indirectly controls Borrower, either owns in whole or material part, or directly or indirectly controls, such Account Debtor.

(viii) Any Receivable arising from a consignment or other arrangement, pursuant to which the subject Inventory is returnable if not sold or otherwise disposed of by the Account Debtor; any Receivable constituting a partial billing under terms providing for payment only after full shipment or performance; any Receivable arising from a bill and hold sale or in connection with any prebilling where the Inventory or services have not been delivered, performed, or accepted by the Account Debtor if the Agent has not entered into a satisfactory written agreement with such Account Debtor relating to such Receivables; and any Receivable as to which the Account Debtor contends the balance reported by Borrower is incorrect or not owing.

(ix) Any Receivable which is unenforceable against the Account Debtor for any reason.

(x) Any Receivable which is an Instrument, Document, or Chattel Paper or which is evidenced by a note, draft, trade acceptance, or other instrument for the payment of money where such Instrument, Document, Chattel Paper, note, draft, trade acceptance, or other instrument is not on terms acceptable to Agent and has not been endorsed and delivered by Borrower to the Agent.

(xi) Any Receivable or Receivables owed by an Account Debtor which exceeds any reasonable credit limit established by the Agent in its Reasonable Credit Judgment for such Account Debtor; provided that such Receivable or Receivables shall be ineligible only to the extent of such excess.

(xii) Any Receivable owed by a Governmental Authority, unless there has been compliance with the federal assignment of claims act or any similar state or local statutes, to the satisfaction of the Agent.

(xiii) All Receivables owed by an Account Debtor for which Borrower has accepted a note or other instrument with respect to any Receivable owed by such Account Debtor in accordance with Section 9.5.

(xiv) Receivables due from an Account Debtor to the extent that such Receivables exceed in the aggregate an amount equal to twenty percent (20%) of the aggregate of all Receivables of the Borrower, taken as a whole, at said date;

“Initial Public Offering” means an underwritten public offering of the Equity Interests of the Parent or Holdings which generates net cash proceeds of at least $75,000,000.

“Initial Term” has the meaning set forth in Item 31 of the Schedule.

“Intercompany Subordination Agreement” means an intercompany subordination agreement between the Loan Parties and the Agent.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date among Loan Parties, Agent and the Term Loan Agent, as amended, modified or supplemented from time to time.

“Inventory” means inventory, as defined in the UCC, and in any event shall include returned or repossessed Goods but shall be limited to Collateral (except for purposes of Section 4.1).

“Inventory Borrowing Base” means, at the time of computation, an amount up to the percentages specified in Item 2 of the Schedule of the U.S. Dollar value of Eligible Inventory, Eligible Consigned Inventory and Eligible Distributor Inventory in which the Agent for the benefit of the Lenders and itself as Agent has a first priority perfected security interest, such dollar value to be calculated at the lower of the Borrower’s prevailing standard cost (determined on a basis consistent with past practices) or market value and accounted for in the manner specified in Item 7 of the Schedule, less the amount of any reserves established by the Agent in accordance with Section 2.1.

“Inventory Reliance Amount” means, on any date of determination, (a) the sum of (i) the principal amount of all outstanding Advances (inclusive of the Dollar Equivalent of all Euro Denominated Revolving Loans) plus (ii) all exposure with respect to Letters of Credit (inclusive of the Dollar Equivalent of all Letters of Credit denominated in a currency other than Dollars), less (b) the Receivables Borrowing Base.

“Inventory Sublimit” means at any time of determination $42,000,000.

“Investment” means the acquisition of (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, the making of any loans or advances to or capital contributions in, the Guarantee of any obligations of, or the purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

“Invoice” means any document or documents used, or to be used, to evidence a Receivable.

“Lender” means any person or entity defined on the cover page of this Agreement as such and any successors or permitted assigns of such Lender and, collectively, shall be referred to herein as the “Lenders”.

“Letter Of Credit” means any documentary or standby letter of credit issued by the L/C Issuer pursuant to Section 2.4 of this Agreement.

“Letter Of Indemnity” means any indemnity issued by L/C Issuer relating to goods covered by a Letter of Credit pursuant to which L/C Issuer will hold a carrier named by Borrower harmless by reason of such carrier’s releasing such goods without surrender to the carrier of the endorsed transport document covering the shipment of such goods.

“L/C Issuer” means HSBC Bank USA, National Association, as the issuer of letters of credit issued by it for account of Borrower (on behalf of Borrower or any Consolidated Subsidiary) subject to Section 2.4 of this Agreement.

“L/C Sublimit” means the amount available for documentary or standby letters of credit as set forth in Item 9 of the Schedule.

“LIBOR Breakage Fee” as defined in Section 2.8 of this Agreement.

“LIBOR Interest Determination Date” means a Business Day which is the second full Business Day preceding the first Business Day of such LIBOR Period.

“LIBOR Period” means a one (1) month, two (2) month, three (3) month or six (6) month period selected by Borrower pursuant to Section 2.5 of this Agreement; provided that, no LIBOR Period shall end on a day that is after the Termination Date.

“LIBOR Rate” means the rate of interest per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, on a LIBOR Interest Determination Date, for deposits in Dollars or Euros, as applicable, with a term equivalent to such LIBOR Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Euro Rate Loan for such Interest Period shall be the rate per annum at which deposits in Dollars or Euros, as applicable, for delivery on the first day of such LIBOR Period in same day funds in the approximate amount (and currency) of the Euro Rate Loan being made, continued or converted by the Agent and with a term equivalent to such LIBOR Period would be offered by the principal London office of HSBC Bank USA, N.A. to major banks in the London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) on a LIBOR Interest Determination Date; provided, however, that notwithstanding the foregoing, the LIBOR Rate shall at no time be less than 1.75% per annum.

“LIBOR Rate Loan” means any portion of a Dollar Denominated Revolving Loan bearing interest at a rate per annum equal to the sum of the LIBOR Rate plus the Applicable LIBOR Margin.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Lien Waiver Agreement” means an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Loan Account” means one or more deposit accounts of Borrower established with HSBC Bank USA, National Association, successor by merger to HSBC Bank USA, into which the proceeds of Advances shall be deposited.

“Loan Documents” means this Agreement, the Pledge Agreements, the Guarantee Agreement, the Intercreditor Agreement, the Mortgages and all other documents, including, without limitation, collateral documents, letter of credit agreements, notes, fee letters, acceptance credit agreements, security agreements, pledges, guaranties, mortgages, title insurance, assignments, and subordination agreements and intercreditor agreements required to be executed by Borrower, or any Loan Party pursuant hereto or in connection therewith, in each case, as amended, modified or supplemented from time to time.

“Loan Party” means any Person who has executed and delivered, or who in the future may execute and deliver, to the Agent any agreement, instrument, or document, pursuant to which such Person has guaranteed to the Agent for the benefit of itself and the Lenders the payment of the Indebtedness or has granted the Agent for the benefit of itself and the Lenders a security interest in or Lien on some or all of the Person’s real or personal property to secure the payment of the Indebtedness.

“Luxembourg Equity Arrangements” means the arrangements described on Annex II hereto.

“LuxFinCo” means WRCA Finance (Luxembourg) S. à r.l., a société à responsabilité limitée organized under the laws of Luxembourg.

“LuxFinCo-U.S. Holdings Note” means the intercompany note evidencing the Debt of U.S. Holdings to LuxHoldCo.

“LuxFinCo Share Pledge Agreement” means the Luxembourg Share and PEC Pledge Agreement dated as of the date hereof between LuxHold Co and the Agent for the benefit of the Lenders pledging the Equity Interests of LuxFinCo.

“LuxHoldCo” means WRCA (Luxembourg) Holdings S.a r.l., a société à responsabilité limitée organized under the laws of Luxembourg.

“LuxHoldCo Share Pledge Agreement” means the Luxembourg Share and PEC Pledge Agreement dated as of the date hereof between Holdings and the Agent for the benefit of the Lenders pledging the Equity Interests of LuxHoldCo.

“LuxSub” means WRCA (Luxembourg) S.a r.l., a société à responsabilité limitée organized under the laws of Luxembourg.

“LuxSub Share Pledge Agreement” means the Luxembourg Share Pledge Agreement dated as of the date hereof between LuxHoldCo and the Agent for the benefit of the Lenders pledging the Equity Interests of LuxSub.

“Management Agreement” means the letter agreement regarding certain fees payable to Sponsor, among the Borrower, Holdings and the Sponsor, as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date.

“Management Investors” means the natural persons being the current or former members of management, officers and employees of the Parent and/or its Consolidated Subsidiaries who have been, are or become investors in the Parent.

“Mandatory Costs” means the cost to each Lender of compliance with any reserve asset requirements of the European Central Bank for any category of deposits or liabilities customarily used to fund loans in Euros, to the extent such cost is incurred or suffered and not compensated under Section 2.11.

“Material Adverse Effect” means (a) on the Closing Date, any change or condition that would constitute a “Material Adverse Effect”, as defined in the Merger Agreement and (b) thereafter, a material adverse effect on (i) the business, assets, results of operations, properties or financial condition of the Parent, the Borrower and the Consolidated Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any material Loan Document or (iii) the rights of or benefits available to the Lenders under any material Loan Document.

“Material Indebtedness” means Debt (other than the Advances and any intercompany Debt among Loan Parties), or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent, the Borrower and the Consolidated Subsidiaries in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent, the Borrower or any Consolidated Subsidiary in respect of any Hedging Agreement at any time shall be the aggregate net amount (giving effect to any netting agreements) that the Parent, the Borrower or such Consolidated Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Real Property” means (a) all Mortgaged Property, and (b) all Owned Real Property of a Loan Party (other than any Loan Party organized and/or incorporated under the laws of the European Union or any member state thereof or the laws of any other European jusrisdiction) with a fair market value in excess of $1,000,000, as determined in good faith by the Borrower.

“Material Subsidiary” means any Consolidated Subsidiary (a) which has total revenues equal to or greater than 3% of the total revenues of the Parent and its Consolidated Subsidiaries on a consolidated basis, or (b) for which the fair market value of its assets is equal to or greater than 3% of the total assets of the Parent and its Consolidated Subsidiaries on a consolidated basis, or (c) which has Adjusted EBITDA equal to or greater than 3% of the total Adjusted EBITDA of the Parent and its Consolidated Subsidiaries on a consolidated basis.

“Maximum Amount” means $66,000,000.

“Merger” means the merger of Merger Sub with and into WRCA, which shall occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware on the Closing Date and pursuant to which, WRCA shall be the surviving corporation and shall assume, by operation of law, all obligations of CMS.

“Merger Documents” means (i) the Agreement and Plan of Merger dated as of November 2, 2006 by and among the stockholders of WRCA, WRCA, Merger Sub and US Holdings and (ii) all articles of merger and certificates related thereto .

“Merger Sub” means Closer Merger Sub Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each of the mortgages, deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Loan Party to Agent, on behalf of Agent and Lenders, with respect to a Mortgaged Property, all in form and substance reasonably satisfactory to Agent.

“Mortgaged Properties” has the meaning set forth in Section 3.4(b) of this Agreement, and after the Closing Date, any New Mortgaged Property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA to which the Borrower, Parent or any Consolidated Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made, been required to make, or been required to accrue, an obligation to make contributions.

“New Mortgaged Property” has the meaning set forth in Section 10.25(b)(ii).

“New Senior Notes (Issued 2010)” means senior unsecured notes issued by the Borrower on the Fourth Amendment Effective Date and related Guarantees and any refinancings, refundings, renewals, extensions or replacements thereof; provided that (a) such Debt matures after, and does not require any scheduled amortization or other scheduled payments of principal, sinking fund payments, repurchases or redemptions of principal prior to, the maturity date of the Revolving Loans (it being understood that such Debt may have customary mandatory prepayment, repurchase or redemption provisions), (b) both immediately prior and after giving effect to the incurrence thereof, (x) no Default shall exist or result therefrom and (y) Parent will be in compliance with the covenants set forth in Section 11.12, and (c) no Subsidiary of Parent that is not a Loan Party shall guarantee such New Senior Notes (Issued 2010).

“New Senior Notes (Issued 2011)” means the 9.5% Senior Unsecured Notes due 2017 issued by the Borrower on the Fifth Amendment Effective Date and related Guarantees and any refinancings, refundings, renewals, extensions or replacements thereof; provided that (a) such Debt matures after, and does not require any scheduled amortization or other scheduled payments of principal, sinking fund payments, repurchases or redemptions of principal prior to, the maturity date of the Revolving Loans (it being understood that such Debt may have customary mandatory prepayment, repurchase or redemption provisions), (b) both immediately prior and after giving effect to the incurrence thereof, (x) no Default shall exist or result therefrom and (y) Parent will be in compliance with the covenants set forth in Section 11.12, and (c) no Subsidiary of Parent that is not a Loan Party shall guarantee such New Senior Notes (Issued 2011).

“New Senior Notes Net Proceeds Amount” means the aggregate cash proceeds of New Senior Notes (Issued 2010) after giving effect to the related redemption of any Senior Notes, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Non-Excluded Taxes” has the meaning given such term in Section 2.13(a).

“Organizational Documents” means (i) with respect to a corporation, its certificate or articles of incorporation and by-laws; (ii) with respect to a partnership, its partnership certificate and partnership agreement; and (iii) with respect to a limited liability company, its articles or certificate of formation and its operating or management agreement, and, with respect to any of them, any other document required to be filed with public authorities to evidence or establish authority to conduct business.

“Owned Real Property” means each parcel of owned real property listed on Annex III.

“Parent” means WireCo WorldGroup (Cayman) Inc., an exempted company organized under the laws of the Cayman Islands.

“Parent Entity” means, the Parent and any Consolidated Subsidiary of the Parent existing on the Closing Date (other than the Borrower and its Consolidated Subsidiaries).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition, to the extent such acquisition occurs after the Closing Date, of all of the shares or other Equity Interests in, or substantially all of the assets of, a Person or division or line of business of a Person, if immediately after giving effect thereto:

(a) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions related thereto shall be consummated in accordance with applicable law;

(c) such acquired or newly formed corporation, partnership, association or other business entity shall become a Wholly Owned Subsidiary of the Parent that is either a Loan Party or a Foreign Consolidated Subsidiary of the Borrower and all actions required to be taken at such time, if any, with respect to such acquired or newly formed Consolidated Subsidiary under Section 10.24 shall have been taken at such time;

(d)(i) at least five (5) Business Days prior to such proposed acquisition, the Agent shall have received a certificate of a Financial Officer to the effect that, after giving effect to such acquisition or formation, (A) no Default or Event of Default shall have occurred and be continuing, (B) the Parent and its Consolidated Subsidiaries shall have demonstrated a Senior Secured Leverage Ratio on a Pro Forma Basis of no greater than 2.75 to 1:00, (C) the Parent and its Consolidated Subsidiaries shall have demonstrated a Total Leverage Ratio on a Pro Forma Basis of no greater than 5.25 to 1:00, together with (x) calculations in form and detail reasonably satisfactory to the Agent demonstrating such compliance and (y) all relevant financial information for such subsidiary or assets reasonably requested by the Agent, (D) such acquisition shall be accretive to Parent’s Adjusted EBITDA on a Pro Forma Basis for the four-fiscal quarter period most recently ended prior to the date of such acquisition; and (E) the sum of (1) Excess Availability after giving effect to such proposed acquisition plus (2) all cash and Permitted Investments of the Parent and its Consolidated Subsidiaries shall not be less than $18,000,000; and (ii) any acquired or newly formed Consolidated Subsidiary shall not be liable for any Debt (except for Debt permitted by Section 11.2); and

(e) no Inventory or Receivables acquired by the Borrower pursuant to a Permitted Acquisition shall be eligible to be included in the calculation of Borrowing Capacity until Agent performs satisfactory due diligence (including, without limitation, a field exam and inventory appraisal) and obtains a first priority perfected security interest in such assets; provided that (i) Agent agrees to use its reasonable best efforts to complete any field exam prior to the closing of such Permitted Acquisition to the extent Agent was given adequate prior notice of such Permitted Acquisition (and to the extent such field exam is completed prior to the closing of such Permitted Acquisition, the Inventory and Receivables will be eligible to be included in the calculation of Borrowing Capacity), (ii) Agent agrees to use commercially reasonable efforts to complete any appraisal of acquired Inventory within ninety (90) days of the closing date of the relevant Permitted Acquisition and (iii) Agent’s reasonable expenses in connection with any field exam or appraisal conducted by the Agent in connection with a Permitted Acquisition shall be paid or reimbursed by the Borrower and shall not apply towards any limitation on field exams or appraisals contained in Section 8.4 hereof.

“Permitted Additional Indebtedness” means Debt of the Borrower (which may be guaranteed by the Loan Parties, as the case may be), provided that (a) such Debt shall be unsecured, (b) no scheduled payments of principal, prepayments, redemptions or sinking fund or like payments on the principal of such Debt shall be required prior to the 180th day following the Termination Date (it being under stood that such Debt may have customary mandatory prepayment, repurchase or redemption provisions), (c) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Debt or would result therefrom and (d) the proceeds of such

Debt are applied to finance one or more Permitted Acquisitions and other Investments permitted hereunder; provided that no more than 25% of the outstanding principal amount of such Permitted Additional Indebtedness at any time may be used for Investments that are not Permitted Acquisitions.

“Permitted Encumbrances” means (a) all matters excepted on any owner’s or lender’s title insurance policy delivered in connection with any Mortgages, any state of facts an inspection or accurate survey would disclose on the Closing Date or the date of acquisition of such property, and (b) other survey exceptions, easements, rights-of-way, restrictions (including zoning restrictions and ordinances), regulations, variances, reservations, declarations, conditions, restrictions, covenants, licenses, water rights, plats, planning, development and subdivision restrictions, encroachments, protrusions and other charges, encumbrances, and defects in or exceptions to title on or with respect to any real property, in each case whether now or hereafter in existence, not securing Debt (unless such Debt is permitted under this Agreement), and (c) with respect to matters of the type in (b) which first exist or occur after the Closing Date, or the date of acquisition of such property, with respect to the property in question, not (i) individually or in the aggregate materially impairing the value of such real property or (ii) individually or in the aggregate materially impairing the use of such real property in the operation of the business of the Loan Parties.

“Permitted First Priority Term Loan Refinancing Debt” means any secured Debt (including any Registered Equivalent Notes) incurred by any Loan Party in the form of one or more series of senior secured notes or loans; provided that (i) such Debt is secured (x) on a second priority (or other junior priority) basis to the liens securing the Indebtedness with respect to ABL Priority Collateral and (y) on a pari passu basis (but without regard to the control of remedies) with the Obligations (as defined in the Term Loan/Euro RCF Agreement) and under security documents substantially similar to the Security Documents (as defined in the Term Loan/Euro RCF Agreement) and is not secured by any property or assets of Parent, Borrowers or any Subsidiary other than the collateral securing the Obligations (as defined in the Term Loan/Euro RCF Agreement), (ii) such Debt constitutes Refinancing Indebtedness, (iii) such Debt is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Loan Parties (as defined in the Term Loan/Euro RCF Agreement) and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Debt than the terms of the Guarantee Agreement, and (iv) the holders of such Debt (or their representative) and Agent shall be party to the Intercreditor Agreement (or an intercreditor agreement no less favorable to the Agent and Lenders than the Intercreditor Agreement).

“Permitted Investments” means:

(a) securities issued by or direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, credit ratings of at least A-2 by S&P or P-2 by Moody’s;

(c) investments in certificates of deposit, Eurodollar time deposits, banker’s acceptances and time deposits maturing within 360 days from the date of acquisition thereof (A) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any Lender or (ii) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 or a foreign bank that has a combined capital and surplus and undivided profits of not less than $125,000,000 or (B) rated at least A by S&P or A2 by Moody’s as of the date of acquisition;

(d) repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s, as of the date of acquisition;

(f) money market mutual or similar funds that invest primarily in assets satisfying the requirements of clauses (a) through (e) of this definition;

(g) money market funds that (1) (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000, in each case, such requirements being measured or calculated as of the date of the acquisition of or investment in such Permitted Investment, or (2) 95% of which constitute Permitted Investments of the kinds described in clauses (a) through (d) and (j) of this definition;

(h) asset backed securities having ratings of at least AAA by S&P or Aaa by Moody’s, as of the date of acquisition;

(i) auction rate securities, corporate bonds, medium term notes and euro notes issued by foreign or domestic entities having ratings of at least A by S&P or A2 by Moody’s, as of the date of acquisition;

(j) United States dollars;

(k) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition; and

(l) in the case of any Consolidated Subsidiary organized or having its principal place of business outside of the United States, investments made in the ordinary course of business denominated in the currency of the jurisdiction in which such Consolidated Subsidiary is organized or has its principal place of business which are similar to the items specified in clause (c) and (j).

“Permitted Junior Debt Conditions” means that such applicable debt (i) is not scheduled to mature prior to the date that is 180 days after the Latest Maturity Date (as defined in the Term Loan/Euro RCF Agreement), (ii) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the Latest Maturity Date (as defined in the Term Loan/Euro RCF Agreement) at the time such Debt is incurred and (iii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Loan Parties and the terms of such guarantee shall be no more favorable to the holders of such Debt than the terms of the Guarantee Agreement.

“Permitted Liens” means:

(a) Liens imposed by law for Taxes, assessments, or governmental charges that are not yet due or are being contested in compliance with Section 5.11;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law and landlords’ liens, in each case, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;

(c) pledges and deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (and Liens to secure bonds or letters of credit issued for such purpose);

(d) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds or deposits and other obligations of a like nature, in each case in the ordinary course of business (and Liens to secure bonds or letters of credit issued for such purpose);

(e) judgment liens in respect of judgments, decrees, awards or attachments that do not constitute an Event of Default under clause (h) of Section 12.1;

(f) Permitted Encumbrances;

(g) Liens existing on the date hereof and listed on Annex IV hereof and renewals, extensions and replacements thereof; provided that (i) the property covered thereby is not changed (other than improvements and accessions to, or replacements of, such property or proceeds or distributions thereof), (ii) the obligations secured thereby shall not be increased (other than to include accrued and unpaid interest, premiums, and fees, costs and expenses related thereto), and (iii) any renewal or extension of any Debt secured thereby is permitted by Section 11.2(a)(viii) or (xiv);

(h) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods; and

(i) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Parent, the Borrower, or any Consolidated Subsidiary, including rights of offset and set-off.

“Permitted Management Fees” means any regular management fees (for purposes of this definition, the “fees”), expense reimbursements and indemnification payments payable to Sponsor in the amounts and at the times specified in the Management Agreement; provided that (x) in no event shall the fees exceed, during any fiscal year, the greater of (A) $1,500,000 and (B) 2% of the projected Adjusted EBITDA of the Parent and its Consolidated Subsidiaries for the following fiscal year as budgeted by management and approved by the Board of Directors of the Parent, and (y) any fees not paid to Sponsor in any fiscal year may be carried forward and paid in the following two fiscal years.

“Permitted Second Priority Term Loan Refinancing Debt” means secured Debt (including any Registered Equivalent Notes) incurred by any Loan Party in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Debt is secured by the Collateral on a (x) second priority (or other junior priority) basis to the liens securing the Indebtedness with respect to ABL Priority Collateral and (y) on a pari passu basis (with regard to control of remedies) with the Indebtedness with respect to all other Collateral securing the Indebtedness and, in either case, under security documents substantially similar to the Security Documents (as defined in the Term Loan/Euro RCF Agreement) and the obligations in respect of any Permitted First Priority Term Loan Refinancing Debt and is not secured by any property or assets of Parent, Borrowers or any Subsidiary other than the Collateral securing the Obligations (as defined in the Term Loan/Euro RCF Agreement), (ii) such Debt constitutes Refinancing Indebtedness (provided, that such Debt may be secured by a Lien on the Collateral described in clause (i) of this proviso, notwithstanding any provision to the contrary contained in the definition of “Refinancing Indebtedness”), (iii) the holders of such Debt (or their representative) and Agent shall be party to the Second Lien Intercreditor Agreement and the Intercreditor Agreement and (iv) such Debt meets the Permitted Junior Debt Conditions.

“Permitted Sponsor Transaction Expenses” means Transaction Expenses payable to the Sponsor; provided that with respect to any advisory fee (not including any expense reimbursement) in excess of 1.0% of the applicable transaction value, the Parent, Holdings or the Borrower shall have received a fairness opinion regarding such fee from a recognized independent outside firm and the Board of Directors of the Parent or Holdings shall have approved such fee.

“Permitted Unsecured Term Loan Refinancing Debt” means unsecured Debt (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Debt (i) constitutes Refinancing Indebtedness and (ii) meets the Permitted Junior Debt Conditions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (ii) sponsored and maintained (at the time of determination or at any time within the six years prior thereto) by the Borrower or any ERISA Affiliate, and (iii) in respect of which the Borrower or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4064 or 4069 of ERISA be determined to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means the U.S. Pledge Agreement, Cayman Islands Share Pledge Agreement, LuxFinCo Share Pledge Agreement, LuxHoldCo Share Pledge Agreement, LuxSub Share Pledge Agreement and any other pledge agreement entered into after the Closing Date by the Parent, the Borrower or any Subsidiary Loan Party.

“Prepayment Premium” as set forth in Item 33 of the Schedule.

“Pre-Settlement Determination Date” has the meaning set forth in Section 2.17 of this Agreement.

“Prime Rate” means the rate of interest publicly announced by HSBC Bank USA, National Association from time to time at its principal office in New York as its prime rate and is a base rate for calculating interest on certain loans; provided, however, that notwithstanding the foregoing, the Prime Rate shall at no time be less than 2.75% per annum. On any day that Prime Rate Loans are outstanding, in no event shall the Prime Rate be less than the sum of (i) the LIBOR Rate (after giving effect to any LIBOR Rate “floor”) that would be payable on such day for a LIBOR Rate Loan with a one-month interest period plus (ii) the difference between the Applicable Margin for LIBOR Rate Loans and the Applicable Margin for Prime Rate Loans. The rate announced by HSBC Bank USA, National Association, as its prime rate may or may not be the most favorable rate charged by HSBC Bank USA, National Association, to its customers.

“Prime Rate Loan” means any portion of an Advance bearing interest at a rate per annum equal to the sum of the Prime Rate and the Applicable Prime Rate Margin.

“Pro Forma Basis” means, in connection with any Asset Sale or Permitted Acquisition that occurs subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event, (i) those demonstrable cost-savings resulting from any restructurings, head count reduction, closure of facilities and similar operational and other cost savings and other adjustments to be achieved in connection with such Asset Sale or Permitted Acquisition that the Parent, the Borrower, and the Consolidated Subsidiaries have determined to make or have made that (A) are expected to have a continuing impact, (B) are factually supportable for the 12 month period following the consummation of such Asset Sale or Permitted Acquisition, (C) are determined in good faith by the Board of Directors of Holdings or the Parent, as of each date of determination prior to the inclusion of the applicable cost-savings and other adjustments in the calculation of Pro Forma Basis and (D) are set forth in a certificate from a Financial Officer of the Borrower delivered to the Agent, setting forth such demonstrable operating expense reductions and other operating improvements, synergies, or cost savings and information and calculations supporting them in reasonable detail; (ii) in making any determination on a Pro Forma Basis, (x) all Debt (including Debt issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Debt incurred for working capital purposes issued, incurred, assumed or permanently repaid during the four consecutive fiscal quarter period ended on or before the occurrence of such event (or, in the case of determinations made pursuant to the definition of the term “Permitted Acquisition”, occurring during the four consecutive fiscal quarter period ended on or before the occurrence of such event, or thereafter and through and including the date upon which the respective Permitted Acquisition or incurrence of Debt or Liens or dividend is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Consolidated Interest Expense of such Person attributable to interest on any Debt, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

“Projections” means, for the Parents and its Consolidated Subsidiaries, forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements, all prepared on a basis consistent with the historical financial statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, with respect to any Lender, its pro rata share of all Revolving Loans, participations in Letters of Credit, liabilities, payments, proceeds, collections, and Collateral, which share for any Lender or any date shall be a percentage (expressed as a decimal rounded to the second decimal place) arrived at by dividing the amount of the Commitment of such Lender on such date by the aggregate amount of the Commitments of all Lenders on such date.

“Purchase Price” means, without duplication, with respect to any Permitted Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities, paid or delivered by the Borrower and the Consolidated Subsidiaries in connection with such acquisition plus (b) the aggregate amount of liabilities (including any Debt incurred pursuant to Section 11.2(a)(xiv)) of the acquired business (net of current assets of the acquired business) that would be required to be reflected on a balance sheet (if such were to be prepared) of the Borrower and the Consolidated Subsidiaries after giving effect to such Permitted Acquisition.

“Qualified IPO Proceeds” means any proceeds not required to prepay the Term Loans pursuant to the proviso to Section 2.11(d) of the Term Loan/Euro RCF Agreement (as in effect on the Fifth Amendment Effective Date).

“Qualified Public Offering” means the issuance by the Parent or any direct or indirect parent company of the Parent of its common Equity Interests (and the contribution of any proceeds of such issuance to Borrower) in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC (or any Governmental Authority succeeding to any of its principal functions) in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such Equity Interests are listed on a nationally-recognized stock exchange in the United States.

“Qualified Stock” means any Equity Interests other than Disqualified Stock.

“Reasonable Credit Judgment” means reasonable credit judgment in accordance with customary business practices for similarly situated asset-based lenders in comparable asset-based lending transactions, and as it relates to the reduction of advance rates, the establishment of reserves or the adjustment or imposition of exclusionary criteria shall require that (x) such reduction, establishment, adjustment or imposition after the Closing Date be based on the analysis of facts or events relating to the accounts, Receivables, Inventory or other components of the Borrowing Capacity first occurring or first discovered by the Agent after the Closing Date or that are materially different from facts or events occurring or known to the Agent on the Closing Date, (y) the contributing factors to the imposition of any reduction in any advance rate or imposition of any reserve shall not duplicate (i) the exclusionary criteria set forth in definitions of “Eligible Inventory” and “Ineligible Receivables”, as applicable (and vice versa) or (ii) any reserves deducted in computing costs or value and (z) the amount of any reduction in the advance rates or any such reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Capacity attributable to such contributing factors.

“Receivable” means the right to payment for Goods sold, leased or licensed or services rendered by Borrower, whether or not earned by performance, and may, without limitation, in whole or in part be in the form of an Account, Chattel Paper, Document, or Instrument but shall be limited to Collateral (except for purposes of Section 4.1).

“Receivables Borrowing Base” means, at the time of its computation, and up to the percentage specified in Item 1 of the Schedule, the aggregate amount of the outstanding Receivables in which the Agent for the benefit of the Lenders and itself as Agent has a first priority perfected security interest (adjusted with respect to Credits and returned merchandise as provided in Article 9 hereof) less the amount of Ineligible Receivables and any reserves established by the Agent in accordance with Section 2.1.

“Record” means information that is inscribed in a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form. If the Agent so specifies with respect to a particular type of Record, that type of Record shall be signed or otherwise authenticated by Borrower.

“Refinancing Indebtedness” means (i) Permitted First Priority Term Loan Refinancing Debt, (ii) Permitted Second Priority Term Loan Refinancing Debt or (iii) Permitted Unsecured Term Loan Refinancing Debt in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole, existing Term Loans, existing Incremental Loans (as defined in the Term Loan/Euro RCF Agreement) or any then existing Refinancing Indebtedness (“Refinanced Debt”); provided that (a) such Debt has a later maturity and a weighted average life to maturity equal to or greater than the Refinanced Debt, (b) in the case of Permitted First Priority Term Loan Refinancing Debt, such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind) and (c) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Refinancing Indebtedness in accordance with the provisions of Section 2.13 of the Term Loan/Euro RCF Agreement.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Requisite Lenders” means at least two Lenders having, in the aggregate, Pro Rata Shares of at least 60%; provided however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Requisite Lenders at such time (i) the aggregate outstanding principal amount of the Revolving Loans owing to such Defaulting Lender, and (ii) the aggregate Commitment of such Defaulting Lender under this Agreement at such time.

“Report” means field audits, or examination reports and Borrowing Base Certificates.

“Responsible Party” means an Account Debtor, a general partner of an Account Debtor, or any Person otherwise in any way directly or indirectly liable for the payment of a Receivable.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent, the Borrower or any Consolidated Subsidiary (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions), any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent, the Borrower or any Consolidated Subsidiary (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring, acquiring, canceling or terminating such shares), or any management or similar fees payable to Sponsor or any of its Affiliates.

“Restricted Subsidiaries” means any Consolidated Subsidiary other than an Unrestricted Subsidiary.

“Revolving Loans” as defined in Section 2.1(a) hereof.

“Revolving Notes” means the promissory note(s) of Borrower executed and delivered to the Agent pursuant to Section 2.2 of this Agreement, evidencing the Advances, together with any amendments, modifications, restatements or supplements thereto and any renewals or extensions thereof in whole or in part.

“Royalty Agreement” means that certain Technology License and Support Agreement between WRCA and WISCO WRCA Co., Ltd. as in effect on the Closing Date or as amended or supplemented on a basis that (taken as a whole) is no less favorable to the Restricted Subsidiaries than such Royalty Agreement as in effect on the Closing Date.

“S&P” means Standard & Poor’s Ratings Service.

“Schedule” means the schedule executed in connection with, and which is a part of, this Agreement.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” means an intercreditor agreement subordinating the Liens on or in ABL Priority Collateral securing the applicable Permitted Second Priority Term Loan Refinancing Debt to the Liens on or in ABL Priority Collateral securing Indebtedness and the Obligations (under and as defined in the Term Loan Agreement) in a form reasonably acceptable to the Agent.

“Securities Act” means the Securities Act of 1933, as amended, and any rules promulgated thereunder.

“Security Interest” means the security interest granted to the Agent for the benefit of the Lenders and itself as Agent by Borrower and its United States Consolidated Subsidiaries as described in Section 4.1.

“Senior Notes” shall mean the Borrower’s 11% Senior Notes due 2015, issued pursuant to the Senior Note Indenture, as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Notes Documents” shall mean the Senior Notes, the Senior Notes Indenture and all other documents executed and delivered with respect to the Senior Notes or Senior Subordinated Indenture, as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Notes Indenture” shall mean the Indenture, dated as of the Closing Date, among the Borrower, the certain affiliates of the Borrower and U.S. Bank National Association, as trustee, as in effect on the Closing Date and as thereafter amended, modified or supplemented from time to time in accordance with the requirements hereof and thereof.

“Senior Secured Debt” means, the aggregate principal amount of Total Debt of the Parent, the Borrower or the Consolidated Subsidiaries, determined on a consolidated basis, outstanding at such date that consists of, without duplication, Debt that in each case is then secured by Liens on property or assets of the Parent, the Borrower and Consolidated Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Debt secured thereby), other than any such Debt that by its terms is unsecured and/or expressly or effectively subordinated to the Indebtedness of each Loan Party on terms satisfactory to the Agent.

“Senior Secured Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Senior Secured Debt on such date to (b) Adjusted EBITDA of the Parent, the Borrower and the Consolidated Subsidiaries for the period of four consecutive fiscal quarters of the Borrower ended on such date, all determined on a Pro Forma Basis and on a consolidated basis in accordance with GAAP.

“Settlement Date” has the meaning set forth in Section 2.17 of this Agreement.

“Solvent” and “Solvency” mean, with respect to the Loan Parties (taken as a whole), on any date of determination, that on such date (a) the present fair saleable value of the present assets of the Loan Parties (taken as a whole) exceeds the sum of their debts (including contingent liabilities); (b) the present fair saleable value of the property of the Loan Parties (taken as a whole) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities (including contingent liabilities), as such debts and other liabilities become absolute and matured; (c) the Loan Parties (taken as a whole) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties (taken as a whole) will not have unreasonably small capital with which to conduct the business as contemplated on the Closing Date. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition” means the proposed acquisition previously disclosed to the Agent.

“Sponsor” means Paine & Partners, LLC and its Affiliates (other than Affiliates that are portfolio companies).

“State” means the State of the United States specified in Item 10 of the Schedule.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Loan Party” means, Cayman Distributor, LuxFinCo, LuxHoldCo, LuxSub, any Domestic Consolidated Subsidiary, and any Foreign Consolidated Subsidiary (other than (i) any Foreign Consolidated Subsidiary of U.S. Holdings (or another Domestic Consolidated Subsidiary) that is a CFC and (ii) the Unrestricted Subsidiaries and their subsidiaries); provided any Consolidated Subsidiary that is not a Wholly Owned Subsidiary shall not be required to be a Subsidiary Loan Party.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including any interest and penalties related thereto) imposed by any taxing authority.

“Termination Date” means the “Termination Date” as set forth in Section 14.16 of this Agreement.

“Term Loan Agent” means (x) prior to the Fifth Amendment Effective Date, Canadian Imperial Bank of Commerce, and (y) on and after the Fifth Amendment Effective Date, Deutsche Bank Trust Company Americas, as administrative agent under the Term Loan/Euro RCF Agreement, together with its successors and assigns.

“Term Loan/Euro RCF Agreement” means the Amended and Restated Credit Agreement dated as of May __, 2011 by and among the Borrower, the Parent, LuxHoldCo, the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent, Goldman Sachs Lending Partners LLC and Deutsche Bank AG, London Branch, as joint lead arrangers and joint book managers with respect to certain amendments of the term facility thereunder, and Deutsche Bank AG, London Branch, as sole lead arranger with respect to the revolving facility thereunder.

“Term Loan Debt” means all Debt of Borrower under the Term Loan/Euro RCF Agreement.

“Term Loan Documents” means the Term Loan/Euro RCF Agreement and all security agreements, mortgages, and other documents delivered in connection therewith, in each case as amended, modified, restated or supplemented from time to time in accordance with the terms hereof and the Intercreditor Agreement.

“Term Loan/Euro RCF Priority Collateral” has the meaning given such term in the Intercreditor Agreement.

“Trading with the Enemy Act” means the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Total Debt” means, with respect to the Parent, the Borrower and the Consolidated Subsidiaries as at any date (determined on a consolidated basis without duplication in accordance with GAAP), the sum of all Debt consisting of Capital Lease Obligations, Debt for borrowed money, Debt in respect of the net present value of the deferred purchase price of property or services that would be shown as a long-term liability on the liability side of the balance sheet of such Person in accordance with GAAP, Debt arising out of the Guarantee of any of the foregoing of the Parent, the Borrower and the Consolidated Subsidiaries on a consolidated basis at such time and the aggregate redemption price of any Disqualified Stock; provided that to the extent that the net income of any Person is excluded from Consolidated Net Income, in whole or in part, pursuant to the definition thereof, the Debt or Disqualified Stock of such Person shall not be deemed to be included in Total Debt to the same extent.

“Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Total Debt on such date to (b) Adjusted EBITDA of the Parent, the Borrower and the Consolidated Subsidiaries for the period of four consecutive fiscal quarters of the Parent ended on such date, all determined on a Pro Forma Basis and on a consolidated basis accordance with GAAP.

“Transaction” means the transactions contemplated by the Equity Documents, the Merger Documents, the Loan Documents, the Term Loan Documents, the Senior Notes Documents.

“Transaction Expenses” means actual out-of-pocket costs and expenses (including cash compensation payments and transaction fees) (a) associated with the Transactions, (b) associated with any Permitted Acquisition permitted hereunder, including any debt or equity offering related to such Permitted Acquisition (whether or not such Permitted Acquisition or related transaction is consummated), or (c) for all purposes except the definition of “Adjusted EBITDA”, associated with any other offering of debt or equity securities, or acquisition permitted hereunder in each case, with respect to acquisitions, whether incurred by or attributed to the Parent and its Consolidated Subsidiaries or a Person or business being acquired in the applicable transaction.

“UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means the Chinese Joint Venture Holding Company and the Chinese Joint Venture, but only to the extent that such Person: (a) has no Debt other than Debt that is non-recourse to Parent and its Consolidated Subsidiaries; (b) is not party to any agreement, contract, arrangement or understanding with the Parent, the Borrower or any other Consolidated Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent, the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent or the Borrower other than any agreement, contract, arrangement or understanding existing on the date of this Agreement, which is either permitted by Section 11.9 or disclosed by Annex X; and; (c) is a Person with respect to which neither the Parent, the Borrower nor any of the other Consolidated Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or warrants, options or other rights to acquire Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Parent, the Borrower or any of the other Consolidated Subsidiaries. If, at any time, an Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, the Board of Directors of the Parent may at any time decide that such Unrestricted Subsidiary shall be treated as a Consolidated Subsidiary hereunder following notice to the Agent; provided (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation and (ii) that any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Debt by a Restricted Subsidiary of any outstanding Debt of such Unrestricted Subsidiary.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required To Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be renewed, extended, amended or replaced from time to time.

“U.S. Holdings” means WRCA US Holdings Inc. (formerly known as Closer US Holdings Inc.), a Delaware corporation, the direct parent holding company of the Borrower.

“U.S. Intellectual Property Security Agreement” means the U.S. Intellectual Property Security Agreement covering Collateral.

“U.S. Pledge Agreement” means the U.S. Pledge Agreement dated as of the date hereof among the Borrower, the Consolidated Subsidiaries party thereto and the Agent for the benefit of the Lenders.

“Wholly Owned Subsidiary” means a Consolidated Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) is owned by the Parent or another Wholly Owned Subsidiary; provided that the ownership by the Management Investors of a portion of up to 10% of the Equity Interests of U.S. Holdings shall not cause U.S. Holdings (or any of its Consolidated Subsidiaries) to be deemed to not be a Wholly-Owned Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“WRCA” means Wire Rope Corporation of America, Inc., a Delaware corporation.

1.2. SINGULARS AND PLURALS; SUCCESSORS AND ASSIGNS. Unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular. References to a Person or entity herein or in any other Loan Document shall be construed to include the successors and permitted assigns of such Person or entity unless expressly provided otherwise.

1.3. UCC DEFINITIONS. Unless otherwise defined in Section 1.1 or elsewhere in this Agreement, capitalized words shall have the meanings set forth in the UCC.

1.4. INTERCREDITOR AGREEMENT. Contemporaneously with the execution of this Agreement and the Term Loan/Euro RCF Agreement, Agent and the Term Loan Agent have entered into the Intercreditor Agreement to set forth their relative rights and priorities in and to the Collateral. Each Lender hereunder (a) consents to the priority and/or subordination of liens provided for in the Intercreditor Agreement and (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement. To the extent that any applicable provision of this Agreement or any other Loan Document involving the rights of Agent with respect to Term Loan/Euro RCF Priority Collateral or the exercise of remedies against any Term Loan/Euro RCF Priority Collateral conflicts with or is inconsistent with the terms of the Intercreditor Agreement or affects the rights and remedies of Agent with respect to the Term Loan/Euro RCF Priority Collateral, the provisions of the Intercreditor Agreement shall prevail and the failure of the Parent or any Consolidated Subsidiary to comply with any such provisions shall not result in any Event of Default or Default under this Agreement or any other

Loan Document to the extent that the Term Loan Agent is enforcing the applicable terms of or rights and remedies under the Term Loan/Euro RCF Agreement in accordance with the Intercreditor Agreement. The foregoing is intended as an inducement to the Lenders to extend credit, and such Lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

1.5. AGREEMENTS. Unless otherwise specified herein, all references in this Agreement to any agreement or document shall include all amendments, modifications or supplements thereto to the extent such amendments, modifications and supplements are permitted hereby.

1.6. ACCOUNTING TERMS. Except as otherwise provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

2.	THE REVOLVING LOANS.

2.1. THE REVOLVING CREDIT.

(a) Revolving Loans. Each Lender severally and for itself alone agrees, subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement and within the limits hereof, that it shall from time to time during the period commencing on the date the conditions specified in Article 3 are satisfied through the Business Day preceding the last day of the Initial Term or the earlier termination of this Agreement make one or more Advances (each a “Revolving Loan”, and collectively the “Revolving Loans”) to Borrower equal to its Pro Rata Share of the Commitments, which Revolving Loans shall be made and maintained in Dollars or Euros, as selected by the Borrower; provided, that, no Lender shall be required or, subject to Sections 14.1(c) and 15.5(a), permitted to make Revolving Loans or participate in any Letter of Credit, if after giving effect thereto, (i) the aggregate outstanding principal amount of all Revolving Loans (inclusive of the Dollar Equivalent of all outstanding Euro Denominated Revolving Loans) and the aggregate face amount of all Letters of Credit (inclusive of the Dollar Equivalent of all Letters of Credit denominated in a currency other than Dollars) would exceed the Borrowing Capacity; or (ii) the making of such Revolving Loans or such Lender’s participation in such Letter of Credit (inclusive of the Dollar Equivalent of all Euro Denominated Revolving Loans and the face amount of all Letters of Credit denominated in a currency other than Dollars) would cause such Lender to exceed its Commitment; provided, further, that no Lender shall be required, or, subject to Sections 14.1(c) and 15.5(a), permitted to make Euro Denominated Revolving Loans, if after giving effect thereto, the aggregate outstanding principal amount of all Euro Denominated Revolving Loans would exceed the Euro Revolving Loan Sublimit. Agent may, at any time and from time to time, with three (3) Business Days prior notice to the Borrower, in its Reasonable Credit Judgment, establish reserves against the Receivables Borrowing Base or the Inventory Borrowing Base of the Borrower which shall be subtracted from the applicable Receivables Borrowing Base or Inventory Borrowing Base when calculating the amount of the Borrowing Capacity. Notwithstanding any other provision of this Agreement, Agent may from time to time, in its Reasonable Credit Judgment, reduce the percentages applicable to the Receivables Borrowing Base and the Inventory Borrowing Base as they relate to amounts of the Borrowing Capacity; provided that so long as no Default has occurred and is continuing, the percentage applicable to the Inventory Borrowing Base shall not be reduced prior to February 8, 2008. Each request for an Advance shall be conclusively presumed to be made by a person authorized by Borrower to do so, and the making of the Advance to Borrower as hereinafter provided shall conclusively establish Borrower’s obligation to repay the Advance. The Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.

(b) Method for Revolving Loans. The Borrower shall request Agent in a Record to cause the Lenders to make Revolving Loan(s) by submitting a Notice of Borrowing in the form of Exhibit G hereto and made a part hereof, not later than 1:00 p.m. (New York City time) on the Business Day on which the Revolving Loan is to be funded in the case of a Prime Rate Loan, and in the case of a Euro Rate Loan not later than three (3) Business Days prior to the proposed commencement date of the applicable LIBOR Period. The Notice of Borrowing shall have all blanks appropriately completed and shall:

(i) specify the aggregate amount of the Revolving Loan to be made on a designated date (stated in the relevant currency), which, (x) for a LIBOR Rate Loan, shall be in a minimum amount of $1,000,000 and shall be in whole multiples of $500,000 for amounts in excess of such minimum amount and (y) for a Euro Denominated Revolving Loan, shall be in a minimum amount of €1,000,000 and shall be in whole multiples of €500,000 for amounts in excess of such minimum amount;

(ii) in the case of Dollar Denominated Revolving Loans, specify whether such Revolving Loan shall be a Prime Rate Loan or a LIBOR Rate Loan,

(iii) if a Euro Rate Loan, specify the applicable LIBOR Period; and

(iv) specify the proposed date on which the Revolving Loan is to be funded, which shall be a Business Day.

The Agent shall promptly notify the Lenders (subject to the provisions of Section 2.17) of such borrowing request and as early as practically possible on the date on which a Revolving Loan is made and upon fulfillment of the conditions set forth in Article 3 of this Agreement, the Lenders will make the proceeds of the Revolving Loan available to the Borrower by a deposit to a Loan Account; provided, that, none of the Agent or the Lenders shall have any obligation with respect to the application of such proceeds.

2.2. THE REVOLVING NOTES. The Revolving Loans shall be evidenced by one or more Revolving Notes of the Borrower in the form of Exhibit E attached hereto and made a part hereof, with all blanks appropriately completed, payable as provided therein to each Lender for such Lender’s Pro Rata Share of the Commitments.

2.3. [INTENTIONALLY OMITTED]

2.4. LETTERS OF CREDIT.

(a) The L/C Issuer. Subject to the terms and conditions of this Agreement and relying on the representations and warranties set forth in this Agreement, within the limits hereof, and upon application of Borrower (on behalf of Borrower or any Consolidated Subsidiary), the L/C Issuer shall from time to time during the period commencing on the date the conditions specified in Article 3 are satisfied through the date which is 90 days preceding the last Business Day of the Initial Term, issue Letters of Credit on behalf of the Lenders for the account of Borrower (for Borrower or any Consolidated Subsidiary) in an aggregate face amount of Letters of Credit outstanding (or the Dollar Equivalent thereof as of such date of proposed issuance) at any one time not to exceed the L/C Sublimit; provided, however, the L/C Issuer will not issue any Letter of Credit if, after giving effect thereto, (i) the aggregate outstanding principal amount of all Revolving Loans (inclusive of the Dollar Equivalent of all Euro Denominated Revolving Loans) and the aggregate face amount of Letters of Credit outstanding (or the Dollar Equivalent thereof as of such date of proposed issuance) would exceed the Borrowing Capacity, (ii) the issuance of the Letter of Credit by the L/C Issuer or any Lender’s purchase of a participation interest by such Lender in the Letter of Credit would cause the L/C Issuer or any such Lender to exceed its Commitment, or (iii) if such Letter of Credit is to be issued on behalf of any Consolidated Subsidiary, the aggregate face amount of all Letters of Credit issued on behalf of any Consolidated Subsidiary (or the Dollar Equivalent thereof as of such date of proposed issuance) would exceed $10,000,000 after giving effect to the issuance of such Letter of Credit.

Each Letter of Credit shall (i) provide for the payment of drafts in United States dollars (or, subject to the applicable requirements of the L/C Issuer and other limitations on the ability of the L/C Issuer to do so, Mexican pesos, euros or any other currency reasonably required in the business of Borrower or any Consolidated Subsidiary), presented for honor thereunder by the beneficiary in accordance with the terms thereof, at sight when accompanied by the documents described therein, which in the case of any transport documents shall be consigned to the order of Agent, (ii) have an expiration date which is no later than: (A) the Business Day which is twelve (12) months from the date of issuance of such Letter of Credit; or (B) the Business Day immediately preceding the last Business Day of the Initial Term and (iii) otherwise be in form and substance satisfactory to the L/C Issuer as the issuer of the Letter of Credit. Upon the issuance of any Letter(s) of Credit, the L/C Issuer shall deliver the original of such Letter of Credit to the beneficiary thereof at the direction of Borrower (on behalf of Borrower or any Consolidated Subsidiary) and advise each other Lender of the issuance thereof.

(b) Application for Issuance of the Letters of Credit. Borrower (on behalf of Borrower or any Consolidated Subsidiary) shall request the L/C Issuer in writing to issue the Letters of Credit by delivering to the L/C Issuer two (2) Business Days prior to the proposed date of issuance, or such shorter period as the L/C Issuer in its sole discretion may agree, a Letter of Credit application in form and content satisfactory to the L/C Issuer and otherwise completed to the satisfaction of the L/C Issuer and such other certificates, documents and other papers and information as the L/C Issuer may request. The letters of credit issued under the Existing Credit Facility and listed on Annex V hereto shall for all purposes hereunder be deemed to be Letters of Credit subject to and issued pursuant to the terms of this Agreement.

(c) Letter of Credit Fees. Borrower agrees to pay (i) to Agent for the ratable benefit of the Lenders a fee equal to Applicable L/C Margin per annum in effect at such time on the face amount of any outstanding Letter(s) of Credit, such fee to be payable (x) monthly in arrears on the first day of each month and on the Termination Date with respect to standby Letters of Credit, and (y) upon issuance and on the last day of each successive ninety (90) day period following such issuance (or, if earlier, the date of renewal of such Letter of Credit) with respect to trade or documentary Letters of Credit, and (ii) to the L/C Issuer for the account of the L/C Issuer, the Letter of Credit Fees as set forth in Item 19 of the Schedule hereto and the L/C Issuer’s customary processing fee for the issuance of any Letter of Credit, any amendment to a Letter of Credit, and any Letter of Indemnity in accordance with the fee schedule issued from time to time by the L/C Issuer, as the same may be updated from time to time by the L/C Issuer. Such fees shall be payable in advance of the issuance of such Letter of Credit, amendment thereto or Letter of Indemnity.

(d) Participation in Letters of Credit.

(i) The L/C Issuer hereby sells to each other Lender, and each other Lender hereby purchases from the L/C Issuer, without recourse to the L/C Issuer (except as to payments to be made by the L/C Issuer to such Lender under Section 2.4(c)) an undivided interest in each Letter of Credit and in the fees payable pursuant to Section 2.4(c)(i) above, in each case, equal to such Lender’s Pro Rata Share thereof.

(ii) Upon any drawing under a Letter of Credit, for the payment of which Borrower has not otherwise made funds available, Agent shall notify each of the Lenders of the date of payment of the drawing and the dollar amount of each Lender’s Pro Rata Share therein. Such payment by the L/C Issuer under any Letter of Credit shall constitute Dollar Denominated Revolving Loans by the Lenders subject to the terms and conditions of this Agreement pertaining thereto.

(iii) The obligation of each Lender to remit the amount of its Dollar Denominated Revolving Loan to the L/C Issuer pursuant to a drawing under a Letter of Credit in accordance with Section 2.4(d)(ii) above shall be unconditional and irrevocable under any and all circumstances (unless the payment of such drawing was the result of the L/C Issuer’s gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction, or such Letter of Credit was issued in violation of Section 2.4(a) hereof), and may not be terminated, suspended or delayed for any reason notwithstanding any other provision of this Agreement, including the occurrence and continuance of an Event of Default or a Default hereunder. If for some reason the Lenders are not permitted under this Agreement to make Dollar Denominated Revolving Loans to Borrower, each Lender in lieu of making its Dollar Denominated Revolving Loan will forthwith pay the L/C Issuer for such Lender’s Pro Rate Share in the Letter of Credit by making a payment to the L/C Issuer equal to such Lender’s Pro Rata Share of such drawing; provided, that, a Lender making a payment to the L/C Issuer pursuant hereto shall have the right to participate, as a participant, in all rights, reimbursements and collections of the L/C Issuer on account of the applicable Letter of Credit.

(e) Obligation to Reimburse. The L/C Issuer will promptly notify, by telephone, Borrower or Agent who shall promptly notify, by telephone, Borrower, of any draft drawn pursuant to a Letter of Credit and presented for payment and of the date the L/C Issuer intends to pay such draft; if that is the case. The L/C Issuer will provide the Lenders with a monthly report for the immediately preceding month describing each draft drawn pursuant to a Letter of Credit and presented for payment during such period and the dates on which the L/C Issuer has paid such drafts. With respect to any draft paid pursuant to a Letter of Credit, Borrower agrees to pay to the L/C Issuer the amount of such payment by depositing with the L/C Issuer immediately available funds in the amount of such draft (x) on the date of payment if Borrower is notified of such payment by Agent prior to 1:00 p.m. (New York City time) on the date of payment or (y) prior to 10:00 a.m. (New York City time) on the Business Day following the date of payment, if the Borrower is notified of such payment by Agent after 1:00 p.m. (New York City time) on the date of payment. The failure to so deposit shall not be a Default hereunder to the extent that Excess Availability at such time exceeds such amount paid but shall be deemed a request for Dollar Denominated Revolving Loans in accordance with Section 2.15 hereof and subject to the conditions in Section 3.23 hereof in an aggregate amount equal to the lesser of the amount paid or such Excess Availability and if such Dollar Denominated Revolving Loan is made it shall be deemed to be an Advance hereunder. If such Dollar Denominated Revolving Loans are not able to be advanced to Borrower as a result of the failure to satisfy the conditions to borrowing in Section 3.23 hereof or the failure of a Lender to fund its pro rata portion of an Advance, or such amount exceeds Excess Availability, Borrower shall immediately pay the excess amount of the draft to the L/C Issuer, together with interest at a per annum rate equal to Applicable L/C Margin for the period from the date of payment of such draft until payment is made by Borrower to the L/C Issuer.

(f) Unconditional Obligation. Delivery to the L/C Issuer or its correspondents of any documents purporting to comply with the requirements of any Letter of Credit shall be sufficient evidence of the validity, genuineness, and sufficiency thereof and of the good faith and proper performance of the drawer and user of any Letter of Credit, their agents and assignees, and the L/C Issuer and its correspondents may rely and act thereon without liability or responsibility with respect thereto or with respect to the correctness thereof. Upon receipt by the L/C Issuer of written approval thereof from Borrower, the L/C Issuer may (but shall not be required to) accept or pay overdrafts or irregular drafts or drafts with irregular documents attached or with respect to which time limits have been extended, and no such acceptance or payment shall impair any rights of the L/C Issuer under this Agreement or otherwise. In the event of any variation between the documents called for by any Letter of Credit and the documents received by the L/C Issuer which becomes apparent to the L/C Issuer, the L/C Issuer will advise Borrower and Borrower will direct the L/C Issuer whether or not to honor the purported draw within twenty-four (24) hours of such notice from the L/C Issuer. In any event, in case of any variation between the documents called for by any Letter of Credit and the documents accepted by the L/C Issuer or its correspondents, Borrower shall be conclusively deemed to have waived any right to object to such variation with respect to any action of the L/C Issuer or its correspondents relating to such documents and to have ratified and approved such action as having been taken on the direction of Borrower, unless Borrower, within five (5)

Business Days of the receipt of such documents or acquisition of knowledge of such variation files an objection with the L/C Issuer in writing. The L/C Issuer shall not be liable for any delay in giving, or failing to give, any notice, or for any error, neglect or default of any of its correspondents; nor shall the L/C Issuer be responsible for the non-fulfillment of any requirement of any Letter of Credit that drafts bear appropriate reference to such Letter of Credit or that the amount of any draft be noted on the reverse of any Letter of Credit or that the Letter of Credit be surrendered or taken up or that documents be forwarded apart from any drafts, and the L/C Issuer or its correspondents may, if they see fit, waive any such requirements; provided that, the foregoing shall not be construed to excuse the L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by a court of competent jurisdiction (in a final non-appealable judgment) to have been caused by acts or omissions constituting willful misconduct or gross negligence on the part of such L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary.

(g) Indemnity. Borrower agrees to indemnify the L/C Issuer and each of its correspondents and hold them harmless from and against any and all claims, damages, losses, liabilities, penalties, actions, judgments, suits, costs, expenses and reasonable out-of-pocket expenses whatsoever which they may incur or suffer by reason of or in connection with the execution and delivery or assignment of or payment or presentation under any Letter of Credit or any action taken or omitted to be taken with respect to any Letter of Credit, except only if and to the extent that any such claims, damages, losses, liabilities, penalties, actions, judgments, suits, costs, expenses or disbursements shall be caused by the willful misconduct or gross negligence of the L/C Issuer as determined by a final non-appealable order of a court of competent jurisdiction or such correspondent in making payment against any draft presented under any Letter of Credit which does not comply with the term thereof, or in failing to make payment against any such drafts which complies with the terms of such Letter of Credit (it being understood that (x) in making such payment, the L/C Issuer’s or such correspondent’s exclusive reliance in good faith on the documents presented to and believed to be genuine by it in accordance with the terms of such Letter of Credit as to any and all matters set forth therein, including without limitation, reliance in good faith on any affidavit presented pursuant to such Letter of Credit and on the amount of any sight draft presented pursuant to any Letter of Credit whether or not any statement or any other document presented pursuant to such Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein proves to be untrue or inaccurate in any respect whatsoever, and (y) any such noncompliance in a nonmaterial respect shall, in each case, not be deemed willful misconduct or gross negligence of the L/C Issuer or such correspondent). Upon written demand accompanied by reasonable documentation with respect to any reimbursement, indemnification or any other amount under this Section 2.4(g), upon request by the L/C Issuer or such correspondent at any time, Borrower shall reimburse the L/C Issuer or such correspondent for reasonable out-of-pocket charges and disbursements of outside legal counsel. The indemnities contained herein shall survive the expiration or termination of the Letters of Credit and this Agreement and shall be payable upon demand. The L/C Issuer shall return such funds paid by Borrower under this Section 2.4(g) in the event such claims, damages, losses, liabilities, penalties, actions, judgments, suits, costs, expenses and disbursements arise as a consequence of the willful misconduct or gross negligence of the L/C Issuer as determined by a final non-appealable order of a court of competent jurisdiction.

(h) Reimbursement of Certain Costs.

(i) The obligations of Borrower hereunder with regard to Letters of Credit are absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which Borrower may have against any Person, including, without limitation, the beneficiary of such Letter of Credit and the L/C Issuer, and all sums payable by Borrower hereunder with respect to any such Letter of Credit, whether of principal, interest, fees, expenses or otherwise, shall be paid in full, without any deduction or withholding whatsoever. In the event that Borrower is compelled by applicable law to make any such deduction or withholding, then, unless prohibited by applicable law, they shall pay the L/C Issuer such additional amount as will result in the receipt by the L/C Issuer of a net sum equal to the sum it would have received if no such deduction or withholding had been required to be made.

(ii) In the event that any change in conditions or the adoption of any law, regulation or directive or any change in applicable law, regulation or directive, or interpretation thereof (including any request, guideline or policy whether or not having the force of law and including, without limitation, Regulation D promulgated by the Board as now and from time to time hereafter in effect) by any authority charged with the administration or interpretation thereof, occurs which:

(A) subjects the L/C Issuer to any Tax with respect to any amount paid or to be paid by the L/C Issuer as the issuer of any Letter of Credit or its commitment under any Letter of Credit (other than any Tax measured by or based upon the overall net income of the L/C Issuer or Excluded Taxes and without duplication of amounts paid under Section 2.13 with respect to Non-Excluded Taxes); or

(B) changes the basis of taxation of payments to the L/C Issuer with respect to any Letter of Credit or such commitment (other than any tax measured by or based upon the overall net income of the L/C Issuer or Excluded Taxes and without duplication of amounts paid under Section 2.13 with respect to Non-Excluded Taxes); or

(C) imposes, modifies or deems applicable any reserve, deposit, insurance assessment or similar requirements against any assets held by, deposits with or for the account of, or loans or commitments by, an office of the L/C Issuer in connection with payments by the L/C Issuer under any Letter of Credit or commitments under any Letter of Credit; or

(D) imposes upon the L/C Issuer any other condition with respect to any amount paid or payable to or by L/C Issuer with respect to any Letter of Credit; and the result of any of the foregoing is to increase the cost to L/C Issuer of making any payment under, or maintaining its commitment under, any Letter of Credit, or to reduce the amount of any payment (whether of principal, interest or otherwise) received or receivable by L/C Issuer with respect to any Letter of Credit calculated by reference to the gross amount of any sum received by it with respect to any Letter of Credit, in each case by an amount which L/C Issuer in its judgment deems material, then and in any such case:

(i) The L/C Issuer shall promptly notify Borrower and the Lenders in writing of the happening of such event;

(j) The L/C Issuer shall promptly deliver to Borrower and the other Lenders a certificate stating the change which has occurred or the reserve requirements or other conditions which have been imposed on the L/C Issuer or the request, directive or requirement with which it has complied, together with the date thereof and the amount of such increased cost, reduction or payment; and

(k) The Borrower shall pay the L/C Issuer, upon demand, after delivery of the notice referred to in clause (j) above, such amount or amounts as will compensate for such additional cost, reduction or payment, to the extent permitted by law.

A certificate delivered by the L/C Issuer pursuant to clause (j) above as to the additional amounts payable pursuant to this paragraph shall, in the absence of manifest error, be conclusive evidence of the amount thereof. The protection of this paragraph shall be available to the L/C Issuer regardless of any possible contention of invalidity or inapplicability of any law, regulation, directive or condition which has been imposed. In the event the Lenders have purchased participations in any Letter of Credit pursuant to the terms hereof, the obligations of Borrower hereunder shall also run to the Lenders.

2.5. INTEREST OPTION.

(a) Borrower may elect that any of the Revolving Loans to be made hereunder shall be a Euro Rate Loan, to continue any existing Euro Rate Loan as a new Euro Rate Loan or to convert any Prime Rate Loan to a LIBOR Rate Loan, by giving irrevocable written notice of such election to Agent by 10:00 a.m. (New York City time) at least three (3) Business Days prior to the requested Commencement Date and, in the case of the continuation of any Euro Rate Loan, such continuation shall take place on the last day of the applicable LIBOR Period with respect to the Euro Rate Loan being so continued. Such notice of election shall be given to Agent in a Record from Borrower. Each such request for a Euro Rate Loan, or to continue or convert (in the case of a Prime Rate Loan) shall include the requested Commencement Date (which shall be a Business Day), the LIBOR Period selected and the amount of the Euro Rate Loan to be made or continued, or into which a Prime Rate Loan is to be converted (which shall be in a principal amount of not less than (x) in the case of Dollar Denominated Revolving Loans, $1,000,000 and integral multiples of $500,000 and (y) in the case of Euro Denominated

Revolving Loan, €1,000,000 and integral multiples of €500,000). If no Default nor Event of Default has occurred and is continuing at such time, such Euro Rate Loan shall be made or continued, or such Prime Rate Loan shall be converted, on the requested Commencement Date. In no event shall there be more than ten (10) Euro Rate Loans in effect at any time.

(b) If upon the expiration of any LIBOR Period applicable to a borrowing of Euro Rate Loans, the Borrower has failed to elect, or is not permitted to elect, a new LIBOR Period to be applicable to such Euro Rate Loans as provided above, the relevant Borrower shall be deemed to have elected (x) if LIBOR Rate Loans, to convert such LIBOR Rate Loans into Prime Rate Loans and (y) if Euro Denominated Revolving Loans, to select a one-month LIBOR Period for such Euro Denominated Revolving Loans, in any such case effective as of the expiration date of such current LIBOR Period.

(c) The Agent shall not incur any liability to Borrower in acting upon notice referred to herein which Agent reasonably believes to have been given by a duly authorized officer or other person authorized to and on behalf of Borrower or for otherwise acting under Section 2.1(b) or otherwise herein.

2.6. COMPUTATION AND PAYMENT OF INTEREST.

(a) (a) (x) Dollar Denominated Revolving Loans maintained as Prime Rate Loans shall bear interest at the Prime Rate plus the Applicable Prime Rate Margin, (y) Dollar Denominated Revolving Loans maintained as LIBOR Rate Loans shall bear interest at the LIBOR Rate plus the Applicable LIBOR Rate Margin and (z) Euro Denominated Revolving Loans shall bear interest at the applicable LIBOR Rate plus the Applicable LIBOR Rate Margin plus any Mandatory Costs.

(b) Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed, except that interest computed in the case of Prime Rate Loans shall be computed on the basis of a 365-day year (or 366 days in a leap year). Interest on the outstanding principal portion of the Revolving Loans shall be payable, (x) in the case of Prime Rate Loans, monthly, in arrears on the first Business Day of each month and (y) in the case of Euro Rate Loans, at the end of each LIBOR Period or, for Euro Rate Loans with a LIBOR Period in excess of three months, at the earlier of (a) each three months from the commencement of such Euro Rate Loan or (b) the end of the LIBOR Period. The failure to so pay shall not be a Default hereunder to the extent that Excess Availability at such time exceeds the amount of interest then due but shall be deemed a request for Revolving Loans in accordance with Section 2.15 hereof and subject to the conditions in Section 3.23 hereof in an aggregate amount equal to the lesser of the amount of interest then due or such Excess Availability and if such Revolving Loan is made it shall be deemed to be an Advance hereunder. If such Revolving Loans are not able to be advanced to Borrower as a result of the failure to satisfy the conditions to borrowing in Section 3.23 hereof or the failure of a Lender to fund its pro rata portion of an Advance, or such amount exceeds Excess Availability, Borrower shall immediately pay the excess amount of such interest. Otherwise, all interest will be payable in cash (i) on termination of this Agreement, pursuant to Section 14.16, (ii) on acceleration of the time for payment of the Indebtedness, pursuant to Section 12.2, and (iii) on the date the Indebtedness is paid in full. The rate of interest on the Revolving Loans shall change simultaneously with each change in the Prime Rate or in the case of the LIBOR Rate, on the first day of the LIBOR Period. In no event shall the rate of interest exceed the maximum rate permitted by applicable law. If Borrower pays to the Agent for the benefit of the Lenders interest in excess of the amount permitted by applicable law, such excess shall be applied in reduction of the principal of the Advances made pursuant to this Agreement, and any remaining excess interest, after application thereof to the principal of the Advances, shall be refunded to Borrower.

(c) Default Rate. After the occurrence of, and during the continuance of, an Event of Default, Borrower, as additional compensation to the Lenders for their increased credit risk promises to pay interest on any amount past due under the Loan Documents at a per annum rate of two percent (2%) greater than the otherwise applicable interest rate. In no event shall the rate of interest exceed the maximum rate permitted by applicable law. If Borrower pays interest in excess of the amount permitted by applicable law, such excess shall be applied in reduction of the principal of the Revolving Loans in accordance with Article 8 hereof.

2.7. VOLUNTARY PREPAYMENT. Borrower shall have the right to prepay the Revolving Loans as set forth in Section 8.8 hereof.

2.8. LIBOR BREAKAGE FEE. In the event of (i) any payment, repayment, mandatory or optional prepayment, or conversion of a Euro Rate Loan for any reason on a date other than the last day of the LIBOR Period for such Euro Rate Loan, and/or (ii) any failure by Borrower for any reason to borrow, convert or prepay a Euro Rate Loan on the date for such borrowing, conversion or prepayment specified in any relevant notice given pursuant to this Agreement, Borrower shall pay to each Lender an amount sufficient to reimburse each Lender for any and all loss (excluding loss of margin or profit), cost or expense incurred or suffered by such Lender that such Lender determines is attributable to the events described in provisions (i) and (ii) of this Section (“LIBOR Breakage Fee”). In the case of a Euro Rate Loan, such LIBOR Breakage Fee shall be the amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such loan had such event not occurred, at the LIBOR Rate plus Applicable LIBOR Margin that would have been applicable to such loan, for the period from the date of such event to the last day of the then current LIBOR Period therefore (or, in the case of a failure to borrow, convert or continue, for the period that would have been the LIBOR Period for such Euro Rate Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars or Euros, as applicable, of a comparable amount and period from other leading banks located in London. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.9. SHARING OF PAYMENTS. If any Lender shall obtain any payment or other recovery or receive any Collateral (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Revolving Loans or Collateral then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participation in such Revolving Loans or Letters of Credit, or shall provide such other Lenders with the benefits of any such payments, recovery or Collateral or the proceeds thereof as shall be necessary to cause such purchasing Lender to share the excess payment, recovery or Collateral ratably with each of them; provided, however, if all or any portion of such excess payment, recovery or Collateral or benefits is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price and benefits returned to the extent of such recovery, without interest.

Borrower agrees that each of the other Lenders so purchasing a portion of such Lender’s Revolving Loans or participation in Letters of Credit may exercise all rights, to the extent permitted hereunder (including, but not limited to, rights of setoff) with respect to such portion purchased as if such other Lenders were the direct holders thereof. Borrower agrees that each Lender shall have a security interest in, and the right to set off as against any Revolving Loan and all other of Borrower’s liabilities under this Agreement, with respect to any deposit account or other obligation of Borrower.

2.10. NON-RECEIPT OF FUNDS BY AGENT.

(a) Unless Agent shall have been notified in writing by a Lender prior to the date of any Revolving Loan to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Revolving Loan available to Agent, Agent may assume that such Lender will make such proceeds available to Agent on the date provided in Section 2.17 hereof, and Agent may in reliance upon such assumption (but shall not be required to) make available to Borrower a corresponding amount. If such amount is made available to Agent on a date after the date set forth in Section 2.17 hereof, such Lender shall pay to Agent on demand an amount equal to the product of (i) the Federal Funds Rate during such period as quoted by Agent, times (ii) the amount of such Lender’s Pro Rata Share of such borrowing, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Lender’s Pro Rata Share of such borrowing shall have become immediately available to Agent and the denominator of which is 360. If such Lender’s Pro Rata Share of such borrowing is not in fact made available to Agent by such Lender within one (1) Business Day of such borrowing date, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to such borrowing hereunder, on demand, from Borrower.

(b) Unless Agent shall have been notified by Borrower prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that Borrower does not intend to make such payment, Agent may assume that Borrower has made, or will make, such payment when due, and Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if Borrower has not in fact made such payment to Agent, such Lender shall, on demand, repay to Agent the amount made available to such Lender, together with interest thereon for each day during the period commencing on the date such amount was made available to such Lender and ending on (but excluding) the date such Lender repays such amount to Agent, at a daily rate equal to 1/360 of the Federal Funds Rate on such day.

(c) A certificate of Agent submitted to Borrower or any Lender with respect to any amount owing under this Section 2.10 with reasonable detail as to the computation of such amount shall be conclusive absent manifest error.

2.11. SPECIAL PROVISIONS GOVERNING EURO RATE LOANS - INCREASED COSTS.

(a) In the event that on any LIBOR Interest Determination Date, Agent shall have determined (which determination shall be final, conclusive and binding) that:

(i) by reason of conditions in the London Interbank Eurodollar Market or of conditions affecting the position of Agent in such market occurring after the date hereof, adequate fair means do not exist for establishing the applicable LIBOR Rate, or

(ii) by reason of (i) any applicable law or governmental rule, regulation, guideline or order (or any written interpretation thereof and including any new law or governmental rule, regulation, guideline or order), or (ii) other circumstances affecting Agent or the Lenders or the London Interbank Eurodollar Market or the position of Agent or any of the Lenders in such market (such as, but not limited to, official reserve requirements), the applicable LIBOR Rate does not represent the effective pricing to the Lenders, or any of them, for Dollar or Euro deposits, as applicable, of comparable amounts for the relevant period due to such increased costs;

then, and in either such event, Agent shall on such date (and in any event as soon as possible after being notified of a new LIBOR Period) send notice by telephone, confirmed in writing, to Borrower of such determination.

(b) Borrower then shall pay Agent upon written request therefor, such additional amounts as Agent, shall reasonably determine to be required to compensate Agent and the Lenders, or any of them, for such increased costs. A certificate as to such additional amounts submitted to Borrower by Agent shall, absent manifest error, be final, conclusive and binding upon Borrower and Agent and the Lenders.

(c) In lieu of paying to Agent such additional amounts as required by subclause (b) of this Section 2.11, Borrower may exercise the following options:

(i) If such determination by Agent relates only to a Euro Rate Loan then being requested by Borrower pursuant to the terms hereof, Borrower may, on such LIBOR Interest Determination Date by giving notice, in writing, to the Agent, withdraw such request; or

(ii) Borrower may, by giving notice in writing to Agent require the Lenders to make the LIBOR Rate Loan then being requested in the form of a Prime Rate Loan or to convert its outstanding LIBOR Rate Loan that is so affected into a Prime Rate Loan at the end of the then current LIBOR Period.

2.12. REQUIRED TERMINATION AND REPAYMENT OF LIBOR RATE LOANS.

(a) In the event Agent shall have determined, at any time (which determination shall be final, conclusive and binding), that the making or continuation of any or all of the Euro Rate Loans hereunder:

(i) has become unlawful by compliance by Agent or any Lender in good faith with any applicable law, governmental rule, regulation, guideline or order, or

(ii) would cause Agent or any Lender severe hardship as a result of a contingency occurring after the date hereof which adversely affects the London Interbank Eurodollar Market (such as, but not limited to disruptions resulting from political or economic events);

then, and in either such event, Agent shall on such date (and in any event as soon as possible after making such determination) give telephonic notice to Borrower, confirmed in writing, of such determination, identifying which of the Euro Rate Loans was so affected.

(b) Borrower then shall, upon the termination of the then current LIBOR Period applicable to each Euro Rate Loan so affected or, if earlier, when required by law, repay each such affected Euro Rate Loan, together with all interest accrued thereon.

(c) In lieu of the repayment to Agent required by this Section 2.12, Borrower may exercise the following options:

(i) If such determination by Agent relates only to a Euro Rate Loan then being requested by Borrower pursuant to the terms hereof, Borrower may, on such date by giving notice in writing to the Agent, withdraw such request; or

(ii) In the case of LIBOR Rate Loans, Borrower may, by giving notice in writing to Agent, require the Lenders to make the LIBOR Rate Loan then being requested in the form of a Prime Rate Loan, or to convert its outstanding LIBOR Rate Loan or Loans that are so affected into a Prime Rate Loan at the end of the then current LIBOR Period applicable to each such LIBOR Rate Loan (or at such earlier time as repayment is otherwise required to be made pursuant to the terms hereof). Such notice shall pertain only to the LIBOR Rate Loan outstanding or to be outstanding during each such affected LIBOR Period.

2.13. TAXES.

(a) If any Taxes shall be payable by or to any taxing authority of or in the United States, or any foreign country, or any political subdivision of any thereof, in respect of any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery, performance, enforcement, or payment of principal or interest of or under the Revolving Notes or the making of any Euro Rate Loan), by reason of any now existing or hereafter enacted statute, rule, regulation or other determination (excluding (i) any Taxes imposed on or measured by the net income of Agent, the L/C Issuer or any Lender or any franchise Taxes imposed in lieu of such Taxes, (ii) any branch profits Taxes imposed by the United States or any similar Taxes imposed by any foreign country or political subdivision thereof, (iii) any Taxes attributable to any Lender’s failure to provide the forms described in Section 15.17(g), and (iv) any withholding Taxes imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement, except to the extent such Lender’s assignor (if any) was entitled at the time of assignment, to receive additional amounts with respect to any Taxes (such excluded items, “Excluded Taxes”, and any Taxes other than Excluded Taxes, “Non-Excluded Taxes”)), Borrower will:

(i) pay on written request therefor all such Non-Excluded Taxes,

(ii) promptly furnish Agent and the Lenders with evidence of any such payment, and

(iii) indemnify and hold Agent, the L/C Issuer, the Lenders and any holder or holders of the Revolving Notes harmless and indemnified against any liability for any such Non-Excluded Taxes or the payment thereof or resulting from any delay or omission to pay such Non-Excluded Taxes.

Without prejudice to the survival of any other agreement of Borrower under this Agreement, the agreement and obligations of Borrower contained in this Section 2.13 shall survive the termination of this Agreement.

(b) If the Agent or a Lender (or former Lender) or the L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund or credit from a Governmental Authority in respect of Non-Excluded Taxes for which it has been indemnified by Borrower, it shall, within 30 days from the date of such receipt pay over the amount of such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Non-Excluded Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses of such Lender, Agent or L/C Issuer, as applicable, without interest (other than interest paid by the relevant taxing authority with respect to such refund or credit); provided, however, that the Borrower, upon the request of the Agent, L/C Issuer or such Lender (or former Lender), agrees to repay the amount paid over to Borrower (plus any interest to the extent accrued from the date such refund or credit is paid over to or credited the Borrower) to the Agent, L/C Issuer or such Lender (or former Lender) in the event the Agent, L/C Issuer or such Lender (or former Lender) is required to repay such refund or credit to such Governmental Authority. Nothing contained in this paragraph shall require the Agent, L/C Issuer or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

2.14. PAYMENTS. All payments of interest, principal, fees and other expenses by the Borrower under this Agreement unless otherwise specified shall be made as set forth in Article 8 hereof and otherwise in (x) Dollars in immediately available funds in respect of any obligation of the Borrower under this Agreement except as otherwise provided in the immediately following clause (y) and (y) Euros in immediately available funds, if such payment is made in respect of (i) principal of or interest on Euro Denominated Revolving Loans, or (ii) any increased costs, indemnities or other amounts owing with respect to Euro Denominated Revolving Loans (or Commitments relating thereto), in either case, without any counterclaim or setoff and free and clear of and, except to the extent otherwise required by applicable law, without reduction for any Non-Excluded Taxes. All payments shall be made not later than 12:00 noon (New York City time) on the due date at Agent’s office, unless such amount is sooner paid by Agent debiting a deposit account of Borrower. All payments (unless stated herein otherwise) shall be applied first to the payment of all fees, expenses and other amounts due to the Lenders, the L/C Issuer and Agent (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default, payments will be applied to the obligations of Borrower to Lenders, the L/C Issuer and the Agent in accordance with Section 15.5(d).

2.15. CHARGE TO ACCOUNT. On the date that any principal of, or interest on, the Revolving Loans or any fees or charges payable under this Agreement or any other Loan Documents are due to Agent, the L/C Issuer or any Lender, including, without limitation, as set forth in Article 8 hereof, Borrower authorizes Agent to debit the HSBC Payment Account or any other accounts of Borrower maintained with Agent on such due date in an amount equal to such unpaid principal, interest, fees or charges, as applicable. The failure of Borrower to pay any such amount in cash shall not be a Default hereunder to the extent that Excess Availability at such time exceeds the amount then due but shall be deemed a request hereunder for (x) if the amount due and owing is payable in Dollars, a Dollar Denominated Revolving Loan to be maintained as a Prime Rate Loan or (y) if the amount due and owing is payable in Euros, a Euro Denominated Revolving Loan (in each case, subject to the conditions in Section 3.23 hereof) in an aggregate amount equal to the lesser of the amount then due or such Excess Availability and if any such Revolving Loan is made it shall be deemed to be an Advance hereunder. If such Revolving Loans are not able to be advanced to Borrower as a result of the failure to satisfy the conditions to borrowing in Section 3.23 hereof or the failure of a Lender to fund its pro rata portion of an Advance, or such amount exceeds Excess Availability, Borrower shall immediately pay any such amount owed by Borrower that is not advanced as a Revolving Loan.

2.16. CAPITAL ADEQUACY.

(a) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation, or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any of the Lenders or any Person controlling any of the Lenders, and any such Lender reasonably determines that the rate of return on its or such controlling Person’s capital as a consequence of its commitment to make Advances is reduced to a level below that which such Lender or such Person controlling such Lender could have achieved but for the occurrence of any such circumstance (taking into consideration such Lender’s policies and the policies of such controlling Person with respect to capital adequacy), then, in any such case upon notice from time to time by such Lender to Borrower, with a copy of such notice to Agent, such Borrower shall promptly pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of a Lender as to such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding.

(b) Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of an event described in paragraph (a) of this Section giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided that, if an event described in paragraph (a) of this Section giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

2.17. SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS. On a weekly basis, on Wednesday of each week (or more frequently if required by Agent) (a “Settlement Date”), Agent shall provide each Lender with a statement of the outstanding balance of the Indebtedness as of the end of the Business Day preceding the Settlement Date (the “Pre-Settlement Determination Date”) and the current balance of the Advances funded by each Lender (whether made directly by such Lender to Borrower or constituting a settlement by such Lender of a previous Disproportionate Advance made by Agent on behalf of such Lender to Borrower). If such statement discloses that such Lender’s current balance of the Advances as of the Pre-Settlement Determination Date exceeds such Lender’s Pro Rate Share of the Advances outstanding as of the Pre-Settlement Determination Date, then Agent shall, on the Settlement Date, transfer to such Lender, by wire transfer, the net amount due to such Lender in accordance with such Lender’s instructions, and if such statement discloses that such Lender’s current balance of the Advances as of the Pre-Settlement Determination Date is less than such Lender’s Pro Rata Share of the Advances outstanding as of the Pre-Settlement Determination Date, then such Lender shall, on the Settlement Date, transfer to Agent, by wire transfer the net amount due to Agent in accordance with Agent’s instructions. In addition, payments actually received by Agent with respect to the following items shall be distributed by Agent to Lenders as follows:

On the Settlement Date, payments to be applied to interest on the Advances shall be paid to each Lender in proportion to its Pro Rata Share, subject to any adjustments for any Disproportionate Advances so that Agent shall receive interest on the Disproportionate Advances and each Lender shall only receive interest on the amount of funds actually advanced by such Lender.

Agent and Lenders acknowledge that it is the intent of the parties hereto that settlements consistently be made on the same day of each week, although Lenders recognize that Agent may designate a different day of the week for settlements. Consequently, unless Agent otherwise notifies Lenders (telephonically or in writing), settlements shall be made on Wednesday of each week. If Agent so notifies Lenders of a new settlement day, all settlements shall take place on such day, unless Agent subsequently notifies Lenders of a new settlement day. Notwithstanding the foregoing, if a Lender has failed to remit its Pro Rata Share of any Advances required to be made pursuant to Section 2.1 or 2.10 or has failed to make a settlement payment to Agent pursuant to this Section 2.17, no payment shall be made to such Lender by Agent at any time such Lender’s share of the outstanding Advances is less than such Lender’s Pro Rata Share and such Lender shall be deemed to be a Defaulting Lender. Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s

Commitment shall be deemed to be zero ($0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrower or any Loan Party of their duties and obligations hereunder.

2.18. USE OF PROCEEDS. Borrower covenants to Agent and Lenders that it will use the proceeds borrowed under this Agreement for working capital needs of Borrower, to refinance the Existing Credit Facility and other existing Debt of Borrower on the Closing Date, to pay for the Merger and fees and expenses relating the making of the Term Loan and other general corporate purposes, including Permitted Acquisitions.

2.19. REPLACEMENT OF LENDER IN RESPECT OF INCREASED COSTS; OBLIGATION TO MITIGATE.

(a) Within thirty (30) days after receipt by Borrower of written notice and demand from any Lender for payment of additional costs as provided in Sections 2.11, 2.13 or 2.16 hereof, or if any Lender defaults in its obligation to fund loans hereunder, or if any Lender shall decline to consent to any modification or waiver hereunder requiring 100% of the Lenders affected thereby to consent thereto and the Requisite Lenders have consented thereto, or upon the occurrence of any event giving rise to the operation of Section 2.13 with respect to any Lender (any Lender, in each such case, an “Affected Lender”) Borrower may, at its option, notify Agent and such Affected Lender of Borrower’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably acceptable to Agent. In the event that Borrower obtains a Replacement Lender within sixty (60) days following notice of its intention to do so, such Replacement Lender shall (i) purchase the Revolving Loans of such Affected Lender and such Affected Lender’s other rights and obligations hereunder, without recourse to or warranty by, or expense to, such Affected Lender, for a purchase price equal to the outstanding principal amount of the Revolving Loans payable to such Affected Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Affected Lender and all other amounts payable to such Affected Lender under this Agreement and the other Loan Documents, and (ii) assume all other Commitments, participations in Letters of Credit and other obligations of such Affected Lender hereunder; provided that Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. No action or consent by such Affected Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon receipt by the applicable Affected Lender of all amounts required to be paid to it pursuant to this Section 2.19. Upon such purchase and assumption, such Affected Lender shall no longer be a party hereto or, provided that Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment, have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Affected Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Affected Lender hereunder.

(b) Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Commitment, Revolving Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.11, 2.13 or 2.16, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) make, issue, fund or maintain its Revolving Loans or Letters of Credit through another office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.11, 2.13 or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments, Revolving Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments, Revolving Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.19(b) unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.19(b) (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Agent) shall be conclusive absent manifest error.

3.	CONDITIONS TO THE CREDIT

The Lenders’ agreement to lend and the L/C Issuer’s agreement to issue Letters of Credit contained in this Agreement, shall be effective only upon fulfillment or waiver in accordance with the terms of Article 14 of the following conditions at or prior to the date of the execution of this Agreement.

3.1. BORROWER AND LOAN PARTY ACTION. Borrower and each applicable Loan Party shall have taken all necessary and appropriate corporate, limited liability company and shareholder action and shall have adopted resolutions authorizing, as applicable, the transactions contemplated hereby, the execution and delivery of this Agreement, the Revolving Notes, the other Loan Documents and the taking of all action required of such party, as applicable, by this Agreement; and Borrower and each applicable Loan Party shall have furnished to Agent copies certified as of the date of the execution of this Agreement of such resolutions.

3.2. ORGANIZATIONAL DOCUMENTS. There shall have been furnished to Agent a general certificate from Borrower and each Loan Party including: (i) certificates evidencing Borrower’s and each Domestic Consolidated Subsidiary’s good standing; (ii) copies of the certificates of incorporation and current by-laws of such party (or comparable organizational documents), certified by its Secretary as of the date of the execution of this Agreement; and (iii) an incumbency certificate specifying the officers of such party, together with their specimen signatures.

3.3. REVOLVING NOTES. Borrower shall have executed and delivered to the Lenders the Revolving Notes, appropriately completed, evidencing the Borrower’s obligations to repay the Revolving Loans.

3.4. SECURITY AGREEMENTS/MORTGAGES.

(a) Holdings and each Subsidiary Loan Party shall have executed and delivered to Agent the Guarantee Agreement.

(b) Borrower and each applicable Loan Party shall have (i) executed and delivered to Agent one or more security agreements (“Security Agreements”) in form and content satisfactory to Agent and granting to Agent, for the benefit of the Lenders and Agent, security interests (“Security Interests”) in all of Borrower’s or such Loan Party’s assets, including, without limitation, Equipment; Inventory; Accounts; Documents; Instruments; Chattel Paper; Investment Property (including all Equity Interests of all Domestic Consolidated Subsidiaries but excluding the capital stock or other equity securities of all Foreign Consolidated Subsidiaries of Borrower other than 65% of the capital stock or other equity securities of Wire Rope Corporation de Mexico I, S. de R.L. de C.V.) and General Intangibles including deposit accounts, letter of credit rights, patents, trademarks, tradenames, copyrights, swap agreements, insurance proceeds, Tax refunds, cash and license rights whether now owned or hereafter acquired, wherever located, and any and all products and proceeds thereof (“Collateral”), as continuing collateral security for the payment of any and all Indebtedness pursuant to the applicable Loan Documents; and (ii) authorized Agent to file appropriate financing statements (“Financing Statements”), or equivalents, to perfect the Security Interests, which Security Interests shall, at the time of the execution of this Agreement, subject to the terms of the Intercreditor Agreement, be superior to all other Liens and security interests in such property, except as to Permitted Liens and Liens and security interests therein in favor of Agent or as otherwise specifically approved by Agent.

(c) (x) Borrower and each applicable Loan Party shall have executed and delivered to Agent, Mortgages with respect to its owned premises located at (i) St. Joseph, Missouri, (ii) Casper, Wyoming, (iii) Sedalia, Missouri, (iv) Rosenberg, Texas, (v) Chillicothe, Missouri and (vi) Kirksville, Missouri, in each case, pursuant to a mortgage acceptable to Agent (collectively, the “Mortgaged Properties”), and (y) Agent shall have received such title insurance policies, surveys and other documents and agreements requested by Agent with respect to the Mortgages or otherwise required by the Term Loan Agent under the Term Loan/Euro RCF Agreement.

3.5. LOCKBOX AGREEMENT. Borrower and each applicable Loan Party, if any, shall have executed and delivered one or more Lockbox Agreement(s) (“Lockbox Agreement”) and related documents in form and content reasonably satisfactory to Agent and consistent with the terms hereof relating to springing dominion into which Account Debtors shall remit or cause the remittance of payment with respect to all Receivables.

3.6. INTERCREDITOR AGREEMENT. Agent shall have received a fully executed Intercreditor Agreement in form and substance reasonably satisfactory to Agent.

3.7. DELIVERY OF TRANSACTION DOCUMENTS.

(a) Merger Documents. Agent has received or will receive on the Closing Date, complete copies of all Merger Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. Since November 1, 2006 none of such documents and agreements shall have been amended or supplemented, nor shall have any of the provisions thereof have been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to, and approved in writing by, Agent, which approval shall not be unreasonably withheld, conditioned or delayed. Each of the conditions precedent to the consummation of the Merger as set forth in the Merger Documents shall have been satisfied in all material respects to the reasonable satisfaction of the Agent, and not waived, except with the consent of the Agent, which consent shall not be unreasonably withheld, conditioned or delayed and the Certificate of Merger shall have been filed with, and pre-cleared by, the Secretary of State of Delaware.

(b) Equity Contribution. Agent has received or will receive on the Closing Date complete copies of the Equity Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. Since November 1, 2006 none of such documents and agreements shall have been amended or supplemented, nor shall have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which as heretofore been delivered to, and approved in writing by, Agent, other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders, which approval shall not be unreasonably withheld, conditioned, or delayed. The transactions contemplated by the Equity Documents shall have been (or substantially simultaneously with the funding of the loans under this Agreement shall be) consummated in accordance with the terms thereof including, without limitation, the receipt by Merger Sub of gross cash proceeds of not less than $160,000,000 and Merger Sub shall have utilized the full amount of such gross cash proceeds to make payments owing in connection with the Transaction prior to the utilization by Merger Sub of any proceeds of Revolving Loans for such purpose.

(c) Term Loan. Agent has received or will receive on the Closing Date complete copies of the Term Loan Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. All of the foregoing shall be in form and substance reasonably satisfactory to Agent and none of such documents and agreements shall have been amended or supplemented, nor shall have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which as heretofore been delivered to, and approved in writing by, Agent. The transactions contemplated by the Term Loan Documents shall have been (or substantially simultaneously with the funding of the loans under this Agreement shall be) consummated in accordance with the terms thereof including, without limitation, the receipt by Merger Sub from the Term Loan Lenders of gross cash proceeds of not less than $125,000,000 and Merger Sub shall have utilized the gross cash proceeds to make payments owing in connection with the Transaction prior to the utilization by Merger Sub of any proceeds of Revolving Loans for such purpose.

(d) Senior Notes. Agent has received or will receive on the Closing Date complete copies of the Senior Note Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. All of the foregoing shall be in form and substance reasonably satisfactory to Agent and none of such documents and agreements shall have been amended or supplemented, nor shall have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which as heretofore been delivered to, and approved in writing by, Agent. The transactions contemplated by the Senior Note Documents shall have been (or substantially simultaneously with the funding of the loans under this Agreement shall be) consummated in accordance with the terms thereof including, without limitation, the receipt by Merger Sub of gross cash proceeds of not less than $150,000,000 from the issuance of the Senior Notes and Merger Sub shall have utilized such gross cash proceeds to make payments owing in connection with the Transaction prior to the utilization by Merger Sub of any proceeds of Revolving Loans for such purpose

3.8. MINIMUM EXCESS AVAILABILITY. Borrower shall have Excess Availability on the Closing Date after giving effect to the Transaction in the amount of at least $20,000,000.

3.9. SOLVENCY. There shall have been executed and delivered to Agent separate officer’s certificate in form and substance reasonably satisfactory to Agent, from a responsible officer of Borrower attesting that Borrower, on a consolidated basis with its Consolidated Subsidiaries, is, as of the Closing Date, Solvent.

3.10. LIEN SEARCHES. Lenders shall be in receipt of searches of the appropriate filing records, including, without limitation, the United States Patent and Trademark Office or any other jurisdiction, as Agent or Lenders may require in order to confirm the priority of the Security Interest.

3.11. MATERIAL ADVERSE EFFECT. Since December 31, 2005 no change or condition has occurred that would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Documents).

3.12. INTELLECTUAL PROPERTY SECURITY AGREEMENTS. Borrower and each applicable Domestic Consolidated Subsidiary shall have executed and delivered to Agent intellectual property collateral assignment and security agreement(s) with respect to their intellectual property in form and content reasonably satisfactory to the Agent.

3.13. [INTENTIONALLY OMITTED].

3.14. REPAYMENT OF EXISTING INDEBTEDNESS. All Debt of Holdings and its Consolidated Subsidiaries not expressly permitted hereunder shall have been terminated or contemporaneously paid in full and any Liens not expressly permitted hereunder on the assets of Holdings or any Consolidated Subsidiary securing such Debt shall have been terminated.

3.15. INTERCOMPANY SUBORDINATION AGREEMENT. The Agent shall have received the Intercompany Subordination Agreement, duly executed and delivered by each Loan Party.

3.16. PROJECTIONS. The Agent shall have received quarterly Projections from the Closing Date through the end of fiscal year of the Borrower ending December 31, 2007, with respect to Holdings and its Consolidated Subsidiaries after giving effect to the Transaction on a consolidated and consolidating basis, which Projections are reasonably consistent with the annual projections previously furnished by Sponsor to Agent.

3.17. INSURANCE. Borrower shall have caused to be delivered to Agent evidence of insurance coverage indicating compliance with Section 10.11.

3.18. BORROWING BASE CERTIFICATE; NOTICE OF BORROWING. The Agent shall have received a duly completed Borrowing Base Certificate and, if any Advances are requested on the Closing Date, a Notice of Borrowing.

3.19. FEES. Borrower shall have paid all of the fees specified in Section 8.3 of this Agreement, Item 19 of the Schedule hereof, the Fee Letter (which shall have been executed by Borrower and delivered to Agent) and all other fees and reasonable expenses due to Agent from the Borrower in connection with this Agreement, including, without limitation, Agent’s reasonable attorneys’ fees and expenses.

3.20. OPINIONS. Independent counsel for Borrower and the Loan Parties, shall have furnished to the Lenders, the Agent and the L/C Issuer their reasonably satisfactory written opinions, dated the date of the execution of this Agreement.

3.21. OTHER DEBT; COMPLIANCE WITH LAWS. There shall be no material default under Borrower’s Debt for borrowed money to any third party or in Borrower’s compliance with any applicable law, including, without limitation, the USA PATRIOT Act.

3.22. [INTENTIONALLY OMITTED].

3.23. EXTENSIONS OF CREDIT - REVOLVING CREDIT. The obligations of Agent and each Lender to make Advances and the obligation of L/C Issuer to issue or cause the issuance of any Letters of Credit (including, without limitation, on the Closing Date) are subject to satisfaction as of such date (each such date, a “Funding Date”) of all of the terms and conditions set forth below :

(a) No event shall have occurred and be continuing or would result from the funding of such Advance or issuance of such Letter of Credit that would constitute an Event of Default or a Default;

(b) The representations and warranties contained in the Loan Agreement, in any Loan Document to which Parent, Holdings, Borrower or any other Consolidated Subsidiary is a party and in any certificate, document or financial or other statement furnished at any time thereunder shall be true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on such date, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete in all material respects on and as of such earlier date); and

(c) Agent shall have received a Notice of Borrowing in the form of Exhibit G hereto, appropriately completed.

Each request for an Advance by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied. If a Default or an Event of Default shall have occurred and be continuing, and the Agent, or the Requisite Lenders shall have determined to cease funding, no Advance(s) shall be made and no Letter(s) of Credit shall be issued.

For purposes of determining compliance with the conditions specified in this Article 3 (other than Section 3.23), each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto, and such Lender shall not have made available to the Agent such Lender’s ratable portion of the initial Borrowing

4.	COLLATERAL AND INDEBTEDNESS SECURED.

4.1. SECURITY INTEREST. Cayman Distributor, Borrower and each Loan Party which is a Domestic Consolidated Subsidiary of Parent hereby grants to the Agent for the benefit of the Lenders, L/C Issuer, Related Parties and itself as Agent, a security interest in, and a lien on, the following personal property of Cayman Distributor, Borrower or such Loan Party which is a Domestic Consolidated Subsidiary of Parent, wherever located and whether now owned or hereafter acquired:

(a) All Accounts, Inventory, General Intangibles, Chattel Paper, Commercial Tort Claims, Documents, Instruments, Investment Property (including all Equity Interests of all Domestic Consolidated Subsidiaries but excluding the Equity Interests of all Foreign Consolidated Subsidiaries other than 65% of the capital stock or other equity securities of Wire Rope Corporation de Mexico I, S. de R.L. de C.V.), Deposit Accounts, Supporting Obligations and Letter-of-Credit Rights, whether or not specifically assigned to the Agent, all Receivables and all Equipment, whether or not affixed to realty, and Fixtures (to the extent Cayman Distributor, Borrower or such Loan Party is permitted to grant a security interest in such Fixtures).

(b) All guaranties, collateral, liens on, or security interests in, real or personal property, leases, letters of credit, and other rights, agreements, and property securing or relating to payment of Receivables.

(c) All books, records, ledger cards, data processing records, computer software, and other property at any time evidencing or relating to Collateral.

(d) All monies, securities, and other property now or hereafter held, or received by, or in transit to, any of the Lenders from or for Cayman Distributor, Borrower or such Loan Party, and all of Cayman Distributor’s, Borrower’s or such Loan Party’s deposit accounts, credits, and balances with any of the Lenders existing at any time.

(e) All inventions owned by Cayman Distributor, Borrower or such Loan Party and used by Cayman Distributor, Borrower or such Loan Party in its business, all letters patent and foreign patents issued on, and applications for letters patent or foreign patents filed in connection therewith, any licenses used by Cayman Distributor, Borrower or such Loan Party in its business of the use of the patents and all proceeds thereof (to the extent Cayman Distributor, Borrower or such Loan Party is permitted to grant a security interest in such licenses), including without limitation any claim by Cayman Distributor, Borrower or such Loan Party against third parties for past, present or future infringement or dilution of any patents. All of the foregoing in its respective AS IS, WHERE IS condition, provided the Agent and the Lenders shall enjoy any improvement, if any, in the condition which the Borrower or its Affiliates hereafter enjoy.

(f) All marks owned by Cayman Distributor, Borrower or such Loan Party, used by Cayman Distributor, Borrower or such Loan Party in its business (whether trademarks or service marks), all licenses of the use of any marks used by Cayman Distributor, Borrower or such Loan Party in its business (to the extent Cayman Distributor, Borrower or such Loan Party is permitted to grant a security interest in such licenses), all goodwill associated with the marks or the use of the marks, all registrations, certificates of registration and applications for registration of the marks, whether issued or pending before any governmental body and all proceeds thereof, including without limitation any claim by Cayman Distributor, Borrower or such Loan Party against third parties for past, present or future infringement or dilution of any marks or for injury to the goodwill associated with the marks or registrations. All of the foregoing in its respective AS IS, WHERE IS condition, provided the Agent and the Lenders shall enjoy any improvement, if any, in the condition which the Borrower or its Affiliates hereafter enjoy.

(g) All parts, accessories, attachments, special tools, additions, replacements, substitutions, and accessions to or for all of the foregoing.

(h) All Proceeds and products of all of the foregoing in any form, including, without limitation, amounts payable under any policies of insurance insuring the foregoing against loss or damage, and all increases and profits received from all of the foregoing.

(i) Except as otherwise provided in the Intercreditor Agreement, and subject to Permitted Liens, such Security Interest and lien shall be a first priority lien on and security interest in such personal property.

(j) Notwithstanding anything to the contrary contained in this Section 4.1 or any other provisions of this Agreement or any other Loan Document, neither this Agreement nor any other Loan Document shall constitute a grant of a security interest in any property to the extent that, and for so long as, such grant of a security interest: (A) is prohibited by any requirement of law of any Governmental Authority, (B) requires a consent not obtained of any Governmental Authority pursuant to such requirement of law, (C) is prohibited by, or constitutes a breach or default under or results in the termination of, or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise or relating to such property or, in the case of any Investment Property or pledged note, any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (D) any Letter of Credit Rights to the extent any Loan Party is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose, or (E) any vehicle covered by a certificate of title or ownership, whether now owned or hereafter acquired.

4.2. OTHER COLLATERAL. Nothing contained in this Agreement shall limit the rights of the Agent or any Lender in and to any other collateral securing the Indebtedness which may have been, or may hereafter be, granted to the Agent for the benefit of the Lenders and itself as Agent by Borrower or any Loan Party, if such grant is made pursuant to any other agreement, including without limitation, the real property, fixtures and other assets of Cayman Distributor, Borrower or any Loan Party located at the properties subject to the Mortgages.

4.3. INDEBTEDNESS SECURED. The Security Interest secures payment of any and all Debt, and performance of all obligations and agreements, of Cayman Distributor, Borrower and each Loan Party to the Agent and Lenders and L/C Issuer under this Agreement and the other Loan Documents whether now existing or hereafter incurred or arising, of every kind and character, primary or secondary, direct or indirect, absolute or contingent, sole, joint or several, whether determined to be void or voidable and whether such Indebtedness is from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, including, without limitation: (a) all Advances; (b) all obligations of Borrower or any Loan Party arising with respect to any Letters of Credit, including any reimbursement obligation for draws made under Letters of Credit issued by the L/C Issuer; (c) all interest which accrues on any such Indebtedness, until payment of such Indebtedness in full, including, without limitation, all interest provided for under this Agreement and any interest accruing after the commencement of a bankruptcy proceeding by or against Borrower or any Loan Party; (d) all other monies payable by Borrower and any Loan Party, and all obligations and agreements of Borrower and the Loan Parties to the Agent and the Lenders, pursuant to the Loan Documents; (e) all obligations to Agent, any Lender or any Related Party thereof under any Hedging Agreement permitted to be incurred by Borrower under this Agreement; (f) all monies due, and to become due, pursuant to Sections 8.3 and 8.4; (g) the guaranty of the Indebtedness by the Parent and the Subsidiary Loan Parties contained in the Guarantee Agreement; and (h) all Bank Product Obligations.

5.	REPRESENTATIONS AND WARRANTIES.

To induce the Agent and the Lenders to enter into this Agreement, and make Advances to Borrower on the date hereof or from time to time hereafter as herein provided, the Parent (to the extent applicable), Holdings and the Borrower each represents and warrants as follows:

5.1. EXISTENCE. Parent and each Consolidated Subsidiary is duly organized and existing and (with respect only to each Domestic Consolidated Subsidiary) in good standing under the laws of the jurisdiction of organization as an entity of the kind specified in Item 10 of the Schedule and in the case of any Domestic Consolidated Subsidiary is duly licensed or qualified to do business and in good standing in each state in which the nature of its business or ownership of its property requires such licensing or qualification, except as failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

5.2. TAX IDENTIFICATION/ORGANIZATION NUMBERS. Holdings’ and each of its Domestic Consolidated Subsidiaries’ tax identification numbers (if any) in each applicable jurisdiction are as set forth on Item 10 of the Schedule, as such Item 10 may be updated from time to time after the Closing Date with the consent of the Agent.

5.3. CAPACITY. The execution, delivery, and performance of this Agreement and the Loan Documents are within Borrower’s and each Loan Party’s powers, have been duly authorized by all necessary and appropriate action, and are not in contravention in any material respect of any law or the terms of Borrower’s or any Loan Party’s Organizational Documents or of any material indenture, agreement, undertaking, or other document to which Borrower or any Loan Party is a party or by which Borrower, any Loan Party or any of Borrower’s or any Loan Party’s material property is bound or affected.

5.4. VALIDITY OF RECEIVABLES. (a) Each Receivable (except for Receivables that constitute Ineligible Receivables under clause (ix) of such definition) is genuine and enforceable in accordance with its terms and represents an undisputed and bona fide indebtedness owing to Borrower or the applicable Loan Party by the Account Debtor obligated thereon; (b) there are no defenses, setoffs, or counterclaims against any Receivable (other than Receivables that individually or in the aggregate do not exceed $250,000 in value); (c) no payment has been received on any material portion of the Receivables, and no Receivable (other than Receivables that individually or in the aggregate do not exceed $250,000 in value) is subject to any Credit or Extension or agreements therefor unless, to the extent required by Item 17 of the Schedule, a Record specifying such payment, Credit, Extension, or agreement has been delivered to the Agent; (d) each copy of each Invoice, to the extent a copy of such Invoice is required by this Agreement to be delivered to Agent, is a true and genuine copy of the original Invoice sent to the Account Debtor named therein and accurately evidences the transaction from which the underlying Receivable arose, and the date payment is due as stated on each such Invoice or computed based on the information set forth on each such Invoice is correct; (e) all Chattel Paper, and all promissory notes, drafts, trade acceptances, and other instruments for the payment of money relating to or evidencing each Receivable, and each endorsement thereon, are true and genuine and in all respects what they purport to be, and are the valid and binding obligation of all parties thereto, and the date or dates stated on all such items as the date on which payment in whole or in part is due is correct; (f) all Inventory described in each Invoice has been delivered to the Account Debtor named in such Invoice or placed for such delivery in the possession of a carrier not owned or controlled directly or indirectly by Borrower or the applicable Loan Party; (g) all evidence of the delivery or shipment of Inventory is true and genuine in all material respects; (h) to the extent Receivable arises from the performance of services, all services to be performed by Borrower or the applicable Loan Party in connection with each such Receivable (other than Receivables that individually or in the aggregate do not exceed $250,000 in value) have been performed by Borrower or such Loan Party; and (i) all evidence of the performance of such services by Borrower or such Loan Party is true and genuine in all material respects.

5.5. INVENTORY. (a) All representations made by Borrower or any Loan Party to the Agent and Lenders, and all documents and schedules given by Borrower or any Loan Party to the Agent, relating to the description, quantity, quality, condition, and valuation of the Inventory are true and correct in all material respects; (b) neither Borrower nor any Loan Party received any Inventory (other than Inventory that individually or in the aggregate does not exceed $500,000 in value) on consignment or approval, except as specifically approved by Agent; (c) Inventory (other than Inventory that individually or in the aggregate does not exceed $500,000 in value) is located only at the address of Borrower or the applicable Loan Party set forth at the beginning of this Agreement, the locations specified in Item 11 of the Schedule, or such other place or places as approved by the Agent in a Record or permitted under Section 11.1 of this Agreement; (d) all Inventory (other than Inventory that individually or in the aggregate does not exceed $500,000 in value) is insured as required by Section 10.11, pursuant to policies in full compliance with the requirements of such Section; and (e) all Inventory (other than Inventory that individually or in the aggregate that does not exceed $500,000 in value) has been produced by Borrower or the applicable Loan Party in accordance with (to the extent applicable) the Federal Fair Labor Standards Act of 1938, as amended, and all applicable rules, regulations, and orders promulgated thereunder.

5.6. TITLE TO COLLATERAL. (a) Borrower or the applicable Loan Party is the owner of the Collateral free of all security interests, liens, and other encumbrances except the Security Interest, the lien in favor of the Term Loan Agent and except for Permitted Liens and Liens permitted under Section 11.3; (b) Borrower and each Loan Party has the full power and authority to grant the Security Interest to the Agent for the benefit of the Lenders and itself as Agent, and this Agreement creates a valid Security Interest in favor of Agent for its benefit and for the benefit of the Lenders; and (c) subject to the necessary filings that have been prepared by the Agent based upon the information provided to the Agent in the perfection certificate, the Agent has an enforceable, perfected first lien on all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions, except as otherwise provided in the Intercreditor Agreement with respect to the liens in favor of Term Loan Agent on the Term Loan/Euro RCF Priority Collateral and Permitted Liens, if any, that by operation of law are given priority to the lien in favor of Agent.

5.7. NOTES RECEIVABLE. No Receivable in excess of $250,000 individually or $500,000 in the aggregate is an Instrument, Document, or Chattel Paper or is evidenced by any note, draft, trade acceptance, or other instrument for the payment of money, except such Instrument, Document, Chattel Paper, note, draft, trade acceptance, or other instrument as has been endorsed and delivered by Borrower or the applicable Loan Party to the Agent and has not been presented for payment and returned uncollected for any reason.

5.8. EQUIPMENT. Except as otherwise provided under Section 11.1 hereof, all material items of Equipment owned by Borrower and each Loan Party are located, and all material items of Equipment owned by Borrower and each Loan Party which are a Fixture are affixed to real property, only at the address of Borrower or the applicable Loan Party set forth at the beginning of this Agreement, the locations specified in Item 11 of the Schedule, or such other place or places as approved by the Agent in a Record. Such real property is owned by Borrower or such Loan Party or by the person or persons named in Item 11 of the Schedule (as such Item may be updated to reflect transfers or sales of such real property in accordance with the terms of this Agreement) and is encumbered only by Permitted Liens.

5.9. PLACE OF BUSINESS. (a) Unless otherwise disclosed to the Agent in Item 11 or Item 13 of the Schedule, Borrower and each Subsidiary Loan Party is engaged in business operations which are in whole, or in part, carried on at the address specified at the beginning of this Agreement or at such other address specified in Item 13 of the Schedule (as such address or Item may be updated upon written notice to Agent); and (b) Borrower’s records concerning the Collateral are kept at the address specified at the beginning of this Agreement or in Item 13 of the Schedule (as such Item may be updated upon at least ten (10) days’ written notice to Agent).

5.10. FINANCIAL CONDITION. Borrower has caused to be furnished to the Lenders, Borrower’s most recent financial statements which are dated November 30, 2006, which statements represent fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates, and have been prepared in accordance with GAAP. Since December 31, 2005, there has not occurred any event which would reasonably be expected to have a Material Adverse Effect.

5.11. TAXES. Except as disclosed in a Record by Parent to the Agent and Lenders and other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: (a) all federal and other material Tax returns required to be filed by Parent and each Consolidated Subsidiary (taking into account any extensions) have been filed, and all Taxes required by such returns have been paid, except those being contested in good faith and for which adequate reserves have been established; and (b) neither Parent nor any Consolidated Subsidiary has received any written notice from the Internal Revenue Service or any other taxing authority proposing additional Taxes materially greater than the amount Parent believes is due and owing under the returns described in clause (a).

5.12. LITIGATION. Except as disclosed in a Record by Parent to the Agent and the Lenders, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Parent, threatened against Parent or any Consolidated Subsidiary which (i) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transaction.

5.13. ERISA MATTERS. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability to the Parent or any Consolidated Subsidiary is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

5.14. ENVIRONMENTAL MATTERS. Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any of its Consolidated Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval necessary for its operations under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

5.15. VALIDITY OF LOAN DOCUMENTS. The Loan Documents and the Intercreditor Agreement constitute the legal, valid, and binding obligations of Borrower and each Consolidated Subsidiary and any Loan Parties thereto, enforceable against Borrower and each Consolidated Subsidiary in accordance with their respective terms, except as enforceability may be limited by (i) applicable bankruptcy and insolvency laws and laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

5.16. NO CONSENT OR FILING. No consent, license, approval, or authorization of, or registration, declaration, or filing with, any court, governmental body or authority is required in connection with the valid execution, delivery, or performance of the Loan Documents, except for (a) filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, as are or become necessary, (c) such consents, licenses and approvals, the failure of which to be obtained or made would not be reasonably be expected to have a Material Adverse Effect. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, governmental body or authority or other Person is required for the conduct of Parent’s or any Consolidated Subsidiary’s business as now conducted, except where the failure of to obtain such consent, license, approval, authorization of, registration, declaration, or filing would not be reasonably be expected to result in a Material Adverse Effect.

5.17. NO VIOLATIONS. Except as would not be reasonably expected to result in a Material Adverse Effect, neither Parent nor any Consolidated Subsidiary is in violation of any term of its Organizational Documents. Neither Parent nor any Consolidated Subsidiary is in violation of any material order, writ, judgment, injunction, or decree of any court of competent jurisdiction or of any statute, rule, or regulation of any governmental authority. The execution and delivery of the Loan Documents and the performance of all of the same, is, and will be, in compliance in all material respects with the foregoing and will not result in any violation thereof, or result in the creation of any mortgage, lien, security interest, charge, or encumbrance upon, any properties or assets except for Permitted Liens, Liens in favor of the Term Loan Agent and Liens in favor of the Agent. No provision of any material mortgage, indenture, contract, agreement, judgment, decree or order binding on Parent or any Consolidated Subsidiary or affecting the Collateral of Parent or any Consolidated Subsidiary or any provision of applicable law of any governmental body conflicts in any material respect with, or requires any material consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance in any material respect of, the terms of this Agreement or the other Loan Documents.

5.18. TRADEMARKS, PATENTS AND COPYRIGHTS. Except as would not be reasonably expected to have a Material Adverse Effect, Parent and each Consolidated Subsidiary possesses all material trademarks, trademark rights, patents, patent rights, tradenames, tradename rights and copyrights that are required to conduct its business as now conducted. Taken as a whole, the conduct of business by Parent and the Consolidated Subsidiaries does not infringe upon the rights of others, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. A list of the U.S. registrations, applications or issuances of each Loan Party is set forth in Item 14 of the Schedule, as such Item 14 is updated from time to time by Parent.

5.19. CONTINGENT LIABILITIES. There are no material suretyship agreements, guaranties, or other contingent liabilities of Parent or any Consolidated Subsidiary which are not disclosed by the financial statements described in Section 5.10.

5.20. COMPLIANCE WITH LAWS. Each of Parent and each Consolidated Subsidiary is in compliance with all applicable laws, rules and regulations with respect to its business and the use, maintenance, and operations of the real and personal property owned or leased by it in the conduct of its business, except as would not reasonably be expected to result in a Material Adverse Effect. Each of Parent and each Consolidated Subsidiary is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meaning of the quoted term under Regulation U of the Board as now and from time to time hereafter in effect. No part of the proceeds of any Advance made to Borrower or any Loan Party will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors. Each of Borrower and each Loan Party is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

5.21. LICENSES, PERMITS, ETC. Each franchise, grant, approval, authorization, license, permit, easement, consent, certificate, and order of and registration, declaration, and filing with, any court, governmental body or authority, or other Person required for or required in connection with the conduct of Parent’s and each Consolidated Subsidiary’s business as now conducted is in full force and effect except as would not reasonably be expected to have a Material Adverse Effect.

5.22. LABOR MATTERS. As of the Closing Date there are no strikes, lockouts or slowdowns against Holdings or any Consolidated Subsidiary pending or, to the knowledge of the Parent and the Borrower, threatened in writing. The hours worked by and payments made to employees of Holdings, the Borrower and the Consolidated Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. Except as would not reasonably be expected to have a Material Adverse Effect, all payments due from the Parent, the Borrower or any Consolidated Subsidiary, or for which any claim may be made against the Parent, the Borrower or any Consolidated Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent, the Borrower or such Consolidated Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Consolidated Subsidiary is bound.

5.23. CONSOLIDATED SUBSIDIARIES. Parent has no Consolidated Subsidiaries other than those listed in Item 32 of the Schedule or Consolidated Subsidiaries formed after the date hereof to the extent permitted under this Agreement or otherwise with the consent of the Agent, and the percentage ownership of Parent and each other equity holder, if any, in each such Consolidated Subsidiary is specified in such Item 32, as such Item 32 is updated from time to time by Parent to reflect such changes therein permitted pursuant to the terms of this Agreement.

5.24. AUTHORIZED OWNERSHIP INTERESTS. Set forth in Item 16 of the Schedule (as such Item 16 is updated from time to time by Parent to reflect such changes therein permitted pursuant to the terms of this Agreement) are Holdings’ and each Consolidated Subsidiaries’ total authorized common shares and the amount of the Holdings’ and each Consolidated Subsidiaries’ outstanding shares and the par value, if any, of such shares or the unit value of such interests. Except as set forth in Item 16 of the Schedule (as such Item 16 is updated from time to time by Parent to reflect such changes therein permitted pursuant to the terms of this Agreement or otherwise with the approval of the Agent), all such shares or interests are of one class and have been validly issued or distributed in accordance with federal and state law, and have been fully paid for and are non-assessable. No other shares of, or ownership interests in, any Consolidated Subsidiary are authorized or outstanding.

5.25. NO BURDENSOME AGREEMENTS. Neither Borrower nor any Loan Party is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that would have a material adverse effect on the ability of the Borrower or such Loan Party to carry out its obligations under any Loan Document.

5.26. ACCURACY OF INFORMATION GIVEN TO LENDERS. On the date as of which such information is dated or certified (or if not dated or certified, as of the date such information was furnished), no information, exhibit or report (after giving effect to any written corrections, amendments or supplements thereto delivered to the Lenders prior to the date hereof, or on the date of any Advance subject to the approval of the Agent, not to be unreasonably withheld or delayed) furnished by the Parent or Borrower to the Agent or the Lenders in connection with the negotiation of the Loan Documents or any Advance contained any untrue statement of a material fact as of any such date, or omitted to state any material fact or any fact necessary to make the statements contained therein, taken as a whole, in light of the circumstances under which such information, exhibit or report is or is to be used, not misleading, provided that, with respect to projected financial information and information of a general economic nature, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared (it being understood that actual results may vary materially from projected financial information).

5.27. DEBT. Other than as set forth in Annex VI or as otherwise permitted under this Agreement, there is no Debt of Holdings or any Loan Party outstanding on the Closing Date.

5.28. SOLVENT FINANCIAL CONDITION. Immediately after giving effect to the Transactions to occur on the Closing Date, and after giving effect to the applications of the proceeds of such loans on the Closing Date, Holdings and the Consolidated Subsidiaries on a consolidated basis are Solvent.

5.29. ANTI-TERRORISM LAWS.

(a) General. Neither Borrower nor any Consolidated Subsidiary or other Loan Party is in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. Neither Borrower nor any Consolidated Subsidiary or other Loan Party nor their respective agents acting or benefiting in any capacity in connection with the Advances to be made hereunder or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither Borrower nor any Consolidated Subsidiary or other Loan Party nor any of their respective agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.30. TRADING WITH THE ENEMY. Neither Borrower nor any Consolidated Subsidiary or other Loan Party has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.31. SPECIAL PURPOSE CORPORATIONS. Each of the Parent Entities (other than Parent) was formed to effect the Transaction. Prior to the consummation of the Transaction, no Parent Entity (other than Parent) had any significant assets or liabilities.

6.	CERTAIN DOCUMENTS TO BE DELIVERED TO THE AGENT.

6.1. DOCUMENTS. Borrower shall deliver to the Agent, all documents specified in Item 17 of the Schedule and all other documents and information reasonably requested by the Agent, as frequently as indicated therein. The documents and schedules to be provided under this Section 6.1 are solely for the convenience of the Agent in administering this Agreement and maintaining records of the Collateral. Borrower’s failure to provide the Agent with any such document or schedule shall not affect the Security Interest.

6.2. INVOICES. Borrower and each Loan Party shall cause all of its Invoices to be printed and to bear consecutive numbers and shall prepare and issue its Invoices in such consecutive numerical order. If requested by the Agent at any time after the occurrence and during the occurrence of a Default or an Event of Default or while Excess Availability is less than $18,000,000, all copies of Invoices not previously delivered to the Agent shall be delivered to the Agent with each schedule of Receivables. Copies of all Invoices which are voided or cancelled or which, for any other reason, do not evidence a Receivable shall be included in such delivery.

6.3. CHATTEL PAPER. The original of each item of Chattel Paper in excess of $250,000 individually or $500,000 in the aggregate evidencing a Receivable shall be delivered to the Agent with the schedule listing the Receivable which it evidences, together with an assignment in form and content satisfactory to Agent of such Chattel Paper by Borrower or the applicable Loan Party to the Agent.

7.	COLLECTIONS.

Unless the Agent notifies Borrower that it specifically dispenses with one or more of the following requirements, and subject to the terms and conditions of the Intercreditor Agreement and the Term Loan/Euro RCF Agreement with respect to Term Loan/Euro RCF Priority Collateral, Borrower acknowledges that: (A)(1) Borrower has granted a lien on and pledged to Agent as additional collateral security for the obligations herein all funds in the HSBC Payment Account, (2) “control” has been established with respect to the HSBC Payment Account as defined in Section 9.104 of the UCC, and (3) Borrower may not unilaterally terminate the HSBC Payment Account at any time and (B)(x) after the occurrence and during the continuance of a Default or Event of Default or (y) if Excess Availability is less than $18,000,000 (each a “Cash Dominion Event”), (1) any Proceeds received by Borrower or any Loan Party that is a Domestic Consolidated Subsidiary of the Borrower on Receivables and other payments from sales, leases or licenses of Inventory, shall be held by Borrower or such Loan Party in trust for the Agent for the benefit of the Lenders in the same medium in which received, shall not be commingled with any assets of Borrower or such Loan Party, (2) Agent may, and at the request of the Requisite Lenders shall, have all funds on deposit in the HSBC Payment Account be subject to the absolute dominion and control of the Agent, (3) if Agent exercises dominion and control over the HSBC Payment Account, neither Borrower nor any such Loan Party shall have any power of withdrawal over the funds in the HSBC Payment Account. In the absence of a Cash Dominion Event, Borrower will have sole dominion and control over the funds on deposit in the HSBC Payment Account and the Agent shall transfer or apply the funds on deposit therein in accordance with the instructions of the Borrower, including without limitation directing the Agent (or other depository bank, if applicable) to apply funds to the repayment of the outstanding Advances, issued Letters of Credit and other amounts payable under the Loan Documents and to otherwise withdraw funds from the HSBC Payment Account, provided that all funds withdrawn from the HSBC Payment Account will be applied as permitted hereunder; provided further, that upon the occurrence of a Cash Dominion Event, if Agent obtains sole dominion and control over the HSBC Payment Account, dominion and control of the HSBC Payment Account will not revert to Borrower until (x) if such Cash Dominion Event was as a result of the occurrence of an Event of Default, such Event of Default has been cured or waived and (y) if such Cash Dominion Event was as a result of Excess Availability being less than

$18,000,000, a Financial Officer of Borrower certifies in writing to Agent that (A) no Event of Default has occurred and is continuing and (B) Excess Availability has been equal to or greater than $18,000,000 for each of the forty-five days prior to the date of such certification. So long as the Agent elects to keep the HSBC Payment Account in existence, and subject to the terms and conditions of the Intercreditor Agreement and the Term Loan/Euro RCF Agreement with respect to Term Loan/Euro RCF Priority Collateral, at any time after a Cash Dominion Event and prior to the occurrence of the events described in clause (x) or (y) of the preceding sentence (as applicable), Borrower and each Loan Party that is a Domestic Consolidated Subsidiary of the Borrower shall deposit Proceeds of Collateral into the HSBC Payment Account. Upon receipt of Proceeds of Collateral, the Agent shall apply such Proceeds directly to the Indebtedness in the manner provided in Section 8.5. Checks drawn on the HSBC Payment Account, and all or any part of the balance of the HSBC Payment Account, shall be applied from time to time to the Indebtedness in the manner provided in Section 8.5.

8.	PAYMENT OF PRINCIPAL, INTEREST, FEES, AND COSTS AND EXPENSES.

8.1. PROMISE TO PAY PRINCIPAL. Borrower promises to pay to the Agent for the benefit of the Lenders the outstanding principal balance of the Advances in full upon termination of this Agreement pursuant to Section 14.16, or acceleration of the time for payment of the Indebtedness, pursuant to Section 12.2. Whenever the sum of the outstanding principal balance of Advances (inclusive of the Dollar Equivalent of all outstanding Euro Denominated Revolving Loans) plus the face amount (or the Dollar Equivalent thereof as of such time) of outstanding Letters of Credit exceeds the Borrowing Capacity, Borrower shall immediately pay to the Agent for the benefit of the Lenders the excess of such sum over the Borrowing Capacity.

8.2. PROMISE TO PAY INTEREST. Borrower promises to pay to the Agent for the benefit of the Lenders in cash or by the incurrence of Revolving Loans in accordance with Section 2.15 hereof interest on the principal of Advances made under this Agreement from time to time unpaid at the fluctuating per annum rate specified in Section 2.6 hereof and in Item 18 of the Schedule, including, without limitation, if applicable, interest at the Default Rate.

8.3. PROMISE TO PAY FEES. Borrower promises to pay to the Agent for the benefit of the Lenders or itself as Agent or L/C Issuer in cash or by the incurrence of Revolving Loans in accordance with Section 2.15 hereof any fees specified in Item 19 of the Schedule on the applicable due dates also specified in Item 19 of the Schedule.

8.4. PROMISE TO PAY COSTS AND EXPENSES. The Borrower shall, and this Agreement requires the Borrower to timely pay in cash or by the incurrence of Revolving Loans in accordance with Section 2.15 hereof all reasonable out-of-pocket expenses incurred by Agent from time to time in connection with this Agreement, including, without limitation, those incurred in (i) preparing, negotiating and amending, waiving, agreeing or consenting with respect to the terms or any and all of the Loan Documents, (ii) enforcing or protecting its or the Lenders’ rights under the Loan Documents, (iii) performing pursuant to Section 14.1 and 14.2 Borrower’s duties under the Loan Documents upon Borrower’s failure to perform them, (iv) filing financing statements, assignments or other documents relating to the Collateral (e.g., filing fees, recording taxes, title insurance premiums, search fees and documentary stamp taxes), (v) maintaining the HSBC Payment Account, (vi) administrating the Loan Documents, but not ordinary general and administrative expenses, (vii) compromising, pursuing or defending any controversy, action or proceeding resulting directly or indirectly from Agent’s relationship with any Loan Party pursuant to the Loan Documents regardless of whether such Loan Party is a party to such controversy, action or proceeding and of whether the controversy action or proceeding occurs before or after the Indebtedness has been paid in full, (viii) realizing upon or protecting any Collateral, (ix) enforcing or collecting any Indebtedness or guaranty thereof, (x) employing collection agencies or other agents to collect any or all of the Receivables, (xi) examining Borrower’s books and records or inspecting the Collateral, including, without limitation, the reasonable costs of examinations and inspections conducted by third parties, including auditing costs and expenses of retained outside professionals and of obtaining independent appraisals from time to time as deemed necessary and appropriate by the Agent or Lenders; provided however that, so long as there is no Event of Default or Default hereunder, Borrower shall only be obligated to pay for (x) no more than two (2) field examinations conducted in any twelve (12) month period; the first of which will be commenced no earlier than 120 days after the Closing Date (the “Initial Field Examination”); and (y) one (1) appraisal of all Inventory conducted in any twelve (12) month period, the first of which will commence no earlier than 210 days after the Closing Date (the “Initial Inventory Appraisal”); provided further, that so long as there is no Event of Default or Default hereunder, Borrower shall only be obligated to pay for (I) one (1) field examination in any twelve (12) month period, if, on the last day of each month ending at least 180 days after the Initial Field Examination or any field examination conducted thereafter in accordance with this Section 8.4(xi), for the 180-day period ending on such date, (A) average Excess Availability for such period was more than $35,000,000 and (B) the average Inventory Reliance Amount for such period was less than $5,000,000 and (II) one (1) appraisal of all Inventory conducted in any twenty-four (24) month period, if, on the last day of each month ending at least 365 days after the Initial Inventory Appraisal or any inventory appraisal conducted thereafter in accordance with this Section 8.4(xi), for the 365-day period ending on such date, (A) average Excess Availability for such period was more than $30,000,000 and (B) the average Inventory Reliance Amount for such period was less than $5,000,000 and (xiii) any actual fees or reasonable disbursements incurred by Agent or Lenders for attorneys retained by the Agent or Lenders for advice in connection with any suit, appeal or insolvency or other proceeding under the Bankruptcy Code relating to the Loan Parties. At the Borrower’s request, Borrower may receive from Agent statements for such field examinations or inspections. Furthermore, the Agent shall provide to the Borrower copies of such invoices for such appraisals and legal fees and disbursements five Business Days prior to the payment of such invoices. Borrower agrees to reimburse the reasonable and documented out-of-pocket expenses incurred by any Lender following and during the continuance of an Event of Default, including the reasonable fees, charges and disbursements of any counsel for any Lender in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, including all reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan Documents.

In addition to, and without limiting, the rights of the Agent described elsewhere in the Loan Documents, the Borrower agrees on demand, to pay or reimburse the Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the collection of all or part of the Indebtedness (upon default of payment thereof, until or unless such default has been waived or otherwise remedied), the preparation and execution of, and any amendment, supplement or modification to, or extension or waiver of, and the enforcement of, this

Agreement, the other Loan Documents and any other document prepared in connection herewith and therewith, including, without limitation, the reasonable fees and disbursements of any appraisers, accountants, and all counsel (including, without limitation, Hahn & Hessen LLP and local counsel) incurred in connection with the foregoing and in connection with accounting and legal advice rendered with respect to such documents and to pay or reimburse the Agent for all their reasonable costs and expenses incurred in connection therewith (upon Borrower’s request, Borrower may receive from Agent copies of such invoices for accounting and legal advice prior to the payment of such invoices). The Borrower agrees to pay, indemnify, and hold the Agent and the Lenders and all of their officers, directors, employees, agents, trustees and advisors (each, and “Indemnified Party”) harmless from and against, all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, and related expenses (other than Excluded Taxes) arising out of or in connection with (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Revolving Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party, the Borrower or any of its subsidiaries (all the foregoing, collectively, the “Indemnified Liabilities”), provided that, the Borrower shall have no obligation hereunder to an Indemnified Party with respect to Indemnified Liabilities to the extent arising from the gross negligence or willful misconduct of such Indemnified Party as determined by a final non-appealable order of a court of competent jurisdiction. This covenant shall survive termination of this Agreement and payment of all sums due hereunder.

8.5. METHOD OF PAYMENT OF PRINCIPAL, INTEREST, FEES, AND COSTS AND EXPENSES. Without limiting Borrower’s obligation, pursuant to Sections 8.1, 8.2., 8.3, and 8.4 and as otherwise set forth herein to pay the principal of Advances, reimburse the L/C Issuer or Lenders, as applicable, for draws under Letters of Credit, interest, fees, and costs and expenses, the following provisions shall apply to the payment thereof:

(a) Payment of Principal. At any time (x) after the occurrence and during the continuance of an Event of Default or (y) when Excess Availability is less than $18,000,000, subject to the terms of the Intercreditor Agreement and the Term Loan/Euro RCF Agreement with respect to Term Loan/Euro RCF Priority Collateral, Borrower authorizes the Agent to apply any Proceeds of Collateral, including, without limitation, payments on Receivables, other payments from sales, leases or licenses of Inventory, and any funds in the HSBC Payment Account, to the unpaid principal of Advances. Notwithstanding the foregoing, Agent agrees that it will apply (x) all Proceeds of Collateral and other amounts received in Dollars to the outstanding Advances consisting of Dollar Denominated Revolving Loans until such Advances are repaid in full, prior to applying any such Proceeds or amounts to Advances consisting of Euro Denominated Revolving Loans and (y) all Proceeds of Collateral and other amounts received in Euros to the outstanding Advances consisting of Euro Denominated Revolving Loans until such Advances are repaid in full, prior to applying any such Proceeds or amounts to Advances consisting of Dollar Denominated Revolving Loans.

(b) Payment of Interest, Fees, and Costs and Expenses. Without limiting Borrower’s obligation to pay accrued interest, fees, and costs and expenses, Borrower authorizes the Agent to (provided, however, the Agent shall incur no liability for failure to): (i) make an Advance to pay for such items; or (ii) subject to the terms of the Intercreditor Agreement and the Term Loan/Euro RCF Agreement with respect to Term Loan/Euro RCF Priority Collateral, apply Proceeds of Collateral, including, without limitation, payments on Receivables, other payments from sales, leases or licenses of Inventory, and any funds in the HSBC Payment Account, to the payment of such items. Notwithstanding the foregoing, Agent agrees that it will apply all Proceeds of Collateral and other amounts received in an applicable currency to pay accrued interest, fees, and costs and expenses payable in such currency, prior to applying such Proceeds and other amounts to pay interest, fees, and costs and expenses payable in another currency.

(c) Notwithstanding any other provision of this Agreement, at any time after the occurrence and during the continuance of an Event of Default, the Agent, in its sole discretion (but subject to its agreements with the Lenders pursuant to Section 15.5(d) of this Agreement and the Intercreditor Agreement and the Term Loan/Euro RCF Agreement with respect to Term Loan/Euro RCF Priority Collateral), shall determine the manner and amount of application of payments and credits and Proceeds of Collateral, if any, to be made on all or any part of any component or components of the Indebtedness, whether principal, interest, fees, costs and expenses, or otherwise.

(d) Purchase-Money Funds. Collateral securing purchase money security interests also secures non-purchase money security interests. To the extent Borrower uses an Advance to purchase Collateral, Borrower’s repayment of the Advance shall apply on a “first-in-first-out” basis so that the portion of the Advance used to purchase a particular item of Collateral shall be deemed to have been paid in the chronological order the Borrower purchased the Collateral.

8.6. COMPUTATION OF DAILY OUTSTANDING BALANCE. For the purpose of calculating the aggregate principal balance of outstanding Advances under Section 2.1, Advances shall be deemed to be paid on the date that checks drawn on, or other funds received from, the HSBC Payment Account are applied by the Agent to Advances, and on the date any other payments on Receivables, or other payments from sales, leases or licenses of Inventory to be so applied, have been processed for collection by the Agent. Notwithstanding any other provision of this Agreement, if any item presented for collection by the Agent is not honored, the Agent may reverse any provisional credit which has been given for the item and make appropriate adjustments to the amount of interest and principal due.

8.7. ACCOUNT STATED. Borrower agrees that each monthly or other statement of account sent or delivered by the Agent to Borrower pertaining to the outstanding balance of Advances, the amount of interest due thereon, fees, and costs and expenses shall, absent manifest error, be final, conclusive, and binding on Borrower and shall constitute an “account stated” with respect to the matters contained therein unless, within forty-five (45) calendar days from when such statement is mailed or, if not mailed, delivered to Borrower, Borrower shall deliver to the Agent written notice of any objections which it may have as to such statement of account, and in such event, only the items to which objection is expressly made in such notice shall be considered to be disputed by Borrower.

8.8. PREPAYMENTS. Borrower may at any time prepay any Advances in whole or in part without premium or penalty (other than as set forth in Item 33 of the Schedule and expressly provided for in Section 2.8 hereof with respect to Euro Rate Loans repaid prior to the end of any applicable LIBOR Interest Period, if any) and amounts so prepaid may be reborrowed.

9.	PROCEDURES AFTER SCHEDULING RECEIVABLES.

9.1. RETURNED MERCHANDISE. Borrower shall notify the Agent as soon as reasonably practicable, but no later than by the delivery of next required Borrowing Base Certificate of the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory having a value individually or in the aggregate of greater than $1,000,000; provided however, Borrower shall notify the Agent immediately of any such action with respect to a material portion of the Inventory. The Agent shall make appropriate adjustments to the Receivables Borrowing Base and the Inventory Borrowing Base to reflect the return of such Inventory.

9.2. CREDITS AND EXTENSIONS. Borrower and each applicable Loan Party may grant such Credits and such Extensions as are ordinary in the usual course of Borrower’s or such Loan Party’s business consistent with past practices.

9.3. [INTENTIONALLY OMITTED].

9.4. DEBIT MEMORANDA.

(a) If the Agent requests the Borrower in writing, Borrower shall deliver at least monthly to the Agent, together with the schedule of Receivables provided for in Item 17 of the Schedule, a report setting forth the total amount of Receivables subject to debit memoranda issued by Borrower or any Loan Party.

(b) All debit memoranda issued by Borrower or any Loan Party shall be numbered consecutively and copies of the same, when delivered to the Agent, shall be in numerical order and accounted for in the same manner as provided in Section 6.2 with respect to Invoices.

9.5. NOTES RECEIVABLE. Neither Borrower nor any applicable Loan Party shall accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Receivable (except for Receivables that already constituted Ineligible Receivables). With respect to each note or instrument in excess of $250,000 individually or $500,000 in the aggregate for Borrower and all such Loan Parties, Borrower or such Loan Party shall forthwith endorse such note or instrument to the order of the Agent and deliver the same to the Agent, together with the Schedule listing the Receivables which it evidences. At any time (x) after the occurrence and during the continuance of an Event of Default or (y) when Excess Availability is less than $18,000,000, upon collection, the proceeds of such note or instrument may be applied directly to unpaid Advances, interest, and costs and expenses as provided in Section 8.5.

10. AFFIRMATIVE COVENANTS.

So long as any part of the Indebtedness remains unpaid, or this Agreement remains in effect, each of the Parent, Holdings and Borrower shall comply with the covenants contained in Item 21 of the Schedule or elsewhere in this Agreement, and with the covenants listed below:

10.1. FINANCIAL STATEMENTS. Borrower shall furnish to the Agent and the Lenders:

(a) Within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements of Parent and its Consolidated Subsidiaries as of the end of such year fairly presenting Parent’s and its Consolidated Subsidiaries’ financial position in all material, which statements shall consist of a balance sheet and related statements of income, retained earnings, cash flow and statements in changes of shareholder’s equity and covering the period of Parent’s immediately preceding fiscal year, and which shall be prepared by independent certified public accountants satisfactory to the Agent and be accompanied by the auditor’s audit report (without a “going concern” or like qualification or exception and without qualification to the scope of such audit) and management letter, if any. For purposes of this Section 10.1, KPMG LLP shall be deemed an acceptable auditor to Agent, and, if applicable, delivery by Borrower to Agent and the Lenders of its annual report on Form 10-K as filed with the SEC, together with the auditor’s report and management letter described above, shall satisfy such requirement.

(b) Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, internally prepared consolidated and consolidating financial statements of Parent and its Consolidated Subsidiaries as of the end of such quarter, in each case fairly presenting, in all material respects, Parent’s and its Consolidated Subsidiaries’ financial position, which statements shall consist of a balance sheet and related statements of income, retained earnings, and cash flow covering the period from the end of the immediately preceding fiscal year to the end of such quarter, in reasonable detail and signed and certified to be fairly presenting, in all material respects, the financial position and results of operations of Parent and its Consolidated Subsidiaries by the chief executive officer or chief financial officer or other financial officer reasonably acceptable to the Agent in the form of Exhibit B attached hereto and made a part hereof.

(c) [Reserved].

(d) Concurrently with any delivery of financial statements under paragraphs (a) or (b) above, the Compliance Certificate executed by the chief executive officer, chief financial officer of Parent or other financial officer satisfactory to the Agent.

(e) Thirty (30) days after the end of each fiscal year, monthly Projections in form reasonably satisfactory to Agent.

(f) If applicable, promptly after their preparation, copies of any and all proxy statements, financial statements, and reports which Parent or any Consolidated Subsidiary sends to its shareholders or the Lenders under the Term Loan/Euro RCF Agreement, and copies of any and all periodic and special reports and registration statements, if any, which Parent or any Consolidated Subsidiary files with the SEC.

(g) Each of the items set forth in Item 17 of the Schedule.

(h) Such additional information as the Agent may from time to time reasonably request regarding the financial and business affairs of Parent or any Consolidated Subsidiary.

(i) At the same time as they are dispatched, copies of all documents dispatched by the Parent or any Loan Party to its bank lenders generally (or any class of them).

10.2. GOVERNMENT AND OTHER SPECIAL RECEIVABLES. Borrower shall promptly notify the Agent in a Record of the existence of any Receivable (other than Receivables that individually or in the aggregate do not exceed $50,000 in value) as to which the perfection, enforceability, or validity of the Agent’s Security Interest in such Receivable, or the Agent’s right or ability to obtain direct payment to the Agent of the Proceeds of such Receivable, is governed by any federal or state statutory requirements other than those of the UCC, including, without limitation, any Receivable subject to the Federal Assignment of Claims Act of 1940, as amended.

10.3. TERMS OF SALE. The terms on which sales, leases or licenses giving rise to Receivables (other than Receivables that individually or in the aggregate do not exceed $50,000 in value) are made shall be as specified in Items 3 and 22 of the Schedule.

10.4. BOOKS AND RECORDS. Parent will, and will cause each of its Consolidated Subsidiaries to, maintain, at their own cost and expense, accurate and complete books and records with respect to the Collateral in all material respects, in form reasonably satisfactory to the Agent. Upon reasonable prior notice (or, if an Event of Default has occurred and is continuing, one Business Day’s notice), Parent will, and will cause each of its Consolidated Subsidiaries to, permit any authorized representatives of the Agent to visit, audit and inspect any of the properties of Parent or such Consolidated Subsidiary, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and condition with its officers and independent accountants (with the Borrower having the right to have representatives present during such discussions), during normal business hours.

10.5. COLLATERAL IN POSSESSION OF LOAN PARTIES. If any Inventory with an aggregate value in excess of $100,000 remains in the hands or control of any of Borrower’s or any Loan Party’s agents, finishers, contractors, or processors, or any other third party, Borrower or such Loan Party, if requested by the Agent, shall notify such party of the Agent’s Security Interest in the Inventory, use commercially reasonable efforts to obtain such party’s acknowledgment that it holds the Inventory for the Agent’s benefit, and instruct such party to hold such Inventory for the account of the Agent and subject to the instructions of the Agent. At the Agent’s request, Borrower and each Loan Party shall use commercially reasonable efforts to cooperate with the Agent in obtaining appropriate waivers or subordinations of interest from such third parties. Subject to their obligations, if any, under the Term Loan/Euro RCF Agreement and the terms of the Intercreditor Agreement, Borrower and each Loan Party shall also cooperate with the Agent in obtaining control of Collateral consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper.

10.6. EXAMINATIONS/APPRAISALS. The Agent and Lenders shall require field examinations of the Collateral and appraisals of Inventory at the Borrower’s expense in accordance with Section 8.4(xi) hereof.

10.7. VERIFICATION OF COLLATERAL. The Agent shall have the right to verify all or any Collateral in any manner and through any medium the Agent may consider appropriate and Parent and Borrower agree to furnish all reasonable assistance and information and perform any acts which the Agent may require in connection therewith.

10.8. ACCOUNT DEBTOR BANKRUPTCY. Borrower shall notify the Agent of the occurrence of any event specified in subclause (iv) of the definition of “Ineligible Receivables” with respect to any Account Debtor promptly after receiving notice thereof if the amount of Receivables affected is equal to or in excess of $100,000.

10.9. TAXES. Parent shall, and shall cause each of its Consolidated Subsidiaries to, promptly pay and discharge all of its material Taxes prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of such Taxes, and, upon reasonable request, provide the Agent with receipts or other proof that such Taxes have been paid in a timely fashion; provided, however, that nothing contained herein shall require the payment of any Tax so long as its validity is being contested in good faith, and by appropriate proceedings and adequate reserves for the payment thereof have been established; provided, further, that Agent, in its Reasonable Credit Judgment, may establish reserves against Borrowing Capacity for any Tax liens in excess of $50,000 in the aggregate which would have priority over the Security Interest of Agent (other than any tax liens that only encumber Collateral that is not included in the calculation of Borrowing Capacity).

10.10. LITIGATION.

(a) Parent shall, and shall cause each of its Consolidated Subsidiaries to, promptly notify the Agent in writing, after a Financial Officer of the Parent or any such Consolidated Subsidiary obtains any knowledge thereof: of any litigation, proceeding, or counterclaim against the Parent or any Consolidated Subsidiary if: (i) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; or (ii) such litigation, proceeding, counterclaim, or investigation questions the validity of any Loan Document or any action taken, or to be taken, pursuant to any Loan Document.

(b) Parent shall, and will cause each of its Consolidated Subsidiaries to, furnish to the Agent such information regarding any such litigation, proceeding, counterclaim, or investigation as the Agent shall reasonably request.

10.11. INSURANCE. The Parent and the Borrower will cause to be maintained on behalf of the Borrower and the Consolidated Subsidiaries, with financially sound and reputable insurance companies or associations (or with adequate self-insurance arrangements) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. All such insurance (other than insurance in respect of criminal liability, fiduciary liability, automotive and aerospace liability, directors’ and officers’ liability and workers’ compensation related liability) shall (i)

name the Agent as additional insured or lender loss payee thereunder (without any representation or warranty by or obligation upon the Agent), (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Agent and/or Term Loan Agent notwithstanding any action, inaction or breach of representation or warranty by such Loan Party, (iii) provide that there shall be no recourse against the Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 30 days’ prior written notice of cancellation or of lapse shall be given to the Agent by the insurer. Each Loan Party will, if reasonably requested by the Agent, deliver to the Agent duplicate policies of such insurance and, as often as the Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance; provided that so long as no Event of Default has occurred and is continuing, the Agent may not request more than one such report during each fiscal year of the Parent. Each Loan Party irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as such Loan Party’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Loan Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Loan Party at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, upon 30 days’ written notice from the Agent, the Agent may, without waiving or releasing any obligation or liability of the Loan Parties hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Agent deems advisable. All sums disbursed by the Agent in connection with this Section 10.11, including reasonable fees of outside legal counsel, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Loan Parties to the Agent and shall be additional Indebtedness secured hereby. The Parent and the Borrower will furnish to the Agent, upon reasonable request, information in reasonable detail as to the insurance so maintained.

10.12. GOOD STANDING; BUSINESS. Each of the Parent and the Borrower will, and will cause each of the Consolidated Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew or replace and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, including the renewal and maintenance of all Authorizations, except for those the failure to maintain, preserve or keep in full force and effect would not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 11.4.

10.13. [INTENTIONALLY OMITTED].

10.14. NOTICE OF MATERIAL EVENTS. The Parent and Holdings and the Borrower will furnish to the Agent written notice of the following promptly upon any officer of Parent or Borrower obtaining actual knowledge thereof:

(a) the occurrence of any Default or Event of Default or the occurrence of any default or event of default under the Term Loan Documents or the Senior Note Documents;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Parent, the Borrower or any Consolidated Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d) the commencement of any proceeding by or before any Governmental Authority seeking the cancellation, termination (including by means of non-renewal), limitation, adverse modification or adverse conditioning of any Authorization that would reasonably be expected to result in a Material Adverse Effect;

(e) if Borrower sells, transfers, leases or otherwise transfers to a Loan Party any Inventory or Receivables included in the calculation of Borrowing Capacity and such Inventory or Receivables have an aggregate value in excess of $100,000; and

(f) any other development specific to the Parent, the Borrower, or any of the Consolidated Subsidiaries that is not a matter of public knowledge and that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent, Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

10.15. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Parent and the Borrower will comply, and require each Consolidated Subsidiary to comply and use their commercially reasonable efforts (which efforts shall include making reasonable efforts to ensure that all applicable leases, licenses or other such agreements include provisions requiring such compliance) to: cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew and cause each Subsidiary to obtain and renew all material Environmental Permits necessary for its operations and properties; and conduct, and cause each Subsidiary to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, to the extent required by material Environmental Laws, except where and to the extent that the failure to comply with Environmental Laws, obtain or renew Environmental Permits or to conduct such investigation, study, sampling and testing, cleanup, removal, remedial or other action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that no Loan Party nor any other Consolidated Subsidiary shall be required to undertake any such investigation, study, sampling and testing, cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

10.16. DEFEND COLLATERAL. Borrower and each Loan Party shall, at its own cost and expense, take any and all actions necessary to defend title to the Collateral against all Persons and to defend the Security Interest of the Agent in the Collateral and the priority thereof against any Lien not permitted under Section 11.3 of this Agreement.

10.17. USE OF PROCEEDS. The proceeds of any Loans incurred on the Closing Date will be used to, together with the proceeds of the Term Loan, the Senior Notes and the Equity Contribution, (a) repay all outstanding loans under the Existing Credit Facility, together with accrued and unpaid interest thereon and all other amounts payable thereunder, (b) pay all costs and expenses associated with the Transactions, and (c) consummate the Merger. The proceeds of Advances incurred after the Closing Date will be used by the Borrower for working capital and general corporate purposes. No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

10.18. COMPLIANCE WITH LAWS AND MATERIAL CONTRACTUAL OBLIGATIONS. The Parent and the Borrower will comply, and require each Consolidated Subsidiary to comply with all applicable laws, rules, regulations and orders, including the USA PATRIOT Act, all other laws and regulations relating to money laundering and terrorist activities and Environmental Laws, of any Governmental Authority applicable to it or its property, any fees associated with the Authorizations, all regulatory reporting and accounting requirements and all material contractual obligations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Holdings and the Borrower will, and will cause each of the Consolidated Subsidiaries to, provide sufficient disclosure of the Transactions in the U.S. tax returns that require disclosure of the Merger and delivery of copies of all valuations, opinions and rulings provided to the external auditors of the Sponsor.

10.19. MAINTENANCE OF PROPERTY. Each of the Parent and the Borrower will, and will cause each of the Consolidated Subsidiaries to, keep and maintain all property material to the conduct of the business of the Parent, the Borrower and the Consolidated Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear and unforeseen accidents excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, provided, that, nothing in this Section 10.19 shall prevent any Loan Party from discontinuing the operation and maintenance of any of its properties or any of those of its Consolidated Subsidiaries if such discontinuance is, in the reasonable commercial judgment of such Loan Party, desirable in the conduct of its or their business and does not individually or in the aggregate have a Material Adverse Effect.

10.20. [INTENTIONALLY OMITTED].

10.21. TRADEMARKS AND PATENTS.

(a) Parent will, and will cause each of its Consolidated Subsidiaries to, maintain all of its trademarks, trademark rights, patents, patent rights, licenses, permits, tradenames, tradename rights, and approvals, material to its business, if any, to the extent such rights have been maintained as of the date hereof, in full force and effect until their respective expiration dates, unless (i) Parent or such Consolidated Subsidiary, in its reasonable judgment, makes a good faith business decision to abandon or to otherwise cease maintenance of any such right, provided, however, no such decision shall be deemed reasonable if the effect thereof is to materially decrease the value of any Inventory or to materially decrease the value of the Parent’s or such Consolidated Subsidiary’s business taken as a whole or (ii) failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) In no event shall any Loan Party, either itself or through any agent, employee, licensee or designee, file an application for any patent, trademark or copyright with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, or file a statement of use or an affidavit of use with respect to an intent-to-use trademark applications unless it promptly informs the Agent, and, upon request of the Agent, executes and delivers such agreements, instruments, documents and papers as the Agent may reasonably request to evidence the Agent’s security interest in such patent, trademark or copyright, and each Loan Party hereby appoints the Agent as its attorney-in-fact to execute and file such writings for the foregoing purposes, all lawful acts of such attorney pursuant to such power being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable for the term of this Agreement.

10.22. DEPOSIT ACCOUNTS. Within 60 days (or such longer period as the Agent may reasonably agree) (x) after the Closing Date, with respect to any Deposit Account in existence on the Closing Date or (y) after the establishment of any Deposit Account, with respect to any Deposit Account established after the Closing Date, each Loan Party (other than any Loan Party that is Consolidated Subsidiary of Parent organized and/or incorporated under the laws of the European Union or any member state thereof or the laws of any other European jurisdiction) shall execute and deliver with respect to such Deposit Account (other than Excluded Accounts) such customary form of “control agreement” (pursuant to which the depositary bank agrees to comply with instructions from the Agent to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of such Loan Party or any other Person), as the Agent and such depository bank shall reasonably agree, in each case, to the extent such actions are required under Section 10.24(d). Other than as provided in Section 7 of this Agreement and in any event subject to the terms of the Intercreditor Agreement, the Agent agrees with each Loan Party that the Agent shall not give any such instructions unless an Event of Default has occurred and is continuing.

10.23. [INTENTIONALLY OMITTED].

10.24. SUBSIDIARIES.

(a) subject to the Agreed Security Principles, if any Consolidated Subsidiary is formed or acquired after the Closing Date, the Borrower will notify the Agent thereof and, if such Consolidated Subsidiary is a Subsidiary Loan Party, (x) the Borrower will cause such Consolidated Subsidiary to execute and deliver joinder agreement in form and substance reasonably satisfactory to Agent pursuant to which such Consolidated Subsidiary will become a party to, and agree to be bound by, this Agreement, the Guarantee Agreement, the Intercreditor Agreement, and additional Loan Documents (or supplements thereto) within twenty (20)

Business Days after such Consolidated Subsidiary is formed or acquired, and, within thirty (30) Business Days after such Consolidated Subsidiary is formed or acquired, or such longer periods as the Agent shall agree, take such actions to create and perfect Liens on such Consolidated Subsidiary’s assets granted pursuant to the Loan Documents to secure the Indebtedness as the Agent shall reasonably request and (y) if any Equity Interest in or Debt of such Consolidated Subsidiary is owned by or on behalf of any Loan Party, the Borrower will cause such Equity Interests and any promissory notes evidencing such Indebtedness to be pledged pursuant to a Pledge Agreement within twenty (20) Business Days after such Consolidated Subsidiary is formed or acquired, or such longer period as the Agent shall agree, and shall, subject to the terms of the Intercreditor Agreement with respect to Term Loan/Euro RCF Priority Collateral, deliver to the Agent the following:

(i) certificates (if any) representing all the outstanding Equity Interests of such Consolidated Subsidiary owned by or on behalf of any Loan Party, promissory notes (if any) evidencing intercompany Indebtedness owed to such Consolidated Subsidiary, and powers and instruments of transfer, endorsed in blank, with respect to such certificates and promissory notes;

(ii) all documents and instruments, including UCC financing statements (or foreign equivalent thereof), required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the Liens on the Collateral and intended to be created under any Loan Document; and

(iii) all documents required to be delivered under Section 10.25(b)(ii) with respect to any Material Real Property of such Consolidated Subsidiary;

(b) Notwithstanding the foregoing, if such Consolidated Subsidiary is not a Subsidiary Loan Party, then the Borrower shall (and shall cause each Subsidiary Loan Party) to take the action described in clause (y) above (and, as applicable, the actions described in clauses (i) and (ii) above) in order that the Agent shall have the benefits of a Lien securing the obligations of the Borrower or such Subsidiary Loan Party hereunder and under the other Loan Documents with respect to 65% of the voting Equity Interests and 100% of all other Equity Interests of such Consolidated Subsidiary directly owned by the Borrower and such Subsidiary Loan Party (other than any Consolidated Subsidiary that is not a Wholly Owned Subsidiary or an Unrestricted Subsidiary).

(c) In addition to the foregoing, if any Subsidiary Loan Party is formed or acquired after the Closing Date, the Parent will cause such Subsidiary to execute a counterpart of the Intercompany Subordination Agreement and deliver the same to the Agent.

(d) Notwithstanding the foregoing, or any provision of this Agreement or any other Loan Document, (i) any Consolidated Subsidiary that is not a Wholly Owned Subsidiary or that is an Unrestricted Subsidiary shall not be required to become a Subsidiary Loan Party, and (ii) Subject to the Agreed Security Principles, Borrower and each Subsidiary of Parent that is a Loan Party (excluding any Consolidated Subsidiary of Parent that is organized and/or incorporated under the laws of the European Union or any member state thereof or any other European jurisdiction) shall at all times use commercially reasonable efforts to ensure that all cash and Permitted Investments held by it (other than Excluded Accounts) are subject to a valid and perfected priority security interest ; provided that cash and Permitted Investments held by any Loan Party for up to 15 Business Days in order to facilitate the making of any Permitted Acquisition or other Investment permitted under, or the repayment of any intercompany Investment previously made in accordance with the terms of, Section 11.5, shall not be required to be subject to security interests.

(e) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, (x) no Consolidated Subsidiary of Parent that is organized and/or incorporated under the laws of the European Union or any member state thereof or any other European jurisdiction shall be required to take any actions to create or perfect any Liens on such Consolidated Subsidiary’s assets to secure the Indebtedness and (y) neither Parent nor any of its Consolidated Subsidiaries shall be required, with respect to any Consolidated Subsidiary of Parent that is organized and/or incorporated under the laws of the European Union or any member state thereof or any other European jurisdiction, if any Equity Interest of any such Consolidated Subsidiary that is organized under the laws of the European Union or any member state thereof is owned by or on behalf of any Loan Party, to cause such Equity Interests or Debt to be pledged pursuant to a Pledge Agreement.

10.25. FURTHER ASSURANCES.

(a) Execution of Additional Documents. Subject to the Agreed Security Principles, the Parent and the Borrower will, and will cause each Subsidiary Loan Party to, execute or authorize any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Loan Documents or the validity or priority of any such Lien, with the priority required by the Intercreditor Agreement all at the expense of the Loan Parties. The Parent and the Borrower also agree to provide to the Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.

(b) Acquisition of Material Assets. (i) If any Material Real Property is acquired by the Parent, the Borrower or any Subsidiary Loan Party after the Closing Date (other than assets constituting collateral security under the Loan Documents that become subject to the Liens of the Loan Documents upon acquisition thereof and assets of the type that are specifically excluded from the grant of security under the Loan Documents or by the terms of this Agreement), the Borrower will notify the Agent thereof, and, if requested by the Agent, the Parent and the Borrower will cause such assets to be subjected to a Lien securing the Indebtedness and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(ii) Notwithstanding the generality of the foregoing or anything to the contrary contained in this Section 10.25, upon the acquisition of any Material Real Property (a “New Mortgaged Property”) by any Loan Party, then, subject to the Agreed Security Principles, the Parent or the Borrower shall, or shall cause the applicable Loan Party to, in each case at such Loan Party’s expense, (A) within 45 days after such acquisition, furnish to the Agent a description, in detail reasonably satisfactory to the Agent, of such New Mortgaged Property and (B) within 60 days (which dates in clauses (A) and (B) herein may be extended by the Agent in its sole discretion) after such acquisition, furnish to the Agent (1) each of the items set forth in Section 10.26(b), in each case in respect of such New Mortgaged Property (provided that surveys shall be furnished in accordance with the terms of Section 10.26(b)(iii) only to the extent reasonably requested by the Agent and only to the extent surveys can reasonably be provided under applicable climate conditions) and (2) such other approvals, opinions or documents as the Agent may reasonably request.

10.26. POST CLOSING OBLIGATIONS. The Parent and Borrower each agree to deliver and cause the Consolidated Subsidiaries to deliver to the Agent by the dates indicated below (which dates may be extended by the Agent at its sole discretion) the following:

(a) [Intentionally Omitted];

(b) within 60 days following the Closing Date (except as otherwise specified herein), Mortgages covering the Mortgaged Properties, duly executed by Holdings, the Borrower or the applicable Consolidated Subsidiary, together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Agent may deem necessary or desirable in order to create a valid first (subject to Permitted Encumbrances and all Liens permitted under Section 11.3 with respect to the property in question and subject to the Intercreditor Agreement, and the Liens of the Term Loan Agent) subsisting Lien on the property described therein in favor of the Agent for the benefit of the Lenders and that all filing and recording taxes and fees necessary to record the Mortgages in the applicable recording offices have been paid;

(ii) with respect to the Mortgaged Properties, fully paid First American Title Insurance Company’s title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amounts reasonably acceptable to the Agent, issued by title insurers reasonably acceptable to the Agent, insuring the Mortgages of the Mortgaged Properties to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens except as permitted in this Agreement) and encumbrances, excepting only Permitted Encumbrances and all Liens permitted under Section 11.3 with respect to the property in question and subject to the Intercreditor Agreement, the Liens of the Term Loan Agent, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such direct access reinsurance as the Agent may reasonably deem necessary or desirable,

(iii) with respect to the Mortgaged Properties, to the extent requested by the Agent, and within 6 months following the Closing Date (which date may be extended by the Agent at its sole discretion), American Land Title Association/American Congress on Surveying and Mapping form surveys in form and substance satisfactory to the Agent for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the filing of the related Mortgage, certified to the Agent and Royal Abstract Title Insurance Company (or such other title insurance company as may be agreed upon by the Borrower and the Agent) in a manner and by a surveyor reasonably satisfactory to the Agent,

(iv) evidence of the insurance required by the terms of the Mortgages,

(v) to the extent reasonably requested by the Agent, favorable opinions of local counsel to Holdings, the Borrower and the Consolidated Subsidiaries with respect to the Mortgaged Properties, in form and substance reasonably satisfactory to the Agent, and

(vi) with respect to the Mortgaged Properties, such other consents, agreements and confirmations of third parties as the Agent may deem reasonably necessary or desirable and evidence that all other actions that the Agent may deem reasonably necessary or desirable in order to create valid and first subsisting Liens (subject to the Liens permitted under this Agreement) on the property described in the Mortgages has been taken;

(c) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board, in form and substance reasonably satisfactory to Agent; and

(d) within 60 days following the Closing Date, Borrower and each applicable Domestic Consolidated Subsidiary shall use commercially reasonable efforts to cause to be executed and delivered to Agent such landlord waivers, warehousemen and processor’s notifications and acknowledgments, and freight forwarder’s agreements (not duplicating previously obtained waivers, notifications, acknowledgments and agreements) in form and content reasonably satisfactory to the Lenders and executed by such landlords, warehousemen, processors and freight forwarders as Agent shall reasonably request.

(e) within 4 months following the Closing Date (to the extent not previously delivered on the Closing Date), Collateral Assignment of Contracts in respect of the EM Supply Agreement and the EM Distribution Agreement, duly executed by the parties to such agreements and the Agent, in form and substance reasonably satisfactory to Agent.

10.27. COMMERCIAL TORT CLAIMS. If any Loan Party shall at any time hold or acquire a commercial tort claim, in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) in excess of $1,000,000, such Loan Party shall promptly notify the Agent thereof in a writing signed by such Loan Party including a summary description of such claim and grant to the Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Agent

11. NEGATIVE COVENANTS.

So long as any part of the Indebtedness remains unpaid or this Agreement remains in effect, neither Parent nor Borrower shall, nor shall Parent permit any Consolidated Subsidiary to, without the consent of the Agent in a Record, and shall not:

11.1. LOCATION OF INVENTORY, EQUIPMENT, AND BUSINESS RECORDS. Move the Inventory (except in the ordinary course of business), Equipment (other than in accordance with Section 11.6 hereof), or the records concerning the Collateral from the locations where they are kept as specified in Items 11 and 13 of the Schedule, unless Agent receives prior written notice thereof and Borrower or the applicable Consolidated Subsidiary takes all actions reasonably requested by Agent to maintain the perfection of Agent’s Lien therein.

11.2. DEBT AND CERTAIN EQUITY SECURITIES.

(a) Debt. Parent and the Borrower will not, and will not permit any Consolidated Subsidiary to, create, incur, assume or permit to exist any Debt, except:

(i) Debt created under the Loan Documents;

(ii) Debt in respect of the Senior Notes, the New Senior Notes (Issued 2010) and the New Senior Notes (Issued 2011) in an aggregate principal amount of all such Debt not exceeding $440,000,000 at any time outstanding; provided that the net cash proceeds of the New Senior Notes (Issued 2010) shall be applied to redeem the Senior Notes until redeemed in full (it being understood that to the extent New Senior Notes (Issued 2010) are issued prior to the date that the Senior Notes may be redeemed pursuant to their terms and any redemption notice delivered with respect thereto, the Senior Notes may remain outstanding until the first date that they are permitted to be so redeemed);

(iii) Debt under the Term Loan Documents in an aggregate principal amount not to exceed (a) $135,000,000 in respect of term loans and (b) €40,000,000 in respect of the Revolving Facility (as defined in the Term Loan/Euro RCF Agreement);

(iv) (a) Debt among the Loan Parties, (b) subject to Section 11.5, Debt owed by a Loan Party to another member of the Group that is not a Loan Party, (c) Debt among the Foreign Consolidated Subsidiaries (other than Loan Parties), (d) Debt owed by the Foreign Consolidated Subsidiaries of the Borrower to the Loan Parties and (e) the LuxFinCo-U.S. Holdings Note, provided in the case of Debt owed by the Foreign Consolidated Subsidiaries of the Borrower to the Loan Parties incurred after the Closing Date, the aggregate principal amount of such Debt outstanding shall not exceed $25,000,000 at any one time when aggregated with the Investments made by the Loan Parties in the Equity Interests of Foreign Consolidated Subsidiaries of the Borrower as permitted under Section 11.5(b); provided further (i) all such Debt shall be evidenced by promissory notes and, except with respect to any Debt owing to any Foreign Consolidated Subsidiary, all such notes shall, subject to the Intercreditor Agreement, be subject to the Security Interest of the Agent, and (ii) except with respect to any intercompany Debt among Foreign Consolidated Subsidiaries (other than Loan Parties), all such Debt shall be unsecured and subordinated in right of payment to the payment in full of the Debt pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Agent;

(v) Guarantees by the Borrower of Debt of any Consolidated Subsidiary of the Borrower and by any Consolidated Subsidiary of Debt of the Borrower or any other Consolidated Subsidiary of the Borrower, provided that Guarantees by the Borrower or any Subsidiary Loan Party of the Borrower of Debt of any Consolidated Subsidiary that is not a Loan Party shall be subject to Section 11.5;

(vi) Debt in respect of Hedging Agreements;

(vii) Debt incurred by the Borrower or any Consolidated Subsidiary of the Borrower constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims or self-insurance;

(viii) Debt outstanding on the date hereof and listed on Annex VI and any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Debt and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof));

(ix) Debt of a Consolidated Subsidiary acquired pursuant to a Permitted Acquisition (or Debt assumed by the Parent or any Wholly-Owned Subsidiary of the Parent pursuant to a Permitted Acquisition as a result of a merger or consolidation or the acquisition of an asset securing such Debt), so long as (A) such Debt was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (B) other than in the case of such Debt of the Permitted Acquisition of the target referred to as “Drummet”, the aggregate principal amount of all such Debt shall not exceed $20,000,000 at any one time outstanding and (C) in the case of such Debt of the Permitted Acquisition of the target referred to as “Drumet”, the aggregate principal amount of such Debt shall not exceed $107,000,000 Polish zlotys at any one time outstanding;

(x) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within five (5) Business Days of its incurrence;

(xi) without duplication, Debt permitted as Investments pursuant to Section 11.5;

(xii) Debt with respect to workmen’s compensation claims, self-insurance, performance bonds, surety bonds, appeal bonds or other similar bonds required in the ordinary course of business that do not result in a Default or an Event of Default;

(xiii) Debt of the Borrower or any Consolidated Subsidiary of the Borrower consisting of take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business;

(xiv) additional Debt (whether or not secured, including without limitation, Capital Lease Obligations, mortgage financings or purchase money obligations) and any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Debt and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof)); provided that the aggregate principal amount of all such Debt shall not exceed $25,000,000 for all such Debt at any time outstanding;

(xv) Debt, if any, arising from agreements of the Borrower and the Consolidated Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Consolidated Subsidiary otherwise permitted under this Agreement;

(xvi) Debt, if any, arising from the contingent payment in respect of the Merger pursuant to Section 2.10 of the Merger Agreement;

(xvii) (a) Debt of any Acquired Loan Party or any Foreign Consolidated Subsidiary of the Borrower (whether or not secured), consisting of local lines of credit incurred in the ordinary course of business of such Acquired Loan Party or Foreign Consolidated Subsidiary of the Borrower and not guaranteed by Parent, the Borrower or any Loan Party (other than any Acquired Loan Party) and any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Debt and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof)); provided that the aggregate principal amount of all such Debt shall not exceed the United States dollar equivalent of $40,000,000 at any time outstanding and (b) the Fortis Line of Credit and any refinancings, refundings, renewals, extensions or replacements thereof; provided that the aggregate principal amount of all such Debt under this clause (b) shall not exceed the United States dollar equivalent of $10,000,000 at any time outstanding;

(xviii) The Luxembourg Equity Arrangements to the extent constituting Debt;

(xix) Permitted Additional Indebtedness in an aggregate principal amount of all such Debt not exceeding $200,000,000 at any time outstanding, and any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Debt and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof));

(xx) Debt incurred by the Parent or any of its Consolidated Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Debt consisting of the deferred purchase price of property acquired in a Permitted Acquisition), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Parent or any such Consolidated Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions; and

(xxi) Refinancing Indebtedness to the extent that 100% of the cash proceeds therefrom (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) are, substantially concurrently with the receipt thereof, applied solely to the prepayment of Term Loans or Incremental Loans (as defined in the Term Loan/Euro RCF Agreement) being so refinanced in full in accordance with of the Term Loan/Euro RCF Agreement on a dollar-for-dollar basis (including all accrued interest, fees and premiums (if any)); provided that (A) Parent and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 11.12 as of the last day of the most recently ended fiscal quarter after giving effect to the incurrence of such Debt, (B) before and after giving effect to the incurrence of any Refinancing Indebtedness, each of the conditions set forth in Section 4.03 of the Term Loan/Euro RCF Agreement shall be satisfied, and (C) the Borrower shall deliver to Agent at least five Business Days prior to the incurrence of such Refinancing Indebtedness (i) a certificate of a Financial Officer, together with all relevant financial information reasonably requested by Agent, demonstrating compliance with clauses (A) and (B) of this clause (provided that such certificate shall be conclusive evidence that such terms and conditions satisfy such requirements unless Agent provides notice to the Borrower of its objection during such five Business Day period) and (ii) in the case of Permitted First Priority Refinancing Debt, any customary legal opinions and/or reaffirmation agreements reasonably requested by Agent.

In the event that any item of Debt meets more than one of the categories set forth above, the Borrower in its sole discretion may classify such item of Debt and only be required to include the amount and type of such Debt in one or more of such clauses, at its election.

(b) Disqualified Stock. The Parent and the Borrower will not, and will not permit any Consolidated Subsidiary to, issue any preferred stock or other preferred Equity Interests which would be Disqualified Stock. For the avoidance of doubt, the Luxembourg Equity Arrangements shall not be considered Disqualified Stock.

11.3. SECURITY INTEREST AND OTHER ENCUMBRANCES.

The Parent and the Borrower will not, and will not permit any Consolidated Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents and the Liens securing the obligations under the Term Loan Documents; provided that certain Liens created under the Term Loan Documents are subordinated to the Liens securing the Indebtedness to the extent provided by the terms of the Intercreditor Agreement;

(b) Permitted Liens;

(c) [Intentionally Omitted];

(d) any Lien existing on any property or asset or Equity Interest prior to the acquisition thereof by the Parent or any Consolidated Subsidiary of the Parent or existing on any property or asset or Equity Interests of any Person that is merged into or becomes a Consolidated Subsidiary after the Closing Date prior to the time such Person becomes a Consolidated Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Consolidated Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Parent or any Consolidated Subsidiary of the Parent (other than improvements and accessions to, or replacements of, such property or proceeds or distribution thereof) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Consolidated Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except to the extent of fees, premiums, and interest on such Debt or on refinancings, refundings, renewals, extensions or replacements thereof;

(e) Liens on assets of the Borrower, a Consolidated Subsidiary of the Borrower or a Acquired Loan Party securing Debt permitted by Sections 11.2(a)(xiv) and (xvii);

(f) any interest or title of a lessor, lessee, tenant, licensor, licensee, or sublessor, sublessee, subtenant or sublicensee under any lease, license, sublicense or sublease or other agreement (including any estoppel or subordination, non-disturbance or attornment agreement) (collectively, “Leases”) entered into by the Cayman Distributor, the Borrower, any Consolidated Subsidiary of the Borrower or an Acquired Loan Party in the ordinary course of its business and covering only the assets so leased, licensed, sublicensed or subleased, and in the case of Leases in which there is a superior interest to Borrower or any other Consolidated Subsidiary, all Liens, charges, encumbrances, defects, exceptions and other title matters (incurred by or at the request of such superior interest or pursuant to the terms of the Leases), to which the Leases may be subject;

(g) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower, any of the Consolidated Subsidiaries of the Borrower or an Acquired Loan Party in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements (and proceeds thereof);

(h) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower, any of the Consolidated Subsidiaries of the Borrower or an Acquired Loan Party on deposits with or in possession of such banks, other than those relating to Debt;

(j) Liens on amounts being held in escrow pending a Permitted Acquisition;

(k) Liens securing Debt permitted pursuant to Section 11.2(a)(xiv); provided, in the case of any such Debt in respect of Capital Lease Obligations, mortgage financings or purchase money obligations, any such Lien shall encumber only the asset acquired with the proceeds of such Debt (or, in the case of any refinancing of such Debt, acquired with the proceeds of any such Debt so refinanced);

(l) Liens in favor of the Term Loan Agent securing Hedging Agreements with the Term Loan Agent, any lender under the Term Documents or a Related Party thereof; provided that certain Liens created under the Term Documents are subordinated to the Liens securing the Indebtedness to the extent provided by the terms of the Intercreditor Agreement;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens in connection with the Luxembourg Equity Arrangements;

(o) Liens on the Equity Interests of any Unrestricted Subsidiary;

(p) other Liens securing Debt or other obligations in an aggregate amount not to exceed $15,000,000 at any time outstanding; and

(q) Liens securing Refinancing Indebtedness.

11.4. FUNDAMENTAL CHANGES; LINES OF BUSINESS.

(a) Fundamental Changes. Except as permitted by Section 11.5 or Section 11.6, neither the Parent nor the Borrower will, nor will they permit any Consolidated Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default has occurred and is continuing, or would result after giving effect thereto: (i) any Consolidated Subsidiary may merge into the Borrower so long as the Borrower is the surviving entity, and any Person may merge into or consolidate with a Consolidated Subsidiary in connection with a Permitted Acquisition so long as the surviving entity is a Consolidated Subsidiary and (if any party to such merger or consolidation is a Subsidiary Loan Party) the surviving entity is a Subsidiary Loan Party, (ii) any Consolidated Subsidiary may merge into or consolidate with any other Consolidated Subsidiary and, if either such Consolidated Subsidiary is a Subsidiary Loan Party, the surviving entity is a Subsidiary Loan Party, (iii) Permitted Acquisitions may be consummated so long as the surviving Person is the Borrower or a Subsidiary Loan Party, (iv) any Consolidated Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it in any sale or other disposition permitted under Section 11.7 (whether or not such Consolidated Subsidiary is the surviving entity), provided that, any such merger or consolidation involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless also permitted by Sections 11.5 and 11.9, (v) any Consolidated Subsidiary may liquidate or dissolve if the Borrower or Parent determines in its good faith business judgment that such liquidation or dissolution is in the best interests of the Borrower or Parent and is not materially disadvantageous to the Lenders, (vi) the Merger may be consummated and (vii) Holdings may merge into or consolidate with the Parent so long as (x) the Parent is the surviving entity and, (y) the Parent has pledged 100% of all the Equity Interests of the Cayman Distributor and Wireco WorldGroup Sales (Cayman) Ltd. and any other Consolidated Subsidiary to be directly owned by the Parent (other than any Consolidated Subsidiary organized and/or incorporated under the laws of the European Union or any member state thereof or any other European jurisdiction) (after giving effect to the merger or consolidation).

(b) Lines of Business. Neither Holdings nor the Borrower will, nor will they permit any Consolidated Subsidiary to, notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, as determined in good faith by the Board of Directors of the Parent.

11.5. INVESTMENTS, LOANS, ADVANCES, GUARANTEES AND ACQUISITIONS.

The Parent and the Borrower will not, and will not permit any of the Consolidated Subsidiaries to make or permit to exist any Investment except:

(a) Permitted Investments and Investments that were Permitted Investments when made;

(b) (i) Investments constituting intercompany loans permitted under Section 11.2(a)(iv) and (ii) Investments by any Loan Party in Equity Interests in their respective Wholly-Owned Subsidiaries, provided that (x) any such Equity Interests held by a Loan Party shall be pledged to the Agent as collateral security for the obligations of the Loan Parties under the Loan Documents pursuant to the Loan Documents (subject to the limitations applicable to Foreign Subsidiary Equity Interests referred to in Section 3.4), and (y) in the case of Investments made by the Loan Parties in the Equity Interests of Foreign Consolidated Subsidiaries of the Borrower after the Closing Date, such Investments do not exceed $25,000,000 at any one time when aggregated with the outstanding principal amount of intercompany loans made by the Loan Parties to Foreign Consolidated Subsidiaries of the Borrower as permitted under Section 11.2(a)(iv);

(c) loans or advances made by the Borrower or any Subsidiary Loan Party of the Borrower to the Parent, the Borrower or any Subsidiary Loan Party, and (y) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Agent as collateral security for the obligations of the Loan Parties under the Loan Documents and subject to the Intercompany Subordination Agreement;

(d) (i) Guarantees constituting Debt permitted by Section 11.2 and (ii) Guarantees by the Parent, the Borrower or any Consolidated Subsidiary of the obligations (other than Indebtedness) of the Parent, the Borrower or any Wholly Owned Subsidiary of the Borrower or Parent;

(e) Investments received in connection with the bankruptcy or reorganization of, or settlement, compromise, or resolution of accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or any of the Consolidated Subsidiaries as a result of a foreclosure by the Borrower or any of the Consolidated Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(f) the following Permitted Acquisitions (it being understood that a Permitted Acquisition may be made using any combination of clauses (i) through (iii) below, as determined by the Borrower):

(i) the Specified Acquisition;

(ii) any Permitted Acquisition funded with the Available Credit; provided that, at the time of such Permitted Acquisition using the Available Credit, the Borrower shall deliver a certificate of a Financial Officer stating the portion of the Purchase Price of such Permitted Acquisition being made from the Available Credit, and setting forth a calculation of the Available Credit immediately before and immediately after such Permitted Acquisition;

(iii) Permitted Acquisitions consummated prior to the Fourth Amendment Effective Date;

(iv) other Permitted Acquisitions, with a total aggregate Purchase Price for all such Permitted Acquisitions under this clause (iv) not exceeding $150,000,000 since the Fourth Amendment Effective Date; provided that the aggregate Purchase Price of all Permitted Acquisitions made under this clause (iv) during any fiscal year shall not exceed $65,000,000, which if unused, may be carried-forward to each subsequent fiscal year; provided further that no Advances under this Agreement may be used directly or indirectly to pay the Purchase Price of any Permitted Acquisition made under this clause (iv);

(v) other Permitted Acquisitions with a total aggregate Purchase Price for all such Permitted Acquisitions under this clause (v) not exceeding the New Senior Notes Net Proceeds Amount;

(vi) other Permitted Acquisitions with a total aggregate Purchase Price for all such Permitted Acquisitions under this clause (vi) not exceeding the aggregate amount of any Qualified IPO Proceeds;

(vii) other Permitted Acquisitions with a total aggregate Purchase Price for all such Permitted Acquisitions under this clause (vii) not exceeding the amount of Incremental Loans (as defined in the Term Loan/Euro RCF Agreement) made under the Term Loan/Euro RCF Agreement after the Fourth Amendment Effective Date; and

(viii) the Permitted Acquisition of the targets referred to as “Drummet”.

(g) loans and advances to employees, officers, directors or consultants of the Parent, the Borrower, and the Consolidated Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses and temporary advances to employees or directors in respect of income taxes related to the exercise of stock options) to the extent permitted under the Sarbanes-Oxley Act of 2002, as amended, in an aggregate principal amount not to exceed $1,000,000 at any time;

(h) Investments by the Borrower and the Consolidated Subsidiaries of the Borrower in Hedging Agreements;

(i) extensions of trade credit or the holding of receivables owing to the Borrower or any Consolidated Subsidiary of the Borrower if created or acquired in the ordinary course of business and Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits in the ordinary course of business;

(j) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(k) Investments that are financed or acquired with Equity Interests of the Parent or Holdings;

(l) Investments set forth on Annex VII (and other investments received in respect thereof without the payment of additional cash consideration) and any renewal or replacement thereof on terms and conditions not materially less favorable to the Borrower and its Consolidated Subsidiaries than the terms of the Investment being replaced;

(m) Investments made with Net Proceeds (as defined in the Term Loan/Euro RCF Agreement) to the extent permitted to be so applied or reinvested as set forth in the definition of Prepayment Event set forth in the Term Loan/Euro RCF Agreement and as contemplated by Section 2.11(b) of the Term Loan/Euro RCF Agreement;

(n) Investments received as consideration in connection with sales, transfers or other dispositions permitted under this Agreement;

(o) other Investments made by any Loan Party (excluding Investments made by the Loan Parties in the Foreign Consolidated Subsidiaries of the Borrower) in an aggregate amount not to exceed $10,000,000 in any fiscal year, which if unused, may be carried-forward to each subsequent fiscal year (up to an aggregate amount of $50,000,000 at any time outstanding); provided that after giving effect to the carry forward, no more than $20,000,000 of such Investments shall be made in any fiscal year; provided further that any such Investments made in the form of a loan by a Loan Party to an Unrestricted Subsidiary shall be evidenced by a promissory note pledged to the Agent as collateral security for the obligations of the Loan Parties under the Loan Documents;

(p) the Transactions;

(q) Investments by Holdings in the Equity Interests of WRCA Hong Kong Co., Ltd. on the Closing Date and other Investments made by Holdings and the Consolidated Subsidiaries in the Unrestricted Subsidiaries or in their assets, properties, securities or Debt;

provided that the aggregate amount of all Investments under this clause (q) shall not exceed the sum of (i) the proceeds of the Term Loans in an aggregate amount not to exceed $8,500,000 on the Closing Date, (ii) the proceeds of the Chinese Investment Account (as defined in this Agreement immediately prior to the Fifth Amendment Effective Date) in an aggregate amount not to exceed $10,000,000, (iii) any portion of Investments in the Unrestricted Subsidiaries that is funded with the Available Credit and (iv) any Investment in WRCA Hong Kong Co., Ltd. by Holdings to the extent the proceeds thereof are (A) directly or indirectly the proceeds of an issuance of New Senior Notes (Issued 2010) and (B) promptly used by WRCA Hong Kong Co., Ltd. to repay other Investments made by Holdings and the Consolidated Subsidiaries in WRCA Hong Kong Co., Ltd. pursuant to this clause (q) prior to the Fourth Amendment Effective Date; provided further (i) at the time of such Investment made using the Available Credit, the Borrower shall deliver a certificate of a Financial Officer stating the portion of such Investment being made from the Available Credit, and setting forth a calculation of the Available Credit immediately before and immediately after such Investment, (ii) that any such Investments made in the form of a loan by a Loan Party to the Unrestricted Subsidiaries shall be evidenced by a promissory note pledged to the Agent as collateral security for the obligations of the Loan Parties under the Loan Documents; and (iii) at the time of such Investment utilizing funds in the Chinese Escrow Account, the Borrower shall deliver a certificate of a Financial Officer stating the amount of any Investment being made from the funds held in the Chinese Investment Account and the remaining balance in the Chinese Investment Account;

(r) Investments of a Consolidated Subsidiary acquired after the Closing Date or of any entity merged into the Parent or the Borrower or merged into or consolidated with a Consolidated Subsidiary after the Closing Date, in each case, (i) to the extent permitted under this Section 11.4, (ii) in the case of any acquisition, merger, consolidation or amalgamation, in accordance with Section 11.6 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such event;

(s) Investments made or held by any Loan Party in any Subsidiary that is a Loan Party at the time of making such Investment; and

(t) Investments consisting of the deferred purchase price of property acquired in a Permitted Acquisition.

11.6. ASSET SALES. The Parent and the Borrower will not, and will not permit any of the Consolidated Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, consummate any Asset Sale nor will the Parent or the Borrower permit any of the Consolidated Subsidiaries to issue any additional Equity Interest in such Consolidated Subsidiary except:

(a) sales, transfers, leases or other dispositions of inventory, used, surplus or obsolete equipment or other property, the lease or sublease of real property or equipment, or, pursuant to an operating lease, of any other asset and sales, transfers or other dispositions of cash and Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers, leases and dispositions to the Borrower or another Loan Party;

(c) sales, transfers, leases and dispositions or issuances permitted by clauses (i), (ii) and (iv) of Section 11.4(a);

(d) the transfer or other disposition of Permitted Investments;

(e) the non-exclusive the license or sublicense of patents, trademarks, copyrights, know-how or other intellectual property to third Persons in the ordinary course of business;

(f) the sale, transfer, lease or other disposition of property, plant or equipment to the extent that such property, plant or equipment is exchanged for, or for credit against the purchase price of, other property, plant or equipment used or useful in a business of the Loan Parties or the proceeds of such sale, transfer or other disposition are reasonably promptly applied to the purchase price of such property, plant or equipment used or useful in the business operations of the Loan Parties;

(g) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (g) shall not exceed $1,000,000 during any fiscal year of the Parent and $5,000,000 in the aggregate during the term of this Agreement; provided further that, all sales, transfers, leases and other dispositions permitted by this clause (g) shall be made for fair value and shall be made for at least 80% cash consideration;

(h) sale and leaseback transactions permitted by Section 11.7;

(i) Investments permitted by Section 11.5, Liens permitted by Section 11.3, and Restricted Payments permitted by Section 11.8;

(j) the sale of Ineligible Receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(k) any disposition of assets to Parent or any of its Consolidated Subsidiaries in connection with the Transactions;

(l) sales, transfers, leases or dispositions of property, plant or equipment (including damage, destruction or demolition of same) as a result of or in connection with a casualty or condemnation; and

(m) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, sales, transfers, leases and other dispositions of assets to the Chinese Joint Venture, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (m) shall not exceed $15,000,000 in the aggregate during the term of this Agreement.

To the extent the Requisite Lenders waive the provisions of this Section 11.6 with respect to the sale, transfer, lease or other disposition of any Collateral or any Consolidated Subsidiary, or any Collateral or any Consolidated Subsidiary is sold, transferred, leased or otherwise disposed of as permitted by this Section 11.6, (i) such Collateral (unless transferred to a Loan Party) shall, subject to Section 14.12, (except as otherwise provided above) be sold, transferred, leased or otherwise disposed of free and clear of the Liens created by the Loan Documents and (ii) such Consolidated Subsidiary shall be released from its obligations under the Loan Documents and, in each case, the Agent shall take any actions (including, without limitation, directing any collateral agent to take such actions) reasonably requested by the Borrower therewith to release any such Liens or obligations and evidence the foregoing.

11.7. SALE AND LEASEBACK TRANSACTIONS. The Parent and the Borrower will not, and will not permit any of the Consolidated Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale or transfer of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after the Borrower or such Consolidated Subsidiary of the Borrower acquires or completes the construction of such fixed or capital asset and (b) any other sale and leaseback of any fixed or capital assets to the extent that (i) all Debt incurred in connection with such sale is otherwise permitted by Section 11.2, (ii) any Liens created on such assets are otherwise permitted by Section 11.3, and (iii) such asset sale is in compliance with Section 11.6.

11.8. RESTRICTED PAYMENTS; CERTAIN PAYMENTS OF INDEBTEDNESS.

(a) Restricted Payments in Respect of Equity. Neither the Parent nor the Borrower will, nor will they permit any Consolidated Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) the Parent, the Borrower and any Consolidated Subsidiary may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock;

(ii) so long as no Default or Event of Default has occurred and is continuing, the Borrower and the Consolidated Subsidiaries may declare and pay dividends ratably with respect to their capital stock and LuxHoldCo, LuxFinCo and LuxSub and may make Restricted Payments in connection with the Luxembourg Equity Arrangements; provided that, the Borrower may not declare or pay any dividends, if, after giving effect to the payment of such dividend, Excess Availability will be less than $18,000,000;

(iii) any purchase, repurchase, retirement, defeasance or other acquisition or retirement for value of Equity Interests of the Parent or Holdings made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Parent or Holdings (other than Disqualified Stock and other than Equity Interests issued or sold to the Borrower or a Consolidated Subsidiary or an employee stock ownership plan or other trust established by the Borrower or any of the Consolidated Subsidiaries);

(iv) any Consolidated Subsidiary that is not a Wholly-Owned Subsidiary may pay cash dividends to its shareholders, members or partners generally, so long as the Parent, the Borrower or the Consolidated Subsidiary that owns the Equity Interests in such Consolidated Subsidiary paying such dividends receives at least its proportionate share thereof;

(v) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, U.S. Holdings, Holdings and Parent may declare and pay dividends or make other distributions to purchase or redeem Equity Interests of U.S. Holdings, Holdings and Parent (including related stock appreciation rights or similar securities) held by or for the benefit of then present or former officers or employees of U.S. Holdings, Holdings, Parent or any of their Consolidated Subsidiaries or upon such Person’s death, disability, retirement or termination of employment or under the terms of any benefit plan or agreement relating to such shares of stock or related rights or to pay or redeem any notes issued by U.S. Holdings, Holdings and Parent in connection with such repurchases or redemptions; provided that the aggregate amount of such cash purchases or redemptions shall not exceed $1,000,000 in any fiscal year and $5,000,000 in the aggregate since the Closing Date;

(vi) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, the payment of the Permitted Management Fees;

(vii) Permitted Sponsor Transaction Expenses;

(viii) any payment with respect to the transactions permitted by Section 11.9(o);

(ix) without duplication of the payments made in compliance with Section 11.8(b)(ii) hereof in lieu of Restricted Payments, so long as no Event of Default shall have occurred and be continuing or shall be caused thereby and Parent has delivered to Agent the documents set forth in Section 10.1(a) hereof in respect of the fiscal year prior to the fiscal year in which such Restricted Payment is to be made and written notice of any proposed dividend or distribution thirty (30) days prior thereto, Parent may make Restricted Payments during any fiscal year in an aggregate amount not to exceed the sum of 50% of Parent’s Consolidated Net Income for the immediately preceding fiscal year; provided that if in any fiscal year the Parent does not utilize such amount to make dividends and distributions, Parent may carry forward such amount and utilize such amount to make Restricted Payments in the immediately succeeding fiscal year, up to an amount not to exceed $5,000,000 (which amount shall be deemed to be the amount last paid in such subsequent fiscal year); provided further that (x) for the thirty (30) day period immediately prior to the date of any such Restricted Payment described in this sub-clause (ix), Excess Availability shall be at least $18,000,000 and (y) immediately after giving effect to any such Restricted Payments, Excess Availability shall be at least $18,000,000; provided in each case that if the applicable test is not satisfied with respect to the full amount of such proposed Restricted Payments, such Restricted Payments shall be permitted in such lesser amount as shall satisfy the applicable test; and

(x) any payment necessary to effectuate an Investment in an Unrestricted Subsidiary permitted by Section 11.5(o) or Section 11.5(q).

(b) Payments in respect of Debt. Neither the Parent nor the Borrower will, nor will they permit any Consolidated Subsidiary to, make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest in respect of the Senior Notes, the New Senior Notes (Issued 2010), the New Senior Notes (Issued 2011), Permitted Unsecured Refinancing Debt and the Permitted Additional Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Senior Notes, the New Senior Notes (Issued 2010), the New Senior Notes (Issued 2011), Permitted Unsecured Refinancing Debt and the Permitted Additional Indebtedness, except payments of regularly scheduled interest as and when due in respect of the Senior Notes, the New Senior Notes (Issued 2010), the New Senior Notes (Issued 2011), Permitted Unsecured Refinancing Debt and the Permitted Additional Indebtedness or any refinancing of the Senior Notes, New Senior Notes (Issued 2010), New Senior Notes (Issued 2011) or Permitted Additional Indebtedness permitted by Section 11.2(a)(ii) or Section 11.2(a)(xix).

11.9. TRANSACTIONS WITH AFFILIATES. Neither the Parent nor the Borrower will, nor will they permit any Consolidated Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions on terms and conditions not less favorable to the Parent, the Borrower or such Consolidated Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and if the good faith judgment of the Board of Directors of such Parent, Borrower, or Consolidated Subsidiary no transaction is available with which to compare such Affiliate transaction, such transaction is otherwise fair to such Parent, Borrower, or Consolidated Subsidiary from a financial point of view;

(b) transactions between or among the Parent and its Consolidated Subsidiaries not otherwise prohibited hereunder;

(c) any Restricted Payment permitted by Section 11.8;

(d) (i) any issuance by the Parent or Holdings of securities or by the Borrower of debt securities, or other payments, awards or grants in cash, securities (other than, in respect of the Borrower, Equity Interests) or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower not otherwise prohibited hereunder, (ii) payment of compensation, fees (including director’s fees and benefits) to employees, consultants, stockholders, officers and directors of such entity in the ordinary course of business, and (iii) payments permitted by Section 11.5(g);

(e) the grant of stock options or similar rights in respect of Equity Interests in the Parent or Holdings to employees and directors of the Borrower or the Consolidated Subsidiaries of the Borrower pursuant to plans approved by the Board of Directors of the Parent, Holdings, the Borrower or such Consolidated Subsidiaries;

(f) customary indemnification and insurance arrangements in favor of officers, directors, employees and consultants of the Parent, the Borrower or any Consolidated Subsidiary;

(g) the existence of, or the performance by the Parent, the Borrower or any Consolidated Subsidiary of the obligations under the terms of, any stockholders agreements (including any registration rights agreement or purchase agreement related thereto), service agreements and other agreements with Affiliates to which it is a party as of the Closing Date, which agreements are listed on Annex XI, as such agreements may be amended on terms reasonably satisfactory to the Agent from time to time pursuant to the terms thereof, provided, however, that the terms of any such amendment shall, in any event, be deemed to be reasonably satisfactory to the Agent so long as such terms are no less favorable to the Lenders than the terms of any such agreements in effect as of the Closing Date;

(h) the issuance of Equity Interests (other than Disqualified Stock) of the Parent or Holdings for cash to the Sponsor or senior management of the Parent or Holdings or the Borrower or receipt of capital contributions from Affiliates of the Borrower;

(i) (x) the payment of the Permitted Management Fees, so long as no Default or Event of Default has occurred and is continuing, or would result therefrom; and (y) the payment of Permitted Sponsor Transaction Expenses, in either case by the Parent, the Borrower or the Consolidated Subsidiaries to Sponsor;

(j) transactions to the extent permitted under Sections 11.2, 11.5, 11.6 or 11.9;

(k) transactions with the Chinese Joint Venture pursuant to Royalty Agreement or pursuant to other commercial contracts, agreements, or arrangements between the Chinese Joint Venture and any Consolidated Subsidiary that are not less favorable to such Consolidated Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person;

(l) provision of administrative or management services by the Parent, the Borrower, or the Consolidated Subsidiaries, or any of such entity’s directors, officers or employees, to any of its direct or indirect Consolidated Subsidiaries in the ordinary course of business;

(m) pledges of Equity Interests of the Unrestricted Subsidiary for the benefit of lenders to such Unrestricted Subsidiary;

(n) consummation of the Transactions, including but not limited to execution and consummation of the Transaction documents and the payment of all fees, expenses, consideration and other amounts paid or to be paid in connection therewith; and

(o) issuance of Equity Interests of Parent or Holdings to members of senior management to the Borrower in exchange for Equity Interests in U.S. Holdco held by senior management

11.10. RESTRICTIVE AGREEMENTS. Neither the Parent nor the Borrower will, nor will they permit any Consolidated Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent, the Borrower or any Consolidated Subsidiary to create, incur or permit to exist any Lien securing the Indebtedness upon any of its property or assets or (b) the ability of any Consolidated Subsidiary to pay dividends or other distributions to the Loan Parties with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary Loan Party or to Guarantee Debt of the Borrower, provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Loan Document, any Term Loan Document, any Senior Notes Document or any document with respect to the Permitted Additional Indebtedness or any successor Term Loan Facility, provided that the terms therein are no more restrictive to the applicable Loan Party thereto than those contained herein, taken as a whole, and in any event shall permit Liens securing the Indebtedness in favor of the Agent, (ii) restrictions and conditions existing on the date hereof identified on Annex X, or any agreements related to any refinancings, refundings, renewals, extensions or replacements in respect of any such Debt that does not expand the scope of any such encumbrance or restriction, (iii) customary restrictions and conditions contained in agreements relating to the sale of a Consolidated Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Consolidated Subsidiary that is to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to secured Debt or Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt or secured by such Liens, (v) customary provisions in leases, licenses and other contracts restricting the assignment, subletting or sublicensing thereof, (vi) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (vii) any encumbrance or restriction on the assets of or equity in any joint venture that is contained in any joint venture agreement or other similar agreement with respect to such joint venture that was entered into in the ordinary course of business, (viii) agreements evidencing Liens permitted under subclauses (d) or (e) of Section 11.3, (ix) any agreement or instrument governing Debt permitted under Section 11.2(a)(ix) or Section 11.2(a)(xiv), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition, (x) any joint venture that is a Consolidated Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 11.5, (xi) agreements containing restrictions on the transfer of any asset or Consolidated Subsidiary pending the close of the sale of such asset or Consolidated Subsidiary so long as such sale is permitted under this Agreement, (xii) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business, (xiii) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease, or other disposition of any asset permitted under Section 11.6, (xiv) customary net worth provisions contained in Real Property Leases entered into by the Consolidated Subsidiaries of the Borrower or Parent, so long as the Borrower or

Parent has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Parent or Borrower and any Consolidated Subsidiaries to meet their ongoing obligations, (xv) any agreement in effect at the time such Consolidated Subsidiary becomes a Consolidated Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Consolidated Subsidiary and (xvi) any restriction in any document governing the Refinancing Indebtedness.

11.11. AMENDMENT OF MATERIAL DOCUMENTS. Neither the Parent nor the Borrower will, nor will they permit any Consolidated Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational or shareholder documents, (b) the Merger Agreement, (c) any Senior Note Document, (d) any Term Loan Document or (e) the documents related to the Luxembourg Equity Arrangement; and (f) any other Material Indebtedness, in each case in any manner that would be materially adverse to the Lenders.

In addition, neither the Parent nor the Borrower will, nor will they permit any Consolidated Subsidiary to, amend, modify or waive the terms of the New Senior Notes (Issued 2010) or the New Senior Notes (Issued 2011) if the effect of such amendment or change is to shorten the weighted average life to maturity of the New Senior Notes (Issued 2010) or the New Senior Notes (Issues 2011) or change (to earlier dates) any dates upon which payments of principal or interest are due thereon, except to the extent that prepayment thereof is being made with the proceeds of New Senior Notes (Issued 2010) and/or the New Senior Notes (Issued 2011) issued pursuant to Section 11.2.

11.12. FINANCIAL COVENANTS. The Parent and the Borrower will comply with the financial covenant set forth in Item 30 of the Schedule.

11.13. STORING AND USE OF COLLATERAL. Parent and the Borrower will not, and will not permit any Loan Party to, place any portion of the Collateral with an aggregate value in excess of $100,000 in any warehouse which may issue a negotiable Document with respect thereto unless such Document is delivered to Agent as Collateral or use any material portion of the Collateral in violation of any provision of the Loan Documents, of any applicable statute, regulation, or ordinance, or of any policy insuring the Collateral.

11.14. LEASES. Parent and the Borrower will not, and will not permit any Consolidated Subsidiary to, enter, as lessee, into any operating lease of real or personal property if the aggregate of the rentals of such operating lease and of Parent’s and its Consolidated Subsidiaries’ other than existing operating leases would exceed, in any one of Parent’s fiscal years, the amount specified in Item 26 of the Schedule.

11.15. NAME OR ORGANIZATIONAL CHANGE; FISCAL YEAR. Parent and the Borrower will not, and will not permit any Loan Party to, change its name or form or jurisdiction of organization without giving at least thirty (30) days prior notice in a Record of its proposed new name or form or jurisdiction of organization to the Agent, or change its fiscal year from the calendar year ending on December 31 of each calendar year.

11.16. ANTI-TERRORISM LAWS. Parent shall not, nor shall it permit any Consolidated Subsidiary or other Loan Party to:

(a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law.

Parent shall, and shall cause each Consolidated Subsidiary or other Loan Party to, deliver to Agent any certification or other evidence requested from time to time by Agent in its sole discretion, confirming such Loan Party’s compliance with this Section.

11.17. SENIOR INDEBTEDNESS. Neither the Parent nor the Borrower will, nor will they permit any Consolidated Subsidiary to, designate any Debt (other than the Indebtedness, the Term Loan Debt, the Senior Notes, the New Senior Notes (Issues 2010), the New Senior Notes (Issued 2011), Refinancing Indebtedness and the Permitted Additional Indebtedness) as “Senior Indebtedness” under any subordinated Debt.

11.18. PARENT ENTITIES. Neither the Parent nor Holdings shall conduct, transact, or otherwise engage in any business or activity or own any operating assets; provided that notwithstanding the foregoing, the following shall be permitted, along with the performance of the obligations and activities so described and any activities incidental thereto (in each case, to the extent otherwise not prohibited by this Agreement):

(a) ownership of the Equity Interests of the Consolidated Subsidiaries and any other Equity Interests permitted to be acquired or held by such Loan Party under this Agreement;

(b) maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(c) the performance of its obligations with respect to the Indebtedness and other obligations under the Loan Documents, the Term Loan/Euro RCF Agreement, the Senior Unsecured Notes, the New Senior Notes (Issued 2010), the New Senior Notes (Issued 2011), Refinancing Indebtedness and the Permitted Additional Indebtedness;

(d) any Qualified Public Offering;

(e) any intercompany obligations;

(f) the transfer or other disposition of Equity Interests or other assets to another Loan Party;

(g) making contributions to the capital of its Consolidated Subsidiaries;

(h) guaranteeing the obligations of the Consolidated Subsidiaries solely to the extent such obligations are not prohibited hereunder;

(i) participating in tax, accounting and other administrative matters as a member of the Group;

(j) the Restricted Payments and Investments permitted to be made by such Loan Party by this Agreement;

(k) transactions that comply with Section 11.4(a);

(l) any Permitted Acquisition of a Person that will become a Loan Party upon consummation of such Permitted Acquisition, or the creation of a Consolidated Subsidiary that will become a Loan Party upon such creation;

(m) holding any cash or property received in connection with Restricted Payments permitted to be made pending application thereof by Parent or Holdings;

(n) providing indemnification to officers and directors; and

(o) the amendment of any of the foregoing not otherwise prohibited by this Agreement.

11.19. MAXIMUM CAPITAL EXPENDITURES. The Parent and the Borrower will, and will cause each Consolidated Subsidiary to, not make Capital Expenditures on a consolidated basis that exceed $30,000,000 in any fiscal year (the “Base Capital Expenditure Amount”). Notwithstanding anything to the contrary, the Base Capital Expenditure Amount shall be increased by the following amounts: (i) to the extent that the aggregate amount of Capital Expenditures made by the Parent and its Consolidated Subsidiaries in any fiscal year is less than the Base Capital Expenditure Amount, the amount of such difference may be carried forward and used to make Capital Expenditures in succeeding fiscal years, provided that in any fiscal year, the amount permitted to be applied to make Capital Expenditures pursuant to this clause (i) shall in no event exceed an amount equal to 75% of the unused portion of the Base Capital Expenditure Amount for such fiscal year (without giving effect to any prior adjustments), (ii) if no Default or Event of Default has occurred and is continuing, or would result after giving effect thereto, the Parent and its Consolidated Subsidiaries may make additional Capital Expenditures to the extent that the amount of such excess is deducted from the Base Capital Expenditure Amount in succeeding fiscal years, provided that in any fiscal year, the amount permitted to be applied to make Capital Expenditures pursuant to this clause (ii) shall in no event exceed an amount equal to 25% of the Base Capital Expenditure Amount (without giving effect to any prior adjustments) and (iii) the Base Capital Expenditure Amount shall exclude any Capital Expenditures that are funded with the Available Credits; provided that, at the time of such Capital Expenditures, the Borrower shall deliver a certificate of a Financial Officer stating the portion of Capital Expenditures that is being made from the Available Credit, and setting forth a calculation of the Available Credit immediately before and immediately after such Capital Expenditures.

11.20. SPECIAL COVENANT. Notwithstanding anything in this Agreement or any other Loan Document to contrary, but subject to any applicable provisions that may require $18,000,000 of Excess Availability as a condition to the Borrower being permitted to take any particular action, Borrower agrees that if after giving effect to any Advance hereunder Excess Availability would be less than $9,000,000 it will not distribute or transfer proceeds of such Advance to the Parent or to any Consolidated Subsidiary of the Parent other than a Domestic Consolidated Subsidiary of Borrower unless the following two conditions are met: (1) such transfer or distribution is made in the ordinary course of business of Parent and the Consolidated Subsidiaries, including Borrower, and (2) Borrower has made adequate provision, in the reasonable opinion of Agent, for payment of the operating expenses of Borrower’s business.

12.	EVENTS OF DEFAULT.

12.1. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an event of default (individually, an Event of Default and, collectively, Events of Default):

(a) Nonpayment. Nonpayment when due of any principal, interest, premium, fee, cost, or expense due under this Agreement or other Loan Documents (unless Borrower has incurred Revolving Loans in lieu thereof in accordance with Section 2.15).

(b) Negative Covenants. Default in the observance of any of the covenants or agreements contained in Article 11.

(c) Article 7. Default in the observance of any of the covenants or agreements contained in Article 7.

(d) Other Covenants. Default in the observance of any of the covenants or agreements contained in the Loan Documents, other than in Article 11, Article 7 or Sections 8.1, 8.2, 8.3, 8.4, 8.8 or 10.14(a), or in any other agreement with the Agent or the Lenders which is not remedied within the earlier of (x) fifteen (15) days (with respect to the covenants and agreements contained in Section 10.1(g)) and (y) thirty (30) days (with respect to any other covenant or agreement not otherwise subject to any provision of this Section 12.1) after (i) notice thereof by the Agent to Borrower, or (ii) the date Borrower was required to give notice to the Agent under Section 10.14.

(e) Cessation of Business or Voluntary Insolvency Proceedings. The (i) cessation of operations of Parent’s, Borrower’s or any Material Subsidiary’s business as conducted on the date of this Agreement; (ii) filing by Parent, Borrower or any Material Subsidiary for a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor, or other relief under the bankruptcy, insolvency, or other similar laws of the United States of America or any state or territory thereof, or any foreign jurisdiction now or hereafter in effect; (iii) making by the Parent, Borrower or any Material Subsidiary of a general assignment for the benefit of creditors; (iv) consent by the Parent, Borrower or any Material Subsidiary to the appointment of a receiver or trustee, including without limitation, a “custodian” as defined in the Bankruptcy Code for Parent, Borrower or any Material Subsidiary or any of Parent’s, Borrower’s or such Material Subsidiary’s assets; or (v) execution by Parent,

Borrower or any Material Subsidiary of a consent to any other type of insolvency proceeding (under the Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of, claims against or winding up of affairs of, Parent, Borrower or any Material Subsidiary.

(f) Involuntary Insolvency Proceedings. (i) The appointment of a receiver, trustee, custodian or other officer performing similar functions, including, without limitation, a “custodian” as defined in the Bankruptcy Code, for Parent, Borrower or any Material Subsidiary; or the filing against Parent, Borrower or any Material Subsidiary of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States of America, or any state or territory thereof, or any foreign jurisdiction now or hereafter in effect; or of any other type of insolvency proceedings (under the Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of Parent, Borrower or any Material Subsidiary shall be instituted against Parent, Borrower or any Material Subsidiary; and (ii) such appointment shall not be vacated, or such petition or proceeding shall not be dismissed, within sixty (60) days after such appointment, filing or institution.

(g) Other Debt and Agreements. Failure by Parent, Borrower or any other Consolidated Subsidiary to pay, when due, (or, if permitted by the terms of any applicable documentation within any applicable grace period) any Material Indebtedness (excluding the Indebtedness incurred pursuant to this Agreement), whether such Debt shall become due by scheduled maturity, by required prepayment, by acceleration, by demand, or otherwise, or failure by Parent, Borrower or any other Consolidated Subsidiary to perform any term, covenant or agreement on its part to be performed or any other agreement or instrument (other than a Loan Document) evidencing or securing or relating to Material Indebtedness when required to be performed if the effect of such failure is to permit the holder to accelerate the maturity of such Material Indebtedness; provided that this clause (g) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of property or assets securing such Debt.

(h) Judgments. (i) the failure to pay one or more final judgments for the payment of money in an aggregate amount in excess of $7,500,000 (after giving effect to insurance payments, if any) rendered against the Parent, the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Borrower or any Material Subsidiary to enforce any such judgment; and (ii) any non-monetary judgment or order shall be rendered against the Parent, the Borrower or any Consolidated Subsidiary that would be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect

(i) ERISA Default. (i) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan; or (ii) the Parent, the Borrower or any Consolidated Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) and (ii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(j) Insolvency. The Parent, the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) [Intentionally Omitted].

(l) [Intentionally Omitted].

(m) Representations. Any representation or warranty made or deemed made by or on behalf of the Parent or the Borrower or any Consolidated Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false and misleading in any material respect on or as of the date made or deemed made.

(n) Challenge to Validity. (i) other than as set forth in sub-clause (ii) hereof, any Liens purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, valid and perfected Liens on Collateral (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Agent or any Lender) having a value in excess of $7,500,000, with the priority required by the applicable Loan Documents, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents and in accordance with the terms of the Intercreditor Agreement, or (ii) any Liens purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, valid and perfected Liens on Inventory or Receivables included in the calculation of Borrowing Capacity (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Agent or any Lender) having a value in excess of $750,000, with the priority required by the applicable Loan Documents, except as a result of the sale or other disposition of the applicable Inventory or Receivables in a transaction permitted under the Loan Documents and in accordance with the terms of the Intercreditor Agreement, or (iii) the Indebtedness of the Borrower or the obligations of the Parent or any other Loan Party pursuant to the Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party not to be, legal, valid and binding obligations enforceable in accordance with terms.

(o) Intercreditor Agreement. The Intercreditor Agreement shall be, or shall be asserted not to be, invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms.

(p) Change of Control. A Change in Control shall occur.

(q) [Intentionally Omitted].

(r) [Intentionally Omitted].

(s) Borrowing Capacity. If upon the submission of any inventory report as contemplated by paragraph 6.1 of this Agreement, the Borrowing Capacity is less than the sum of the aggregate principal balance of all then outstanding Advances (inclusive of the Dollar Equivalent of all outstanding Euro Denominated Revolving Loans) and the aggregate face amount (or Dollar Equivalent thereof as of such time) of Letters of Credit and the Borrower fails to immediately pay such difference to the Agent for the benefit of the Lenders.

(t) [Intentionally Omitted].

(u) [Intentionally Omitted].

(v) The Merger. The Merger shall not have occurred by close of business on the Closing Date.

12.2. EFFECTS OF AN EVENT OF DEFAULT.

(a) Notwithstanding any other provision of this Agreement, upon and following the occurrence of one or more Events of Default (except an Event of Default under either Section 12.1(e) or 12.1(f)), the Agent (a) may, and upon direction of the Requisite Lenders shall, by (and immediately upon) notice to the Borrower: (i) declare the Commitments and the obligation of the Lenders to make any Advances and of the L/C Issuer to issue Letters of Credit to be terminated; or (ii) declare that all Advances and Letters of Credit shall be thereafter in Agent’s or Requisite Lenders’ sole discretion, (b) may, and upon direction of the Requisite Lenders shall, by (and immediately upon) notice to the Borrower, declare all Indebtedness, including, without limitation, all interest thereon and costs and expenses of the Agent and the Lenders and all other amounts payable under any Loan Document to be forthwith due and payable, whereupon such Indebtedness shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower and Agent may require Debtor to deliver cash collateral for all exposure (including, without limitation, all accrued and accruing interest, fees, expenses and commissions) relating to outstanding Letters of Credit.

(b) Upon the happening of one or more Events of Default under Section 12.1(e) or 12.1(f), Agent’s and Lenders’ obligations hereunder shall be cancelled immediately, automatically, and without notice, and the Commitments hereunder terminated, and the Indebtedness then outstanding shall become immediately due and payable without presentation, demand or notice of any kind to the Borrower.

(c) No termination of this Agreement or the other Loan Documents shall relieve or discharge Borrower of its duties, obligations and covenants under this Agreement or the other Loan Documents until all of the Indebtedness has been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Loan Documents and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Agent agrees to take such actions as are reasonably requested by the Borrower or any other Loan Party and at the Borrower’s or such Loan Party’s expense to terminate the liens and security interests created by the Loan Documents when all the Obligations are paid in full in cash and all Commitments have been irrevocably terminated. Any duty, obligation, or covenant contained in any Loan Document relating to any equity interests, asset or subsidiary of the Borrower or any other Loan Party shall no longer be deemed to be made once such equity interests or asset is conveyed, sold, leased, assigned, transferred or disposed of in accordance with this Agreement.

13.	THE AGENT’S RIGHTS AND REMEDIES.

13.1. GENERALLY. The Agent’s rights and remedies with respect to the Collateral, in addition to those rights granted herein and in any other agreement between Borrower and any Loan Party and the Agent or Lenders now or hereafter in effect, shall be those of a secured party under the UCC and under any other applicable law (subject to the Intercreditor Agreement with respect to the Term Loan/Euro RCF Priority Collateral).

13.2. NOTIFICATION OF ACCOUNT DEBTORS. The Agent may, at any time from and after the occurrence and during the continuance of an Event of Default, upon notice to the Borrower, notify any or all Account Debtors of the Security Interest and exercise the rights of Borrower and each Loan Party with respect to the obligations of the Account Debtors to make payment or otherwise render performance directly to the Agent.

13.3. POSSESSION OF COLLATERAL. Subject to the Intercreditor Agreement with respect to Term Loan/Euro RCF Priority Collateral, whenever the Agent may take possession of the Collateral, pursuant to Section 13.1, the Agent may take possession of the Collateral on Borrower’s or the applicable Loan Party’s premises or may remove the Collateral, or any part thereof, to such other places as the Agent may, in its sole discretion, determine. Subject to the Intercreditor Agreement with respect to Term Loan/Euro RCF Priority Collateral, if requested by the Agent, Borrower and each Loan Party shall assemble the Collateral and deliver it to the Agent at such place as may be designated by the Agent.

13.4. COLLECTION OF RECEIVABLES. Upon the occurrence and continuance of an Event of Default, the Agent may demand, collect, and sue for all monies and Proceeds due, or to become due, on the Receivables (in either Borrower’s or Loan Party’s or the Agent’s name at the latter’s option) with the right to enforce, compromise, settle, or discharge any or all Receivables. If the Agent takes any action contemplated by this Section with respect to any Receivable, Borrower and each Loan Party shall not exercise any right that Borrower or such Loan Party would otherwise have had to take such action with respect to such Receivable.

13.5. ENDORSEMENT OF CHECKS; MAIL. For the purposes of carrying out this Agreement, Borrower and each Loan Party (other than any Loan Party organized and/or incorporated under the laws of the European Union or any member state thereof or the laws of any other European jurisdiction) hereby irrevocably appoints the Agent the Borrower’s and such Loan Party’s agent with full power, in the same manner, to the same extent, and with the same effect as if Borrower or such Loan Party were to do the same: subject to the terms of the Intercreditor Agreement with respect to the Term Loan/Euro RCF Priority Collateral, upon the occurrence and during the continuance of an Event of Default, to endorse Borrower’s or such Loan Party’s name on any Instruments or Documents pertaining to any Collateral, to receive and collect all mail addressed to Borrower or such Loan Party, to direct the place of delivery of such mail to any location designated by the Agent, to open such mail, to remove all contents therefrom, and to retain all contents thereof constituting or relating to the Collateral. This agency is unconditional and shall not terminate until all of the Indebtedness is paid in full and this Agreement has been terminated. The Agent agrees to give Borrower notice in the event it exercises this agency, except with respect to the endorsement of Borrower’s or such Loan Party’s name on any instruments or documents pertaining to any Collateral.

13.6. LICENSE TO USE PATENTS, TRADEMARKS, AND TRADENAMES. Each of Borrower and each Loan Party (other than any Loan Party organized and/or incorporated under the laws of the European Union or any member state thereof or the laws of any other European jurisdiction) grants to the Agent a non-exclusive, non-transferable (other than to its successors and assigns under this Agreement or its Agent in connection with carrying out the purposes set forth below), royalty-free license to use, subject to the terms of the Intercreditor Agreement with respect to the Term Loan/Euro RCF Priority Collateral, any and all patents, trademarks, and tradenames now or hereafter owned by, or licensed to, Borrower or such Loan Party, as necessary for the purposes of manufacturing and disposing of Inventory after the occurrence of an Event of Default. All Inventory shall at least meet quality standards maintained by Borrower or such Loan Party prior to such Event of Default.

14.	MISCELLANEOUS.

14.1. PERFECTING THE SECURITY INTEREST; PROTECTING THE COLLATERAL.

(a) Each of Borrower and each Loan Party (other than any Loan Party organized and/or incorporated under the laws of the European Union or any member state thereof or the laws of any other European jurisdiction) hereby authorizes the Agent to file such financing statements relating to the Collateral without Borrower’s or such Loan Party’s signature thereon as the Agent may deem appropriate, and appoints the Agent as Borrower’s and such Loan Party’s attorney-in-fact (without requiring the Agent) to perform all other acts which the Agent deems appropriate to perfect and continue the Security Interest and to protect, preserve, and realize upon the Collateral.

(b) [Intentionally Omitted].

(c) Agent may, at its option, from time to time make such disbursements and advances (“Special Advances”) which Agent, in its sole discretion, after the occurrence of a Default or an Event of Default or at any time the other conditions precedent set forth in Article 3 have not been satisfied, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrower of the Indebtedness, or (iii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement or any of the other Loan Documents consisting of costs, fees and expenses and payments to any issuer of Letters of Credit, provided, that, (x) the aggregate principal amount of the Special Advances pursuant to this Section 14.1(c), plus the then outstanding principal amount of the additional Revolving Loans and for the issuance of Letters of Credit which Agent may make or cause to be made or provide as otherwise set forth herein, shall not exceed the lesser of (A) 5% of the Maximum Amount and (B) 10% of Borrowing Capacity and (y) the aggregate principal amount of the Special Advances made pursuant to this Section 14.1(c) shall not exceed an amount to equal to ten (10%) percent of the Maximum Amount. Special Advances shall be repayable on demand and be secured by the Collateral. Special Advances shall not constitute Revolving Loans but shall otherwise constitute Indebtedness hereunder, and shall bear interest at the rate applicable from time to time to Revolving Loans maintained as Prime Rate Loans. Without limitation of its obligations pursuant to Article 2 hereof, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid in accordance with Section 2.10 or 2.17 hereof. At any time after the first Special Advance is made hereunder, if any, the Requisite Lenders may revoke the Agent’s right to make future Special Advances. Such revocation shall be in writing and shall become effective upon Agent’s receipt thereof.

14.2. PERFORMANCE OF BORROWER’S DUTIES. Upon Borrower or any Consolidated Subsidiary’s failure to perform any of its duties under the Loan Documents, including, without limitation, the duty to obtain insurance as specified in Section 10.11, the Agent may, but shall not be obligated to, perform any or all such duties.

14.3. NOTICE OF SALE. Without in any way requiring notice to be given in the following manner, each of Borrower and each Loan Party agrees that any notice by the Agent of sale, disposition, or other intended action hereunder, or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to Borrower or such Loan Party if such notice is mailed by regular or certified mail, postage prepaid, at least ten (10) days prior to such action, to Borrower’s address or addresses specified above or to any other address which Borrower has specified in a Record to the Agent as the address to which notices hereunder shall be given to Borrower. The Agent shall have no obligation to clean up or otherwise prepare the Collateral for sale.

14.4. COMPLIANCE WITH OTHER LAWS. The Agent may comply with any applicable law requirements in connection with a disposition of the Collateral, and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

14.5. WARRANTIES. The Agent may sell the Collateral without giving any warranties. The Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

14.6. SALES ON CREDIT. If the Agent sells any of the Collateral on credit, Borrower will be credited only with payments actually made by the purchaser, received by the Agent and applied to the Indebtedness. If the purchaser fails to pay for the Collateral, the Agent may resell the Collateral, and Borrower shall be credited with the proceeds of the sale.

14.7. WAIVER BY THE AGENT AND LENDERS. No course of dealing between Borrower or any Loan Party and the Agent and any Lender and no delay or omission by the Agent or any Lender in exercising any right or remedy under the Loan Documents or with respect to any Indebtedness shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of the Agent and the Lenders are cumulative and may be exercised simultaneously.

14.8. WAIVER BY BORROWER AND LOAN PARTIES. The Agent shall have no obligation to take, and Borrower and each Loan Party shall have the sole responsibility for taking, any and all steps to preserve rights against any and all Account Debtors and against any and all prior parties to any Instrument, Document, Chattel Paper, draft, trade acceptance, or other instrument for the payment of money covered by the Security Interest whether or not in the Agent’s possession. Neither the Agent nor any Lender shall be responsible to Borrower or any Loan Party for loss or damage resulting from the Agent’s failure to enforce any Receivables or to collect any moneys due, or to become due, thereunder or other Proceeds constituting Collateral hereunder. Each of Borrower and each Loan Party waives protest of any note, check, draft, trade acceptance, or other instrument for the payment of money constituting Collateral at any time held by the Agent on which Borrower or any Loan Party is in any way liable and waives notice of any other action taken by the Agent, including, without limitation, notice of the Lender’s intent to accelerate the Indebtedness or any part thereof.

14.9. SETOFF. Without limiting any other right of the Agent or any Lenders, if an Event of Default shall have occurred and be continuing, the Agent or such Lender, at its sole election, may, to the fullest extent permitted by law, setoff against the Indebtedness any and all monies then or thereafter owed to Borrower by the Agent or such Lender in any capacity, whether or not the Indebtedness or the obligation to pay such monies owed by the Agent or such Lender is then due, and the Agent or such Lender shall be deemed to have exercised such right of setoff immediately at the time of such election even though any charge therefor is made or entered on the Agent’s or Lender’s records subsequent thereto.

14.10. ASSIGNMENT. The rights and benefits of a Lender hereunder shall inure to any party acquiring any interest in the Indebtedness in accordance with and upon the same terms and provisions of Section 15.17 hereof.

14.11. SUCCESSORS AND ASSIGNS. The Agent, the Lenders, Borrower and the Loan Parties, as used herein, shall include the successors or assigns of those parties, except that (i) Borrower and the Loan Parties shall not have the right to assign its rights hereunder or any interest herein or any other Loan Document without the prior written consent of each Lender and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 15.17.

14.12. MODIFICATION. No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made, except as may be provided in Item 34 of the Schedule or by a Record authenticated by Borrower, each other Loan Party party hereto, the Requisite Lenders and Agent. Notwithstanding any provision of this Agreement to the contrary, any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement or the attached Schedule shall not be effective, unless approved in writing by all of the Lenders: (a) any increase in the Maximum Amount, the Euro

Revolving Loan Sublimit or the amount of the Commitments, (b) any reduction of the principal of, rate or amount of interest on the Revolving Loans, or any fees or charges (including, without limitation, any Letter of Credit or Bankers’ Acceptance fees or charges), any increase in the advance rates applicable to the Receivables Borrowing Base or Inventory Borrowing Base or used to calculate the Borrowing Capacity in excess of those in effect on the Closing Date, (c) any postponement of the Termination Date or any date fixed for any payment of principal of, or interest on, the Revolving Loans or any fees or charges thereon) (including, without limitation, any Letter of Credit or Bankers’ Acceptance fees or charges) or other amounts payable to such Lender, (d) any change in the definitions of (i) “Requisite Lenders”, “Borrowing Capacity”, “Receivables Borrowing Base” or “Inventory Borrowing Base” or (ii) “Ineligible Receivables” or “Eligible Inventory” if the result of such change pursuant to this clause (ii) is to increase the amount available to be borrowed after giving effect to such change, (e) any subordination of the payment of any of the Indebtedness to any other Debt or the priority of any liens granted to Agent under any of the Loan Documents to liens granted to any other Person, except as currently provided in or contemplated by the Loan Documents and the Intercreditor Agreement or in connection with Borrower’s incurrence of purchase money Debt, (f) forgiveness of any of the Indebtedness except any portion of the Indebtedness held by a Lender who consents in writing to such forgiveness, (g) amendment of this Section 14.12, (h) release all or substantially all of the value of the Guarantee Agreement or all or substantially all of the value of the Collateral, except as required by any Loan Document, (i) any amendment to Section 15.5(d), or (j) any amendment to Section 2 of the Intercreditor Agreement that adversely affects the rights of the Lenders thereunder. Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.

14.13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by the Agent and the Lenders and Borrower and the Loan Parties on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same Agreement. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Agent) shall be as effective as delivery of a manually signed original.

14.14. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. Any financial calculation to be made, all financial statements and other financial information to be provided, and all books and records to be kept in connection with the provisions of this Agreement, shall be in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies Borrower that the Requisite Lenders request an amendment to any provision for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice have been withdrawn or such provision amended in accordance herewith.

14.15. INDEMNIFICATION.

(a) If after receipt of any payment of all, or any part of, the Indebtedness, the Agent or any Lender is, for any reason, compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, the Loan Documents shall continue in full force and Borrower shall be liable, and shall indemnify and hold the Agent, L/C Issuer and Lenders harmless for, the amount of such payment surrendered. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent, L/C Issuer or any Lender in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Agent’s, L/C Issuer’s or any Lender’s rights under the Loan Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section 14.15(a) shall survive the termination of this Agreement and the Loan Documents.

(b) Borrower agrees to indemnify, defend, and hold harmless the Agent, L/C Issuer and the Lenders from, and against, any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including reasonable counsel fees remedial response, removal, restoration, or permit acquisition undertaken, suffered, paid, awarded, assessed, or otherwise incurred by the Agent, L/C Issuer or any Lender as a result of the presence of, Release of, or threatened Release of Hazardous Substances on, in, or under the property owned, leased, or operated by Borrower or any Consolidated Subsidiary, except (i) with respect to releases of Hazardous Substances as a result of such Lenders’, L/C Issuer’s or Agent’s acts or omissions (ii) to the extent such losses, claims, damages, liabilities, or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the negligence or willful misconduct of the Agent, L/C Issuer, the Lenders, and any related parties. The liability of Borrower under the covenants of this Section 14.15(b) shall survive repayment of the Indebtedness or any transfer or termination of this Agreement regardless of the means of such transfer or termination. Borrower further agrees that neither the Agent, L/C Issuer nor any Lender has a duty to warn Borrower or any other person or entity about any actual or potential environmental contamination or other problem that may have become apparent, or will become apparent, to the Agent or any Lender.

(c) Borrower agrees to pay, indemnify, and hold the Agent, L/C Issuer and Lenders harmless from, and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable counsel fees and disbursements in connection with any litigation, investigation, hearing, or other proceeding but excluding Excluded Taxes) with respect to (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the loans or the use of any Letter of Credit or Bankers’ Acceptance or (iii) any Indemnified Liabilities; provided, that such indemnity shall not be available to any party to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such party. The agreements in this Section 14.15(c) shall survive repayment of the Indebtedness.

14.16. TERMINATION.

(a) This Agreement is, and is intended to be, a continuing Agreement and, unless terminated, shall remain in full force and effect for an initial term equal to the term set forth in Item 31 of the Schedule and, if applicable, for any extension period also specified in Item 31 of the Schedule whereupon at the end of such term (the “Termination Date”) all Indebtedness shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of such Indebtedness is otherwise due and payable pursuant to the agreement or instrument evidencing same. Upon the occurrence of an Event of Default, the Agent may, and upon direction from the Requisite Lenders shall, terminate this Agreement immediately upon notice to the Borrower. Borrower may terminate or from time to time reduce the Commitments as set forth in Section 8.8 hereof. Borrower shall notify the Agent of any election to terminate or reduce the Commitments at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice the Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 14.16 shall be irrevocable, provided that, a notice of termination delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. The Security Interest and Agent’s rights and remedies under this Agreement and the other Loan Documents and all covenants, agreements, representations, and warranties made by Borrower and the other Loan Parties herein and in the other Loan Documents shall remain in full force and effect until all of the Indebtedness outstanding, before the receipt of such notice by the Agent, and any extensions or renewals thereof (whether made before or after receipt of such notice), together with interest accruing thereon after such notice, shall be finally and irrevocably paid in full in cash and all commitments of the Agent, L/C Issuer and the Lenders to extend credit shall be irrevocably terminated. Furthermore, Agent may require Borrower to deliver cash collateral for all exposure (including, without limitation, all accrued and accruing interest, fees, expenses and commissions) relating to outstanding Letters of Credit, such cash collateral (not to exceed 105% of the face amount of such Letters of Credit) to be for the benefit of the Agent and the Lenders and otherwise satisfactory to Agent and remain in place until the earlier of: (a) delivery by Borrower to Agent of a standby letter of credit in form and from an issuing bank acceptable to Agent naming Agent as beneficiary for payment of any draws upon such Letters of Credit, together with all interest, fees, expenses and commissions thereon; or (b) sixty (60) days after the expiry of such Letters of Credit. Except as otherwise provided in Section 15.13 or as expressly permitted by this Agreement, no Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Indebtedness as described in the preceding sentences.

(b) Prepayment Premium:

(i) Subject to the provisions of clause (ii) of this Section 14.16(b), if Borrower elects to terminate this Agreement and pays in full all of the principal balance of Advances prior to the end of the Initial Term or any extension period of this Agreement as set forth in Item 31 of the Schedule, Borrower shall pay to Agent for the benefit of the Lenders the prepayment premium set forth in Item 33 of the Schedule. In addition, if such date is other than the end of a LIBOR Interest Period, at the time of any such payment, Borrower shall also pay to Agent for the benefit of the Lenders, the LIBOR breakage fees set forth in Section 2.8 hereof.

Any tender of payment in full of such principal balance following an acceleration by the Agent of the Indebtedness, pursuant to Section 12.2 shall be, for purposes of this Section 14.16(b), deemed to be considered a prepayment requiring Borrower to pay the prepayment premium set forth in Item 33 of the Schedule.

(ii) Notwithstanding the foregoing provisions of this Section 14.16(b), no prepayment premium described in clause (i) above shall be payable to any Lender to the extent that (x) Agent leads a syndicate of lenders providing loan facilities to Borrower that refinance the Commitments of the Lenders hereunder, (y) such Lender is given the opportunity to be a co-lender in such new loan facilities in a principal amount equal to or greater than its Commitments hereunder and (z) such Lender declines to become a co-lender in such new loan facilities. In the event that such Lender is given the opportunity to be a co-lender in such new loan facilities but in a principal amount less than its Commitments hereunder, such Lender shall be entitled to the prepayment premium described in clause (i) above with respect to the portion of its Commitment in excess of the principal amount of new loan facilities offered to such Lender.

14.17. FURTHER ASSURANCES. From time to time, Loan Parties shall take such actions and execute and deliver to the Agent such additional documents, instruments, certificates, and agreements as any of the Lenders may reasonably request to effectuate the purposes of the Loan Documents (subject to the Intercreditor Agreement with respect to the Term Loan/Euro RCF Priority Collateral).

14.18. HEADINGS. Article and Section headings used in this Agreement are for convenience only, are not part of this Agreement and shall not affect the construction of this Agreement.

14.19. CUMULATIVE SECURITY INTEREST, ETC. The execution and delivery of this Agreement shall in no manner impair or affect any other security (by endorsement or otherwise) for payment or performance of the Indebtedness, and no security taken hereafter as security for payment or performance of the Indebtedness shall impair in any manner or affect this Agreement, or the security interest granted hereby, all such present and future additional security to be considered as cumulative security.

14.20. THE LENDERS’ AND AGENT’S DUTIES. Without limiting any other provision of this Agreement: (a) the powers conferred on the Agent and the Lenders hereunder are solely to protect their interests and shall not impose any duty to exercise any such powers; and (b) except as may be required by applicable law, neither the Agent nor the Lenders shall have any duty as to any Collateral or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.

14.21. NOTICES GENERALLY. Except as in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications hereunder shall be made in a Record sent by telecopier, telegram, telex, electronic transmitter (including e-mail and Internet or intranet websites), overnight air courier, or certified or registered mail, return receipt requested, and shall be deemed to be given when received if sent by hand or overnight courier service or mailed and deemed to have been given when sent if sent by telecopier or electronic transmitter. All such notices and other communications to a party hereto shall be addressed to such party at the address set forth on the Item 36 of the Schedule hereto (or with respect to any permitted successor or assign, its assignment agreement) or to such other address as such party may designate for itself in a notice to the other party given in accordance with this Section 14.21.

14.22. PRESS RELEASES AND RELATED MATTERS. Borrower agrees that neither it nor its affiliates will in the future issue any press releases or other public disclosure using the name of Agent any Lenders or the L/C Issuer or its affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to and without the prior written consent of Agent unless (and only to the extent that) Borrower is required to do so under law or in connection with the public disclosures and offering documents relating to the Term Loan Documents or Senior Note Documents and then, in any event, Borrower will consult with Agent before issuing such press release or other public disclosure. Borrower consents to the publication by Agent, any Lender or L/C Issuer of non-confidential advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo or trademark. Agent, each Lender and L/C Issuer reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

14.23. NEGOTIATION. This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, Lenders, L/C Issuer, Borrower, and are the products of all the parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against any of such parties merely because of such parties’ involvement in their preparation.

14.24. SEVERABILITY. The provisions of this Agreement are independent of, and separable from, each other, and no such provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other such provision may be invalid or unenforceable in whole or in part. If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor render prohibited or unenforceable such provision in any other jurisdiction.

14.25. INCONSISTENT PROVISIONS. The terms of this Agreement and the other Loan Documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

14.26. ENTIRE AGREEMENT. This Agreement and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and supersede all prior negotiations, understandings, and agreements between such parties with respect to such transactions, including, without limitation, those expressed in any commitment letter delivered by the Agent or Lenders to Borrower.

14.27. APPLICABLE LAW. THIS AGREEMENT, AND THE TRANSACTIONS EVIDENCED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, AS THE SAME MAY FROM TIME TO TIME BE IN EFFECT, INCLUDING, WITHOUT LIMITATION, THE UCC.

14.28. CONSENT TO JURISDICTION. BORROWER, EACH LOAN PARTY THAT IS PARTY TO THIS AGREEMENT AND THE AGENT AND THE LENDERS AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE, OR ARISING OUT OF, THIS AGREEMENT MAY BE COMMENCED IN ANY COURT IN THE DISTRICT COURT OF THE UNITED STATES HAVING SITUS WITHIN NEW YORK COUNTY, NEW YORK, OR, ANY STATE COURT OF NEW YORK IN NEW YORK COUNTY (IF SUBJECT MATTER JURISDICTION IS NOT OTHERWISE PROPER IN EITHER OF THE PRECEDING COURTS). EACH OF BORROWER AND EACH LOAN PARTY THAT IS PARTY TO THIS AGREEMENT WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO BORROWER, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.

14.29. JURY TRIAL WAIVER. BORROWER, EACH LOAN PARTY AND THE AGENT AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY BORROWER, ANY LOAN PARTY OR THE LENDERS OR THE AGENT MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO. EACH OF BORROWER AND EACH LOAN PARTY REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR LENDERS WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS RIGHT TO JURY TRIAL WAIVER. EACH OF BORROWER AND EACH LOAN PARTY ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION 14.29.

14.30. JUDGMENT CURRENCY.

(a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars or Euros, as applicable (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Agent or such Lender under this Agreement or the other Loan Documents. If for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Dollar Equivalent thereof, and, in the case of other currencies, the rate of exchange (as quoted by the Agent or if the Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, (i) Borrower or the appropriate Loan Party covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date and (ii) if the amount actually paid by Borrower or the appropriate Loan Party is greater than the Obligation Currency sum due to the Agent and Lenders on the Judgment Currency Conversion Date in such currency, the Agent and Lenders agree to return the amount of any excess to the Borrower or the appropriate Loan Party.

15.	AGENT.

15.1. APPOINTMENT, POWERS AND IMMUNITIES. Each Lender irrevocably designates, appoints and authorizes Agent to act as Agent hereunder and under the other Loan Documents and the Intercreditor Agreement with such powers as are specifically delegated to it by the terms of this Agreement and of the other Loan Documents and the Intercreditor Agreement, together with such other powers as are reasonably incidental thereto, including, without limitation, the power to execute financing or similar statements or notices and other related documents relating to the transactions contemplated by the Loan Documents or the Intercreditor Agreement. The Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents or the Intercreditor Agreement, and shall not by reason of this Agreement or any other Loan Documents be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Loan Documents or the Intercreditor Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Documents or the Intercreditor Agreement or any other document referred to or provided for herein or therein or for any failure by Borrower, or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Loan Documents or the Intercreditor Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except in the event of Agent’s own gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agent or attorneys-in-fact selected by it in good faith. Each Lender agrees that the Collateral referred to in the Loan Documents shall be granted or pledged to the Agent for its benefit and for the benefit of the Lenders, and that each Lender shall have an undivided interest therein equal to its Pro Rata Share. In administering the Letters of Credit, the L/C Issuer shall not be under any liability to any Lender, except for the L/C Issuer’s own gross negligence or willful misconduct, as determined by a final non-appealable decision of a court of competent jurisdiction or as set forth in Section 2.4 hereof.

15.2. NO OTHER DUTIES. Agent shall have no duties or obligations other than those expressly provided for in this Agreement and the Loan Documents or the Intercreditor Agreement, and neither Agent, nor any of its directors, officers, employees or agents, shall be liable for any action taken or omitted to be taken in connection with this Agreement, the Loan Documents, or the Intercreditor Agreement and other documents related thereto, the negotiation, preparation or execution thereof, or in connection with the syndication, implementation or administration of the Revolving Loans or the Loan Documents or the Intercreditor Agreement (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s gross negligence or willful misconduct). The duties of Agent shall be mechanical and administrative in nature; and nothing in this Agreement or the Loan Documents or the Intercreditor Agreement, expressed or implied, is intended or shall be construed to impose upon Agent any obligations in respect of this Agreement or any document in connection herewith or the Loan Documents or the Intercreditor Agreement except as expressly set forth herein, in such documents and this Agreement.

15.3. WAIVER OF LIABILITY OF AGENT AND L/C ISSUER. Agent and the L/C Issuer shall not have any liability or, as the case may be, any duty or obligation:

(a) To Parent, Borrower or any Consolidated Subsidiary on account for any failure of any Lender to perform, or the delay of any Lender in the performance of, any of its respective obligations under this Agreement or any of the Loan Documents or any of the other documents in connection herewith;

(b) To any Lender on account of any failure or delay in performance by Borrower or any other Lender of any of their respective obligations under this Agreement or any of the Loan Documents or any of the other documents in connection herewith;

(c) To any Lender for (i) the accuracy of any written or oral statements furnished or made by Borrower, or by any other Person (including the Agent and the L/C Issuer) on behalf of Borrower in connection with the Revolving Loans, (ii) the accuracy of any representation, warranty or statement made by Parent, Borrower or any Affiliate or Consolidated Subsidiary or pursuant to this Agreement or any of the Loan Documents or any of the other documents in connection herewith, or (iii) the legality, validity, effectiveness, enforceability or sufficiency of this Agreement or the Loan Documents or any other document in connection herewith, or any other document referred to herein;

(d) To any Lender to provide either initially or on a continuing basis any information with respect to Parent, Borrower or any of its Affiliates or Consolidated Subsidiaries or its condition, or for analyzing or assessing or omitting to analyze or assess the status, creditworthiness or prospects of Borrower;

(e) To any Lender to investigate whether or not any default or Event of Default or Default has occurred (and the Agent may assume that, until Agent shall have actual knowledge or shall have received notice from any Lender or Borrower, to the contrary, no such default or Event of Default or Default has occurred);

(f) To any Lender to account for any sum or profit or any property of any kind received by Agent or L/C Issuer arising out of any present or future banking or other relationship with Borrower, or any other Loan Party or with any other Person except the relationship established pursuant to this Agreement or the Loan Documents;

(g) To any Lender to disclose to any Person any information relating to Parent, Borrower or any of their Affiliates or Consolidated Subsidiaries received by Agent or the L/C Issuer, if in such parties reasonable determination (such determination to be conclusive), such disclosure would or might constitute a breach of any law or regulation or be otherwise actionable by suit against Agent or the L/C Issuer by the Borrower or any other Person;

(h) To take any action or refrain from taking any action other than as expressly required by this Agreement, the Loan Documents or the Intercreditor Agreement; and

(i) To commence any legal action or proceeding arising out of or in connection with this Agreement or the Loan Documents until either of the Agent or L/C Issuer, shall have been indemnified to Agent’s or L/C Issuer’s satisfaction against any and all costs, claims and expenses (including, but not limited to, attorneys’ fees and expenses) in respect of such legal action or proceeding.

(j) No Lender designated as documentation agent or syndication agent shall have any duties or liabilities hereunder whatsoever, except solely in its capacity as a Lender.

15.4. RELIANCE BY AGENT. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) reasonably believed by Agent to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by them. In determining compliance with any condition of Article 3 hereunder, that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to lending. As to any matters not expressly provided for by this Agreement or any other Loan Document or the Intercreditor Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Requisite Lenders or all of Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

15.5. EVENTS OF DEFAULT.

(a) The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Revolving Loans or issuance of a Letter of Credit hereunder, unless and until Agent has received written notice from a Lender or Borrower specifying an Event of Default or any unfulfilled condition precedent, and stating that such notice is a “notice of an Event of Default or failure of a condition.” In the event that the Agent receives such a notice, Agent shall give prompt notice thereof to the Lenders and Borrower. Agent shall take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Requisite Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as they shall deem advisable, as applicable, in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Articles 3 of this Agreement to the contrary, Agent and Lenders may, but shall have no obligation to, continue to make Revolving Loans or cause to be issued Letters of Credit for the ratable account of Lenders from time to time if Agent and Lenders believe that making such Revolving Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.

(b) Agent shall be entitled to refrain from such action or taking such action with respect to any Event of Default or failure of a condition unless and until Agent shall have received instructions from all of the Lenders or the Requisite Lenders, as the case may be; and Agent shall not incur liability to any Person by reason of so refraining. The Agent shall be fully justified in failing or refusing to take any action hereunder or under this Agreement, the Loan Documents, or any document related thereto (i) if such action would, in the reasonable opinion of Agent, be contrary to law or the terms of this Agreement, the Loan Documents, the Intercreditor Agreement or any document related thereto, (ii) if it shall not receive such advice or concurrence of all of the Lenders or the Requisite Lenders, as the case may be, as required by the terms of this Agreement, or (iii) if it shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder, under the Loan Documents, or under any document related thereto, in accordance with the instructions of all of the Lenders or the Requisite Lenders, as required by the terms of this Agreement.

(c) Agent and the L/C Issuer may without liability to Borrower, or any Lender, (i) rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telephone notice, telex or teletype message, statement, order or other document or conversation believed by Agent or the L/C Issuer to be genuine and correct and to have been signed, sent or made by the Person or Persons by whom it purports to have been communicated or signed and (ii) employ in Agent’s or the L/C Issuer’s sole discretion and rely on the advice and opinions received by it from any professional adviser, including, without limitation, legal counsel, independent accountants or other experts, whether or not such professional adviser was selected by Agent or the L/C Issuer, and Borrower and each Lender hereby waives any claim or action it may have against Agent or the L/C Issuer arising out of or resulting from such employment or reliance.

(d) Except as provided in Article 7 of this Agreement, all moneys realized by Agent from any payment or other recovery from Borrower or any Loan Party from any of the Loan Documents or otherwise shall be distributed and applied by Agent and the Lenders against the following in the following priority (subject to the terms of the Intercreditor Agreement with respect to the Term Loan/Euro RCF Priority Collateral): first, to costs and expenses of Agent or any Lender which are reimbursable by Parent, Borrower or any Consolidated Subsidiary

pursuant to this Agreement, the Revolving Notes and any Loan Document; second, to interest on the Revolving Loans and fees payable to the Lenders and Agent pursuant to this Agreement; third, to the unpaid principal balances of the Revolving Loans, any Special Advances outstanding and the outstanding unreimbursed face amounts of any Letters of Credit; and fourth, any remaining moneys shall be paid over to such other Person as is entitled thereto, including, without limitation, any provider of a Hedging Agreement permitted to be incurred by Borrower under this Agreement. If any payments and/or recoveries applied from time to time are not sufficient to pay in full all items described in one of the above levels of priority, such payments and/or recoveries will be distributed and shared ratably by the Lenders and Agent based on the aggregate of such items in such level of priority owed to the Lenders and the Agent. Agent is authorized to deduct from the portion of any such payments or recoveries to be distributed to a Lender the amount of any payment due from such Lender to the Agent or the L/C Issuer and to retain for itself, as appropriate, the amount so deducted.

(e) Except with the prior written consent of Agent and subject to the terms of the Intercreditor Agreement with respect to the Term Loan/Euro RCF Priority Collateral, no Lender may assert or exercise any enforcement right or remedy in respect of the Revolving Loans, Letters of Credit or other Indebtedness, as against Borrower or any Loan Party or any of the Collateral or other property of Borrower or any Loan Party.

15.6. AGENT IN ITS CAPACITY AS LENDER. With respect to its obligation to lend under this Agreement and the Loan Documents, the Advances, Agent shall have the same rights and powers under this Agreement and the Loan Documents as any Lender and may exercise the same as though it were not Agent, and the terms “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its capacity as a Lender hereunder. Agent, any Lender and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with Borrower, or Related Parties of Borrower, as if it were not Agent or as if it or they were not a Lender hereunder and without any duty to account therefor to the other parties to this Agreement; provided, that the obligations of Borrower under such transactions shall not be deemed to be Indebtedness or secured by any Collateral without the prior written agreement of the Lenders and Borrower; provided, further that Lenders acknowledge and agree that the obligations of Borrower to any Lender as L/C Issuer and with respect to any lockbox or bank account maintained by or for the benefit of Borrower, including with the HSBC Payment Account, including, without limitation all obligations of Borrower to Agent or any Related Party of Agent thereunder, including any obligations created as a result of Borrower’s ability, if any, to initiate automated clearing house transactions, shall be deemed to be Indebtedness secured by the Collateral. Agent hereby agrees that if at any time Agent exercises any right of setoff against any funds located in any of the HSBC Payment Account, any blocked account, or lockbox, such amounts will be applied solely to the Indebtedness until the Indebtedness is paid in full, and only then to any other obligations of Borrower to HSBC.

15.7. INDEMNIFICATION. Lenders agree to indemnify Agent in its capacity as such and the L/C Issuer (to the extent not reimbursed by Borrower hereunder and without limiting any obligations of Borrower hereunder) as well as their respective affiliates, subsidiaries or respective directors, officers, employees, counsel or agents ratably, in accordance with such Lender’s respective Pro Rata Share, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses (including, without limitation, attorneys’ fees and expenses) that Agent or the L/C Issuer is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Indebtedness and the termination or non-renewal of this Agreement.

15.8. INDEPENDENT CREDIT ANALYSIS. Each Lender agrees that it has, independently and without reliance upon Agent, any other Lender, or the directors, officers, agents, attorneys or employees of Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower, made its own independent credit analysis and decision to enter into this Agreement and the Loan Documents to which it is a party, and that it shall independently and without reliance upon Agent, any other Lender, or the directors, officers, agents, attorneys or employees of Agent or of any other Lender, continue to make its own independent credit analysis and decisions in acting or not acting under this Agreement and the Loan Documents. Except as otherwise expressly provided herein, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning affairs, financial condition, litigation, liabilities, or business of Borrower or any other Loan Party which may at any time come into the possession of Agent (or any of its affiliates). Agent agrees to promptly forward to each Lender, after such Lender’s request therefor, copies of any information in the possession of Agent concerning the affairs, financial condition, litigation, liabilities, or business of Borrower or any other Loan Party which is in the possession of Agent at the time of such request, even if the relevant information was not required to be delivered by Borrower to Agent or Lenders under the terms of this Agreement. Each Lender agrees to promptly forward to Agent, after Agent’s request therefor, copies of any information in the possession of such Lender concerning the affairs, financial condition, litigation, liabilities, or business of Borrower or any other Loan Party which is in the possession of such Lender at the time of such request, even if the relevant information was not required to be delivered by Borrower to Agent or Lenders under the terms of this Agreement. In the event such information is furnished to any Lender by Agent, Agent shall have no duty to confirm or verify its accuracy or completeness and shall have no liability whatsoever with respect thereto. In the event such information is furnished by any Lender to Agent, such Lender shall have no duty to confirm or verify its accuracy or completeness and shall have no liability whatsoever with respect thereto.

15.9. GENERAL IMMUNITY. Neither Agent nor any of its directors, officers, agents, attorneys or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement, the other Loan Documents or the Intercreditor Agreement or in connection herewith or therewith except for its or their own willful misconduct or gross negligence. Without limiting the generality of the foregoing, Agent: (i) shall not be responsible to Lenders for any recitals, statements, warranties or representations under this Agreement or the Loan Documents or any agreement or document relative hereto or thereto or for the financial or other condition of any Loan Party, (ii) shall not be responsible for the authenticity, accuracy, completeness, value, validity, effectiveness, due execution, legality, genuineness, enforceability, collectibility or sufficiency of this Agreement or the Loan Documents or any other agreements or any assignments, certificates, requests, financial statements, projections, notices, schedules or opinions of counsel executed and delivered pursuant hereto or thereto, (iii) shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Loan Documents on the part of Loan Party’s or of any of the terms of any such agreement by any party hereto or thereto and shall have no duty to inspect the property (including the books and records) of any Loan Party, (iv) shall have no obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or another Loan Party or is cared for, protected or insured or that the Liens granted to Agent herein or in Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected, enforced, realized upon or are entitled to any particular priority, and (v) shall incur no liability under or in respect of this Agreement or the Loan Documents or any other document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex, telecopier or similar form of facsimile transmission) believed by Agent to be genuine and signed or sent by the proper party. Agent may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by Agent and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts.

15.10. FAILURE TO ACT. Except for action expressly required of Agent hereunder and under the other Loan Documents, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 15.7 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

15.11. CONCERNING THE COLLATERAL AND THE RELATED FINANCING AGREEMENTS. Each Lender authorizes and directs Agent and the L/C Issuer to enter into this Agreement, the other Loan Documents and the Intercreditor Agreement. Each Lender agrees that any action taken by Agent, the L/C Issuer or Requisite Lenders in accordance with the terms of this Agreement, the other Loan Documents or the Intercreditor Agreement and the exercise by Agent, the L/C Issuer or Requisite Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.12. FIELD AUDIT, EXAMINATION REPORTS AND OTHER INFORMATION; DISCLAIMER BY LENDERS. By signing this Agreement, each Lender expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report; and expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers’ books and records, as well as on representations of Borrowers’ personnel. Each Lender additionally agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants or use any Report in any other manner.

15.13. AGENT’S RIGHTS IN COLLATERAL.

(a) Lenders hereby irrevocably authorize Agent, and Agent shall release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Indebtedness, or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made as contemplated in Section 11.6 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property of a Loan Party that is sold, or is consolidated or liquidated out of existence, in accordance with the provisions of this Agreement or (iv) constituting property in which Borrower did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (v) if required or permitted under the terms hereof or under the terms of any of the other Loan Documents, the Intercreditor Agreement or any other intercreditor agreement, or (vi) constituting property upon which the Term Loan Agent has a prior lien in accordance with the Intercreditor Agreement and the Term Loan Agent releases its lien on such property and the proceeds of such property are applied in accordance with the terms of the Term Loan/Euro RCF Agreement as in effect on the Closing Date or (vii) approved, authorized or ratified in writing by the Requisite Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section. In addition, Agent agrees to take such actions as reasonably requested by any Loan Party and at Borrower’s expense to terminate any security interest in, mortgage or lien upon, any of the Collateral upon the irrevocable termination of the Commitments and payment and satisfaction in full in cash of all of the Indebtedness (other than contingent indemnity claims which are not then due and owing).

(b) Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, such release shall not in any manner discharge, affect or impair the Indebtedness or any security interest, mortgage or lien upon (or obligations of Borrower or any other Loan Party in respect of) the Collateral retained by Borrower or any other Loan Party. The Agent shall have no liability whatsoever to any Lender as the result of any release of Collateral by it as permitted (or which the Agent in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) believes to be permitted) by this Agreement.

(c) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or any other Loan Party or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Advances or Letters of Credit hereunder, or whether any particular reserves are appropriate. Agent shall have no obligation to exercise at all or in any particular manner or be under any duty of care, disclosure or fidelity, to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

15.14. AGENCY FOR PERFECTION. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

15.15. COLLECTION; PAYMENTS BY AGENT. Agent shall have the sole right to receive payment of, to collect, and to otherwise realize all payments of principal, interest and fees with respect to the Revolving Loans. Agent shall promptly remit to each Lender its Pro Rata Share of all payment of all fees (other than fees solely for the account of Agent or the L/C Issuer as provided herein) and all payments of principal of and interest on the Revolving Loans or payments on unreimbursed Letter of Credit draws, which in each case are actually paid, collected or otherwise realized, but Agent may offset from any such payments due a Defaulting Lender any amount owed to Agent, the L/C Issuer or the Lenders under this Agreement by such Defaulting Lender; provided, however, that funds received from any Borrower to reimburse the L/C Issuer for draws on Letters of Credit (other than a Lender’s Pro Rata Share of such reimbursement to the extent such Lender has complied fully with any funding obligations in Section 2.4 hereof) or to fund any risk participant in the Letters of Credit or to pay any Letter of Credit fees payable solely for the account of the L/C Issuer shall be paid to the L/C Issuer for its own account.

15.16. SUCCESSOR AGENT. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Borrower. Such resignations shall be effective upon appointment of a successor agent and the acceptance of such appointment by such successor. If Agent resigns under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor agent(s) for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, such Agent may appoint, after consulting with Lenders, a successor agent from among Lenders or a commercial banking institution or commercial finance company organized under the laws of the United States (or any State thereof) or a United States branch or agency of such commercial banking institution or commercial finance company, and having a combined capital and surplus of at least $500,000,000, subject to approval of Borrower, such approval not to be unreasonably withheld, conditioned or delayed. If no successor Agent has been appointed by the 30th day after the date such notice of resignation was given by the Agent, the Agent’s resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of the Agent hereunder and/or under any other Loan Document until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring agent and the term “Agent” as used herein and in the other Loan Documents shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 15 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement.

15.17. LOAN SYNDICATION.

(a) Except for each Lender’s right to assign its Revolving Loans or sell participations therein, Agent shall have the sole right to syndicate the Revolving Loans and the Commitments. Subject to the provisions of this Article 15, upon (x) the execution and delivery by a Lender to Agent of an Assignment and Assumption Agreement (“Lender Agreement”), in the form of Exhibit F attached hereto, and (y) so long as no Event of Default has occurred and is continuing, the consent of Borrower, such Lender shall be deemed to be a party hereto and shall have the rights and obligations of a Lender hereunder and under each of the other Loan Documents to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to the Lender and assumed by the Lender under the Lender Agreement. Such Lender to which an assignment is made hereunder shall be (i) any subsidiary or affiliate of any Lender; or (ii) a commercial bank or finance company organized or licensed under the laws of the United States of America or any state thereof having a combined capital and surplus of at least $500,000,000, or (iii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof having a combined capital and surplus of at least $500,000,000, or (iv) such other bank, insurance company, finance company or other financial institution approved by Agent, such approval not to be unreasonably withheld or delayed. In addition, to the extent said rights and obligations have been assigned by a Lender or Lenders to a Lender, the assigning Lenders shall relinquish said rights and be released from said obligations hereunder and under the other Loan Documents (the “Assigned Interest”); provided, however: (a) that the assigning Lenders shall be relieved of the Assigned Interest if, and only if, the Lender or Lenders shall be only such other Lender as shall be approved by Agent in writing prior to the execution of the applicable Lender Agreement such approval not to be unreasonably withheld, and (b) any sale or assignment of a Lender’s interest hereunder shall be in minimum amounts of $5,000,000 or the entire remaining balance of the Revolving Loans held by such Lender. The Agent’s and, if applicable, Borrower’s consent to any assignment hereunder shall not be unreasonably withheld or delayed. The Agent shall be entitled to an assignment fee of $3,500 payable by the Lender assigning its interest hereunder before any such assignment shall be effective.

(b) The rights and benefits of a Lender hereunder shall inure to any Lender acquiring any interest in the Indebtedness or any part thereof.

(c) Borrower acknowledges the foregoing and agrees that upon the delivery by any Lender of a Lender Agreement hereunder, as contemplated hereby, Borrower shall promptly execute new Revolving Notes: (a) reflecting the Assigned Interest and evidencing Borrower’s Indebtedness with respect to such new Lender’s Pro Rata Share of the Revolving Loans and Commitments; and (b) evidencing such Borrower’s Indebtedness with respect to the Pro Rata Share of the Revolving Loans and Commitments, if any, being retained by the Lender assigning its interest. In each case, such new Revolving Notes shall be payable to the Lenders in accordance with their Pro Rata Share as in effect after the consummation of the assignment contemplated hereby. Additionally, Borrower agrees to cooperate and assist Agent in connection with any assignment or syndication efforts hereunder.

(d) Additionally, upon the delivery of the Lender Agreement and issuance of the new Revolving Notes, Exhibit A to this Agreement shall be deemed amended to reflect the Pro Rata Share of each Lender’s share of the Revolving Loans and Commitments. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof, unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to the Agent shall have been delivered to and acknowledged by Agent.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Revolving Loans owing to it and its participation in the Letters of Credit); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, the other Lenders, Agent, and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iii) the participant shall not have any rights under this Agreement or any of the other Loan Documents (without limiting the participant’s rights against such Lender in favor of the participant relating thereto) and all amounts payable by any Borrower or Loan Party hereunder shall be determined as if such Lender had not sold such participation.

(f) Nothing in this Agreement shall prevent any Lender from pledging its Revolving Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

(g) Any Lender which is not a bank organized under the United States or any state thereof will provide to Borrower on or before the date of this Agreement, and thereafter on or before each date that such form is no longer effective, two copies of U.S. Internal Revenue Service Form W8-ECI or W8-BEN, or any subsequent version thereof, as the case may be, properly completed and duly executed certifying in each case that such Non-U.S. Lender is entitled to receive payments under this Agreement and each other Loan Document, without deduction or withholding of any United States federal income taxes. Each Non-U.S. Lender that so delivers copies of Form W-8BEN or W-8ECI or any successor applicable form, as the case may be, pursuant to the preceding sentence further undertakes to deliver to each of the Borrower and the Agent two further copies of Form W-8BEN or W-8ECI or such successor applicable form, or other manner of certification, as the case may be, on or before that date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereto as may reasonably be requested by the Agent, certifying in the case of a Form W-8BEN or W-8ECI or such successor applicable form that such Non-U.S. Lender is entitled to receive payments under this Agreement and each other Loan Document without deduction or withholding of any United States federal income taxes, unless in any such case an event not within the control of such Lender (or its affiliates) (including without limitation, any change in treaty, law or regulation)

has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender advises the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or the Agent, such properly completed and duly executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

15.18. BENEFIT OF ARTICLE 15. The provisions of this Article 15 are intended solely for the benefit of Agent, the L/C Issuer and all the Lenders and may be modified by mutual agreement of Agent, the L/C Issuer and all of the Lenders and the Borrower to the extent of any modification to any provisions expressly setting forth any obligation of Borrower or any Loan Party or Consolidated Subsidiary which make such obligation more onerous than it was prior to such modification. Except as provided above, Borrower and any Consolidated Subsidiaries shall not be entitled to rely on any such provisions or assert any such provisions in a claim, or as a defense, against Agent, the L/C Issuer or any Lender.

15.19. RIGHTS AND REMEDIES TO BE EXERCISED BY AGENT ONLY. In the event any remedy may be exercised with respect to this Agreement or the Loan Documents or the Collateral, Agent shall pursue remedies designated by Requisite Lenders subject to the proviso set forth in Section l5.5(b) and the applicable terms of the Intercreditor Agreement. Each Lender agrees that no Lender shall have any right individually (a) to realize upon the security created by this Agreement or the Loan Documents, (b) enforce any provision of this Agreement, the Loan Documents, or the Intercreditor Agreement or (c) make demand under this Agreement, the Loan Documents or the Intercreditor Agreement; provided, that L/C Issuer or Agent on behalf of the L/C Issuer may make demand upon Borrower as the L/C Issuer. Without limiting the foregoing, no Lender shall have any right individually to take any action or provide any notice in connection with any subordinated Debt.

15.20. DISBURSEMENT OF PROCEEDS OF ADVANCES AND OTHER ADVANCES. Agent’s use of its own checks upon its funds or Agent’s transfer of its own funds, by wire or otherwise, to an account of Borrower or any Loan Party shall be deemed to be disbursements made by each Lender under this Agreement and pursuant to the Loan Documents.

15.21. REGISTRY. Agent shall, on behalf of Borrower, maintain at its address referred to in the recitals hereto a copy of each Lender Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Revolving Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive (absent manifest error), in the absence of manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Revolving Loans and any Notes evidencing such Revolving Loans recorded therein for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Revolving Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Revolving Loan, accompanied by a duly executed Lender Agreement; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated assignee, and the old Notes shall be returned by Agent to Borrower marked “canceled.” The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Revolving Loans) at any reasonable time and from time to time upon reasonable prior notice.

15.22. USA PATRIOT ACT. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, such Lender may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the USA PATRIOT Act.

15.23. PROVISIONS WITH RESPECT TO LUXEMBOURG ENTITIES. With respect to any Consolidated Subsidiary organized under the laws of Luxembourg, in this Agreement or any Loan Document, a reference to:

(a) a winding-up, administration or dissolution includes, without limitation, bankruptcy “faillite”, insolvency, voluntary or judicial liquidation “liquidation volontaire ou judiciaire”, composition with creditors “concordat préventif de faillite”, moratorium or reprieve from payment “sursis de paiement”, controlled management “gestion contrôlée”, fraudulent conveyance “actio pauliana”, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(b) a receiver, administrative receiver, administrator or the like includes, without limitation, juge-commissaire, liquidateur or curateur;

(c) a security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de retention and any type of real security “sûreté réelle” or agreement or arrangement having a similar effect and any transfer of title by way of security; and

(d) a Person being unable to pay its debts includes that Person being in a state of cessation of payments “cessation de paiements.”

15.24. CONSENT TO REDUCTION OF SHARE CAPITAL OF HOLDINGS. Agent and each Lender hereby consents to any reduction in the share capital of Holdings that may be made during the time that any Indebtedness hereunder is outstanding resulting from Holdings’ repurchase or redemption of shares issued to an employee of Holdings or the Consolidated Subsidiaries (or any plan for the benefit of such employees) in the event of a termination, death or disability of such employee, and Agent and each Lender agrees and undertakes to provide Holdings upon request with any letter of consent, affidavit or other appropriate document indicating such consent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as the day and year first above written.

CLOSER MERGER SUB INC., to be merged with and into WIRE ROPE CORPORATION OF AMERICA, INC., as Borrower

By:
Name:
Title:

WRCA US HOLDINGS INC., as a pledgor

By:
Name:
Title:

WRCA (CYPRUS) HOLDINGS LIMITED., as Parent

By:
Name:
Title:

WRCA DISTRIBUTOR (CAYMAN) LTD., as a pledgor

By:
Name:
Title:

HSBC BUSINESS CREDIT (USA) INC., as Agent and as a Lender

By:
Name:	Jimmy Schwartz
Title:	Vice President

THE CIT GROUP/BUSINESS CREDIT, INC., as Documentation Agent and as a Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Syndication Agent and as a Lender

By:
Name:
Title:

WIRE ROPE CORPORATION OF AMERICA, successor in interest to CLOSER MERGER SUB INC., as Borrower

By:
Name:
Title:

PRESTRESSED CONCRETE STRAND OF AMERICA, INC., as a pledgor

By:
Name:
Title:

AWARCO, INC. AMERICAN WIRE AND ROPE COMPANY, INC., as a pledgor

By:
Name:
Title:

CAMESA, INC., as a pledgor

By:
Name:
Title:

WRCA, LLC, as a pledgor

	By:	Wire Rope Corporation of America, Inc., its sole member

By:
Name:
Title:

Addresses for Notices to any Loan Party:

12200 NW Ambassador Drive
Kansas City, MO 64163-1244

SCHEDULE

This Schedule is a part of a Loan and Security Agreement, dated as of February 8, 2007, among CLOSER MERGER SUB INC., to be merged with and into WIRE ROPE CORPORATION OF AMERICA, INC., the other Loan Parties party thereto, and HSBC BUSINESS CREDIT (USA) INC., as Agent, and the Lenders a party thereto.

(1)	Borrowing Capacity (Definition of “Borrowing Capacity”; Section 2.1)

Borrowing Capacity at any time shall be the net amount determined by taking the lesser of the following amounts:

(A)	the Maximum Amount,

or

(B)	the amount equal to the sum of:

(i) up to 85% of the Receivables Borrowing Base;

plus

(ii) the lesser of (a) the Inventory Sublimit or (b) the amount of the Inventory Borrowing Base;

plus

(iii) the percentage of the face amount of Approved Letters of Credit from time to time in effect as set forth in Item 9.

(2)	Inventory Borrowing Base Percentages (Definition of “Inventory Borrowing Base”)

The following percentages of dollar value (calculated at the lower of Borrower’s prevailing standard cost (determined on a basis consistent with past practices) or market value) are applicable to the following categories of Eligible Inventory:

a)	☒	(i) Eligible Inventory (other than Eligible Consigned Inventory and Eligible Distributor Inventory), to the extent of up to 60% of the value (of the lower of the cost or market value thereof) of such Eligible Inventory; provided however, that the difference between ninety percent (90%) of the net orderly liquidation value and sixty percent (60%) of the cost value thereof shall not exceed $1,500,000; provided, further that amounts in excess of such $1,500,000 shall be deducted from Excess Availability, plus

b)	☒	Eligible Consigned Inventory and Eligible Distributor Inventory, to the extent of up to the lesser of $4,000,000 or 40% (of the cost thereof).

Schedule - 1

all less such reserves and allowances Agent deems proper and necessary in its Reasonable Credit Judgment.

(3) Cash Discount (Definition of “Credit”)

Those offered in the ordinary course of Borrower’s business, on terms no more advantageous to customers than those being granted by Borrower on the Closing Date (or those granted by Borrower over the past year or on future terms (not to exceed 2% 10 net 30)).

(4) Receivables — Age and Non-U.S. Dollar Receivables (Definition of “Ineligible Receivables” and Section 10.3)

90 days after the Invoice date (not to exceed 120 days for (x) Receivables due from SunCoast Post Tension and (y) up to $1,000,000 of other Receivables) shown on the Invoice evidencing the applicable Receivable

Non-U.S. Dollar Receivables (Definition of “Ineligible Receivables”): None

Non-U.S. Dollar Inventory (sub-clause (ii) of “Eligible Inventory”): None.

(5) Receivables Disqualification Percentage (sub-clause (v) of “Ineligible Receivables”)

50% or more

(6) Permissible Foreign Account Debtors (sub-clause (vi) of “Ineligible Receivables”)

Only Account Debtors which are residents, citizens of and located within the United States, Canada or Puerto Rico, or organized under the laws of the United States, Canada, Puerto Rico, or any political subdivision, state or province thereof, unless the sale goods giving rise to the Receivable is on letter of credit, banker’s acceptance or other credit support terms (including credit insurance less any deductibles and subject to any credit limits) satisfactory to Agent, and such credit support has been assigned to the Agent and provided Agent’s security interest in such Receivable has been perfected to the satisfaction of the Agent.

(7) Inventory Accounting (Definition of “Inventory Borrowing Base”)

☒	First-in, first-out (FIFO)

☐	Last-in, first-out (LIFO)

☐	Other as specified below:

(8) HSBC Payment Account (Definition of “HSBC Payment Account)

There is an HSBC Payment Account

Schedule - 2

1. Name and address of depository bank:	HSBC Bank USA, National Association P.O. Box 792 Buffalo, New York 14203

Account Number	750-16667-3

(9) Letters of Credit (Section 2.4)

Documentary and Standby Sublimit: $20,000,000 (or the Dollar Equivalent thereof)

Documentary Letters of Credit issued to enable Borrower to purchase goods in foreign transit that are to be shipped to an address of Borrower in the United States of America which would otherwise be Eligible Inventory, with insurance coverage satisfactory to Agent and for which the forwarder thereof has entered into a satisfactory agreement with Agent (“Approved Letters of Credit”) shall be credited in the computation of the Borrowing Capacity of Item 1(B) at a percentage equal to the advance percentage then applicable with respect to Eligible Inventory as set forth in Item 2.

(10) State and Form of Organization (Sections 5.l and 5.2)

Parent:

WireCo WorldGroup (Cayman) Inc.

a.	Jurisdiction: Cayman Islands

b.	Form: exempted company incorporated with limited liability

Borrower:

WireCo WorldGroup Inc. (f/k/a Wire Rope Corporation of America, Inc. (as successor in interest to Closer Merger Sub Inc.))

a.	State: Delaware

b.	Form: corporation

Consolidated Subsidiaries:

WRCA, LLC

State: Delaware

Form: limited liability company

Wire Rope Corporation de México I, S. de R.L. de C.V.

Schedule - 3

Jurisdiction: Mexico

Form: limited liability corporation of variable capital

WireCo Méx, S. de R.L. de C.V.

Jurisdiction: Mexico

Form: limited liability corporation of variable capital

Corcam, S.A. de C.V.

Jurisdiction: Mexico

Form: limited liability corporation of variable capital

Incam, S.A. de C.V.

Jurisdiction: Mexico

Form: limited liability corporation of variable capital

Aceros Camesa, S.A. de C.V.

Jurisdiction: Mexico

Form: limited liability corporation of variable capital

Camesa Peru S.A.C.

Jurisdiction: Peru

Form: close corporation

WireCo WorldGroup Limited [HOLDINGS]

Jurisdiction: Cyprus

Form: limited liability company

WRCA Distributor (Cayman) Ltd.

Jurisdiction: Cayman Islands

Form: exempted company incorporated with limited liability

WireCo WorldGroup (Cayman) Sales Ltd.

Jurisdiction: Cayman Islands

Schedule - 4

Form: exempted company incorporated with limited liability

WRCA (Luxembourg) Holdings S.á r.l.

Jurisdiction: Luxembourg

Form: company

WRCA (Luxembourg) S.á r.l.

Jurisdiction: Luxembourg

Form: company

WRCA Finance (Luxembourg) S.á r.l.

Jurisdiction: Luxembourg

Form: company

WRCA Canadian Holdings (Luxembourg) S.á r.l.

Jurisdiction: Luxembourg

Form: company

1295728 Alberta ULC

Jurisdiction: Canada

Form: corporation

Wireline Works Partnership

Jurisdiction: Canada

Form: partnership

Casar Drahtseilwerk Saar GmbH

Jurisdiction: Germany

Form: limited liability company

WRCA US Holdings Inc.

State: Delaware

Form: corporation

Schedule - 5

Phillystran Europe B.V.

Jurisdiction: Netherlands

Form: private company with limited liability

Oliveira Holland B.V.

Jurisdiction: Netherlands

Form: private company with limited liability

WRCA Portugal – Sociedade Unipessoal Lda.

Jurisdiction: Portugal

Form: company

WireCo WorldGroup Portugal Holdings, SGPS, S.A.

Jurisdiction: Portugal

Form: company

Manuel Rodrigues de Oliveira Sá & Filhos, S.A.

Jurisdiction: Portugal

Form: company

Albino, Maia & Santos, Lda.

Jurisdiction: Portugal

Form: company

Cabos & Lingas – Sociedade Portuguesa de Comércio, Lda.

Jurisdiction: Portugal

Form: company

Taxpayer Identification Number of Parent and Domestic Consolidated Subsidiaries: (5.2)

WireCo WorldGroup (Cayman) Inc. - [N/A]

WRCA US Holdings Inc. - 20-8267198

WireCo WorldGroup Inc. - 27-0061302

WRCA, LLC: N/A

Schedule - 6

(11) Location(s) of Inventory and Equipment (Sections 5.5(c), 5.8, 5.9(a) and 11.1)

Inventory Locations:

See Annex VIII attached hereto

Equipment Locations (including names and addresses of owners or real property and mortgagees):

See Annex VIII attached hereto

(12) [Intentionally Omitted].

(13) Business Records Location (Sections 5.9(a), 5.9(b) and 11.1)

12200 NW Ambassador Drive

Kansas City, MO 64163-1244

(14) Trademarks, Patents and Copyrights (Section 5.18)

Borrower: See Annex IX attached hereto

Consolidated Subsidiaries: See Annex IX attached hereto

(15) [Intentionally Omitted].

(16) Authorized Ownership Interests (Section 5.24)

a.	Wire Rope Corporation of America, Inc. (as survivor of the merger with Closer Merger Sub Inc. on the Closing Date)

Authorized Shares:         Common: 100

Outstanding Shares:       Common: 100

Par Value: $0.01

b.	WRCA, LLC N/A

c.	Wire Rope Corporation de México I, S. de R.L. de C.V.

Authorized Partnership Interests: 2

Outstanding Partnership Interests: 2

Par Value: Minimum Fixed Capital/Variable Capital: $1.00/$0.0 Mexican pesos

Schedule - 7

d.	Corcam, S.A. de C.V.

Authorized Shares: Series A/Series B:

30,000/225,000

Outstanding Shares: Series A/Series B:

30,000/225,000

Par Value: [ ]

e.	Incam, S.A. de C.V.

Authorized Shares: Series A/Series B:

350,000/945,350

Outstanding Shares: Series A/Series B:

350,000/945,350

Par Value: [ ]

f.	WireCo Mex, S. de. R.I. de C.V.

Authorized Shares: [Series A/Series B:]

[ ]

Outstanding Shares: [ ]

[ ]

Par Value: [ ]

g.	Aceros Camesa, S.A. de C.V.

Authorized Shares: Series A/Series B:

1,300,000/5,291,086,227

Outstanding Shares: Series A/Series B:

1,300,000/5,291,086,227

Par Value: $0.10 peso

h.	Camesa Peru S.A.C.

Authorized Shares: 315

Outstanding Shares: 315

Par Value: [ ]

Schedule - 8

i.	WRCA Distributor (Cayman) Ltd.

Authorized Shares: Ordinary: 50,000

Outstanding Shares: Ordinary: 1,000

Par Value: $1.00

j.	WRCA (Luxembourg) Holdings S.á r.l.

Authorized Shares: Ordinary: 100,000

Outstanding Shares: Ordinary: 100,000

Par Value: N/A

k.	WRCA (Luxembourg) S.á r.l.

Authorized Shares: Ordinary: 100,000

Outstanding Shares: Ordinary: 100,000

Par Value: N/A

l.	WRCA Finance (Luxembourg) S.á r.l.

Authorized Shares: Ordinary: 100,000

Outstanding Shares: Ordinary: 100,000

Par Value: N/A

m.	WRCA Canadian Holdings (Luxembourg) S.á r.l.

Authorized Shares: Ordinary: 19,500

Outstanding Shares: Ordinary

Par Value: $1

n.	Wireline Works Partnership

Authorized Partnership Interests: 2

Outstanding Partnership Interests: 2

Par Value: n/a

Schedule - 9

o.	1295728 Alberta ULC

Authorized Shares: unlimited class A-I

Outstanding Shares: [ ]

Par Value: [ ]

p.	WRCA US Holdings Inc.

Authorized Shares: Common: 5,000,000

Outstanding Shares: Common: 867,744

Par Value: $0.01

q.	Casar Drahtseilwerk Saar GmbH

Authorized Shares: 3,000,000

Outstanding Shares: 2, one with a nominal amount of 24,750 EUR and one with a nominal amount of 250 EUR

r.	WireCo WorldGroup Sales (Cayman) Ltd.

Authorized Shares: Ordinary

Outstanding Shares: [ ]

s.	Phillystran Europe B.V.

Authorized shares: 90,000

Outstanding shares: 18,000

Par Value: 1 EUR

t.	Oliveira Holland B.V.

Authorized Shares: 3,000,000

Outstanding Shares: 1,361,340

Par Value: EUR 1

Schedule - 10

u.	WRCA Portugal – Sociedade Unipessoal Lda.

Authorized Shares: [ ]

Outstanding Shares: 1

Share Capital: EUR 5000

v.	WireCo WorldGroup Portugal Holdings, SGPS, S.A.

Authorized Shares: [ ]

Outstanding Shares: 62,500 shares

Par Value: EUR 1

w.	Manuel Rodrigues de Oliveira Sá & Filhos, S.A.

Authorized Shares: [ ]

Outstanding Shares: [ ]

Share Capital: EUR 11,126,250

x.	Albino, Maia & Santos, Lda.

Authorized Shares: [ ]

Outstanding Shares: 2 shares

Share Capital: EUR 150,000

y.	Cabos & Lingas – Sociedade Portuguesa de Comércio, Lda.

Authorized Shares: [ ]

Outstanding Shares: 2 shares

Share Capital: EUR 120,000

Please see Annex II for additional Equity Interests and equity rights.

(17) Required Documents (Sections 6.1, 9.4(a) & 10.1)

	Check if Required	Frequency Due
Borrowing Base Certificate, reconciliation report showing all Receivables, collections, payments, Credits, Extensions and an update of all inventory since the preceding report (such update of all inventory to be provided on a best efforts basis satisfactory to Agent)	☒	Loan Request, Remittance and Collateral Report (“LLRC”), monthly within 20 days of the end of the month.

Schedule - 11

Receivables Aging	☒	Monthly – within 20 days after month end

Inventory Reports a. Value Report b. Periodic Summary Report c. Dispute Report	☒	Monthly, with LLRC; Monthly summary report showing the average cost of high carbon steel rod as purchased during the month preceding such report– within 20 days after month end

Credits and Extensions Reports	☒	Monthly, with LLRC

Cash Receipts Journal and Schedule of Payments on Receivables	☒	Monthly, with LLRC

Copies of shipping documents and invoices relating to the Receivables	☒	On Request

List of names and addresses of Account Debtors, along with disc/CD file with such information	☒	Within 60 days of the Closing Date and annually thereafter

Payables aging report, showing the amounts due and owing on all of Borrower’s and each applicable Loan Party’s payables according to Borrower’s or such Loan Party’s records as of the close of such periods as shall be specified by the Agent	☒	Monthly, within 20 days of month end

Reconciliation report reconciling monthly LLRC with Receivable Aging and Inventory Report	☒	Monthly, within 20 days of month end

Notwithstanding the foregoing, any of the items required to be delivered on a monthly basis pursuant to this Item 17 may be requested more frequently by Agent at any time (x) after the occurrence and during the continuance of a Default or Event of Default or (y) Excess Availability is less than $18,000,000.

Schedule - 12

(18)	Interest Rate (Section 8.2)

Advances: All Advances shall bear interest at Borrower’s option at the Applicable Prime Rate Margin or the Applicable LIBOR Rate Margin.

(19) Fees and Due Dates (Sections 2.4(c), 2.4(d), 2.15 and 8.3)

Type	Amount	Due Date(s)

Unused Line Fee	The applicable per annum rate set forth in the definition of “Applicable Margin” on the daily average amount by which the Maximum Amount exceeds the sum of (i) the outstanding principal balance of the Advances, plus (ii) the outstanding Letters of Credit and (iii) the bankers acceptances	Quarterly in arrears on the first business day of each calendar quarter

Documentary Credit Issuance Fee	standard issuance, negotiation and administrative operating fees	On demand

Standby Letter of Credit Issuance Fee	standard issuance, negotiation and administrative operating fees	On demand

Confirmation of Other Bank’s Letters of Credit	standard administrative operating fees	On demand

Banker’s Acceptance Commission	standard issuance, negotiation and administrative operating fees	On demand

(20) [Intentionally Omitted]

(21) Additional Covenants (Sections 10, 10.24 & Article 11)

None

(22) Terms of Sale (Section 10.3)

Due dates of no more than 90 calendar days from date of Invoice, except in regard to transactions specified below under “Datings.”

Datings: Receivables (x) due from SunCoast Post Tension and (y) up to $1,000,000 of other Receivables may be due 120 days from the date of Invoice.

(23) Intentionally Omitted.

(24) Intentionally Omitted.

(25) Intentionally Omitted.

Schedule - 13

(26)	Maximum Annual Lease Rentals (Section 11.14)

Borrower and its Consolidated Subsidiaries
Operating Leases	$4,000,000

(27) Intentionally Omitted

(28) Intentionally Omitted

(29) Intentionally Omitted

(30) Financial Covenant (Section 11.12)

Senior Secured Leverage Ratio: If Excess Availability is less than $18,000,000 at any time during any fiscal quarter of the Borrower (a “Trigger Event”), then the Borrower shall not permit the Senior Secured Leverage Ratio (the “Ratio”) on the date of the occurrence of such Trigger Event to exceed 3.25 to 1.00, computed using in the numerator of the Ratio the actual Senior Secured Debt on the date of occurrence of such Trigger Event and using in the denominator of the Ratio Adjusted EBITDA as of the last day of the most recent fiscal quarter ended prior to such Trigger Event for which quarterly financial statements have been furnished to Agent pursuant to Section 10.1(b); provided, however, in any event the fiscal quarter ending September 30, 2007 shall be the first fiscal quarter that the Ratio may be tested hereunder.

(31) Initial Term and Renewal Term (Section 14.16(a))

Initial Term: Earlier of (x) February 8, 2014 or (y) six months prior to the maturity date of the Term Loan Debt.

Renewal Term: None.

(32) Percentage of Ownership of Consolidated Subsidiaries (Sections 5.23 and 10.23)

Entity	Owners	Percentage Ownership
WRCA Distributor (Cayman) Ltd.	WireCo WorldGroup Limited	100%
WRCA (Luxembourg) Holdings S.á r.l.	WireCo WorldGroup Limited	100%
WireCo WorldGroup Sales (Cayman) Ltd.	WireCo WorldGroup Limited	100%

Schedule - 14

Entity	Owners	Percentage Ownership
WRCA (Luxembourg) S.á r.l.	WRCA (Luxembourg) Holdings S.á r.l.	100%
WRCA Finance (Luxembourg) S.á r.l.	WRCA (Luxembourg) Holdings S.á r.l.	100%
WRCA Portugal – Sociedade Unipessoal Lda.	WRCA (Luxembourg) Holdings S.á r.l.	100%
WireCo WorldGroup Portugal Holdings, SGPS, S.A.	WRCA Portugal – Sociedade Unipessoal Lda.	100%
Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	WireCo WorldGroup Portugal Holdings, SGPS, S.A.	90%
	Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	10%
Albino, Maia & Santos, Lda.	Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	100%
Cabos & Lingas – Sociedade Portuguesa de Comércio, Lda.	Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	100%
Oliveira Holland B.V.	Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	100%
WRCA US Holdings Inc.	WRCA Finance (Luxembourg) S.á r.l.	91.6%
	Management	8.4%
WireCo WorldGroup Inc. (f/k/a Wire Rope Corporation of America, Inc. (as survivor of the merger with Closer Merger Sub Inc. on the Closing Date))	WRCA US Holdings Inc.	100%

Schedule - 15

Entity	Owners	Percentage Ownership
WRCA, LLC	WireCo WorldGroup Inc.	99%
WRCA, LLC	WRCA US Holdings Inc.	100%
Phillystran Euripe B.V.	WRCS (Luxembourg) S.á r.l.	100%
Casar Drahtseilwerk Saar GmbH	WRCS (Luxembourg) S.á r.l.	100%
WRCA Canadian Holdings (Luxembourg) S.á r.l.	WRCS (Luxembourg) S.á r.l.	100%
1295728 Alberta ULC	WRCA Canadian Holdings (Luxembourg) S.á r.l.	100%
Wireline Works Partnership	1295728 Alberta ULC	0.10%
	WRCA Canadian Holdings (Luxembourg) S.á r.l.	99.9%
Wire Rope Corporation de Mexico I, S. de. R.L. de C.V.	WireCo WorldGroup Inc.	> 99%;
	WRCA, LLC	<1%
Aceros Camesa, S.A. de C.V.	Wire Rope Corporation de Mexico I, S. de. R.L. de C.V.;	93.8%;
	Incam, S.A. de C.V.;	<6.2%;
	WRCA, LLC	< 1%

Schedule - 16

Entity	Owners	Percentage Ownership
Corcam, S.A. de C.V.	Wire Rope Corporation de Mexico I, S. de. R.L. de C.V.;	>99.9	%;
	Incam, S.A. de C.V.	<0.1%
Incam, S.A. de C.V.	Wire Rope Corporation de Mexico I, S. de. R.L. de C.V.;	>99.9	%;
	Aceros Camesa, S.A. de C.V.	<0.1%
WireCo Mex, S.de.R.L. de C.V.	Wire Rope Corporation de Mexico I, S. de. R.L. de C.V.;	>99.9	%;
	Incam, S.A. de C.V.	<0.1%
Camesa Peru S.A.C.	Aceros Camesa, S.A. de C.V.;	99.7	%;
	Incam, S.A. de C.V.	0.3%

Please see Annex II for additional Equity Interests and equity rights.

(33) Prepayment Premium (Section 14.16(b))

Debtor shall pay to Agent on behalf of the Lenders, on demand, a prepayment premium as follows: one percent (1%) of the Maximum Amount if this Agreement is terminated by Borrower pursuant to Section 14.16 and all of the Advances are prepaid during the first year following the date hereof, and zero percent (0%) if this Agreement is terminated by Borrower pursuant to Section 14.16 and all of the Advances are prepaid at any time thereafter.

Schedule - 17

(34) Other Provisions (Section 14.12)

None

(35) State: (Section 1.1(eee))

New York

(36) Addresses (Section 14.21)

To any Loan Party, then c/o the Borrower at:

Wire Rope Corporation of America, Inc.

12200 NW Ambassador Drive

Kansas City, MO 64163-1244

Attention: Chief Financial Officer

Fax: (816) 270- 4905

With a courtesy copy to:

WachteLl, Lipton, Rosen, & Katz

51 West 52nd St.

New York, NY 10019

Attention: Joshua Feltman, Esq.

Fax: (212) 403- 2000

To Agent:

HSBC Business Credit (USA) Inc.

452 Fifth Ave, 4th Floor

New York, NY 10018

Attention: Jimmy Schwartz

Fax: (212) 525-2520

With a courtesy copy to:

Hahn and Hessen LLP

488 Madison Avenue

New York, NY 10022

Attention: Steven J. Seif, Esq.

Fax: (212) 478-7400

To extent that any notice is required to go to a Lender:

JPMorgan Chase Bank, N.A.

10 S. Dearborn

MC IL1-1454

Chicago, IL 60603

Attn: Patrick Fravel

Fax: (312) 732-7593

Schedule - 18

EXHIBIT A

List of Lenders and Percentage of Commitment

Lender	Percentage of Revolving Loans (including Letters of Credit)	Commitments
1. HSBC Business Credit (USA) Inc.	66.6667%	$44,000,000
2. JPMorgan Chase Bank, N.A.	33.3333%	$22,000,000

Exhibit A - 1

EXHIBIT B

FINANCIAL STATEMENT CERTIFICATION

The undersigned, the _________________________ of WireCo WorldGroup (Cayman) Inc. (“Parent”) hereby certifies to HSBC Business Credit (USA) Inc., as Agent, that attached hereto is a true, correct and complete copy of the Parent’s financial statements as of the [quarter][month] ending ____________, 20__, which financial statements fairly present Parent’s and its Consolidated Subsidiaries’ financial position and consist of a balance sheet and related statements of income, retained earnings, and cash flow covering the period from the end of the immediately preceding fiscal year to the end of such [quarter][month].

WIRECO WORLDGROUP (CAYMAN) INC.

Name: Title:

Date:                     , 20__

Exhibit B - 1

EXHIBIT C

BORROWING BASE CERTIFICATE

Exhibit C - 1

						Borrowing Base Certificate
						Saturday, October 01, 2011
COLLATERAL REMITTANCE						COLLATERAL STATUS
US Dollar Receivables						ACCOUNTS RECEIVABLE			INVENTORY
Additions to Accounts Receivable Control:					As of Date	US Dollar Receivables		30-Sep-11
	New Billings Date:				(1)	Previous Collected Balance (A/R)		$0.00	(1)	New Collateral Balance (INV)		$0.00
	30-Sep-11		—	(2)	(2)+	Additions		$ —	(2) -	Less Total Ineligibles		$0.00

Deductions from Accounts Receivable:					(3) -	Gross Collections		$0.00	(3)=	Net Inventory		$0.00
	(A) Collections-Gross	30-Sep-11	$ —		(4)=	New Collateral Balance (A/R)		$0.00	(4)X	Rate of Advance	51.0%

	(B) Intercompany		$0.00		(5) -	Less Total Ineligibles		$0.00	(5)=	Loan Value		$0.00

	(C) Euro Invoices paid in Dollars		$0.00		(6)=	Net Collateral		$0.00	(6)	Total Consigned/Whse Inventory		$0.00

	(D) Discounts/Other Fees		$0.00		(7)X	Rate of Advance	85%			Ineligible Consigned Inventory		$0.00

	(E) Returns and Allowances		$0.00		(8)=	Loan Value - Net (A)		$0.00		Eligilbe Consigned Inventory		$0.00

	(F) Other Adjustments		$0.00						(7)X	Rate of Advance	40%

	Total Gross Collections		$0.00	(3)	A/R Ineligibles Updated as of 8/29/11				(8)=	Loan Value		$0.00

									(9)	Eligible Merchandise L/C’s		$0.00
									(10)X	Rate of Advance	60%
	Total Credit Line		$66,000,000.00						(11)=	Loan Value		$0.00
	Less:								(12)-	Minus Collection per Sec. 7.9 Loan Agree.		$0.00
	Banker’s Acceptances		$0.00						(13)=	Total Loan Value (line 5+8+11+12)		$0.00
	Standby L/C’s		$0.00						(14) -	Less Liabilities under L/C’s,
	Merchandise L/C’s - International		$0.00
	Merchandise L/C’s - Domestic		$0.00							Inventory Reserve		$0.00

	NET CREDIT LINE AVAILABLE:		$66,000,000.00							Standby L/C’s		$0.00

										Merchandise L/C’s		$0.00
	EURO Sublimit: 20,000,000 EUR											$0.00
CASH REMITTANCE AND LOAN REPORT									Eligible Inventory @ Collateral			$0.00
									Eligible Inventory @ Inventory Cap			$42,000,000.00
	Loan: Outstanding USD Loan
Rate	(A) From Previous Report		$0.00
	(B) Less Collections (Enclosed)		$0.00
	(C) Less Non-Collateral Collections		$0.00		(15)	Total Loan Value = A/R + Inv + Other: A+B+C						$0.00

	(C) Less Credit Card Collections		$0.00		(16)	Maximum Borrowing Limit =
	(D) Less Principal Reduction		$0.00			Lesser of Total Loan Value or Net Credit Line						$0.00

	Net Loan: Outstanding		$0.00		(17)	Less New Loan Balance This Report						$0.00

	Advance Requested:				(18)	New Availability (line 16 minus 17)						$0.00

	Regular line advances	(048)	$0.00
	Term Loan Payment		$0.00
	Fees		$0.00		*FOR INVENTORY, ENTER THE LESSER OF YOUR MAXIMUM ALLOWABLE INVENTORY SUB LIMIT/CAP OR THE INVENTORY LOAN VALUE. CURRENT VALUE PER LOAN AGREEMENT							$42,000,000.00
	Interest		$0.00
	L/C’s		$0.00

Wire Rope Corporation of America, Inc. (WRCA) hereby (a) as security for the repayment of WRCA present and future indebtedness to HSBC Business Credit (USA), Inc. (HSBC), assigns transfers and pledges to HSBC, its successors and assigns and gives and agrees that HSBC has a security interest in, under and pursuant to its agreements with WRCA the Accounts specifically described in the invoice copies or schedules of accounts receivable attached hereto and identified herein, and in the inventory generally identified herein or described in lien statements or security agreements attached here to, and in all presently outstanding Accounts and in all inventory now owned by WRCA, and all Accounts hereafter created, acquired or purchased by WRCA; (b) warrants and certifies to HSBC that all accounts created since the prior report are evidenced by the invoice copies or schedule of accounts receivable attached hereto, and that the total of all Accounts on the book and records of WRCA at said date is shown and there is now owing on Accounts that amount; and (c) warrants and certifies to HSBC that all inventory made or acquired since the prior report is identified herein or is evidenced by the suppliers invoices, purchase journals, production reports, or other records attached hereto, and that the total inventory of WRCA is as shown as of the date shown hereon for inventory and the WRCA now has in its possession and control, or in the possession of a third party for its account which third party has been identified in writing by WRCA to HSBC, collections received or credits allowed on Accounts previously assigned to HSBC have been duly and regularly entered to the credit of the respective debtors on the books and accounts of WRCA, that all such collections have been remitted and al such credits have been reported to HSBC promptly, that none of the Accounts previously or hereby assigned have been sold, assigned or pledged to any other party; and that prompt report has been made to HSBC of returned or rejected goods covered by any Account previously assigned, with payment to HSBC of the amount thereof.

		Others	$0.00
		TOTAL ADVANCES	$0.00
	New USD Loan Balance This Report		$0.00	(19)

	Loan: Outstanding EURO Loan	Rate
	(A) From Previous Report		$0.00
	(B) Euro Borrowing		$0.00
	(C) Euro Paydown		$0.00
Net Loan: Outstanding EUR Value			$0.00
EURO Converted to USD			$0.00

Total Loan Balance This Report			$0.00
FOR HSBC BUSINESS CREDIT USE ONLY

Date:	Saturday, October 01, 2011	Client #:

LN RPT Number: 0	Customer:	Wire Rope Corporation of America, Incorporated	Authorized By:

EXHIBIT D

COMPLIANCE CERTIFICATE

WireCo WorldGroup (Cayman) Inc. (“Parent”) and Wire Rope Corporation of America, Inc. (“Borrower”) hereby certify to HSBC Business Credit (USA) Inc., as Agent, (“the Agent”) pursuant to the Loan and Security Agreement between Parent, Borrower, the Agent and the Lenders, a party thereto, dated as of December __, 2006, as may be amended from time to time (“Loan Agreement”) that:

(A)	General

(1) Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

(2) The Parent, Borrower and each Consolidated Subsidiary have complied with all the terms, covenants and conditions to be performed or observed contained in the Loan Agreement and the Loan Documents to which Parent, Borrower or any Consolidated Subsidiary is a party.

(3) Neither on the date hereof nor, if applicable, after giving effect to the Advance made on the date hereof or issuance of any Letter of Credit, does there exist an Event of Default or Default.

(4) The representations and warranties contained in the Loan Agreement, in any Loan Document to which Parent, Borrower or any Consolidated Subsidiary is a party and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete in all material respects on and as of such earlier date).

(B)	Financial Covenants

(1) As of the date hereof or, for such period as may be designated below, the computations, ratios and calculations as set forth below are true and correct in all material respects:

[ (x) set forth a reasonably detailed calculations of (i) Excess Availability during such period, (ii) commencing with the full fiscal September 30,2007, if Excess Availability was less than $18,000,000 during such quarter, the Senior Secured Leverage Ratio as of the last day of the fiscal quarter and (iii) the amount of Adjusted EBITDA and Available Credit (including the aggregate amount of Capital Expenditures, Investments in the Unrestricted Subsidiaries and any Permitted Acquisitions and whether such Permitted Acquisition was financed with the proceeds of Indebtedness permitted hereunder and identifying the clause of Section 11.2 that such Indebtedness is permitted under) and (y) reasonably detailed calculations demonstrating compliance with Sections 11.2, 11.3, 11.5, 11.6, 11.8 and 11.19]

Exhibit D - 1

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Parent and Borrower, has executed and delivered this certificate in the name and on behalf of the Parent and Borrower on                     ,         .

WIRE ROPE CORPORATION OF AMERICA, INC., successor in interest to Closer Merger Sub Inc.

By:
Name:
Title:

WIRECO WORLDGROUP (CAYMAN) INC.

By:
Name:
Title:

Exhibit D - 2

EXHIBIT E

FORM OF REVOLVING NOTE

Exhibit E - 1

FORM OF

REVOLVING NOTE

$_______________	New York, New York
February __, 2007

This Revolving Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Loan and Security Agreement dated as of the date hereof (as the same may be amended, modified, supplemented, restated or replaced from time to time and including any agreement extending the maturity of, refinancing or otherwise restructuring all or any portion of the obligations of the Borrower under such agreement or any successive agreement, the “Loan Agreement”) by and among CLOSER MERGER SUB INC., a Delaware corporation (to be merged with and into WIRE ROPE CORPORATION OF AMERICA, INC., a Delaware corporation) (“Borrower”), certain affiliates of the Borrower, HSBC BUSINESS CREDIT (USA) INC. (“HSBC”), the various other financial institutions named therein or which hereafter become a party thereto (together with HSBC, collectively, the “Lenders”), THE CIT GROUP/BUSINESS CREDIT, INC., as documentation agent, JPMORGAN CHASE BANK, N.A., as syndication agent, and HSBC, as agent for the Lenders (in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

FOR VALUE RECEIVED, Borrower promises to pay to the order of [            ] (the “Payee”) at Agent’s offices located at 452 Fifth Avenue, 4th Floor, New York, New York 10018, or at such other place as Agent may from time to time designate to Borrower in writing:

(i) the principal sum of ______________________________ DOLLARS ($__________), or if different from such amount, Payee’s Pro Rata Share of the unpaid principal balance of Revolving Loans as may be due and owing from time to time under the Loan Agreement, payable in accordance with the provisions of the Loan Agreement, subject to acceleration upon the occurrence of an Event of Default under the Loan Agreement, or earlier termination of the Loan Agreement, in each case pursuant to the terms thereof; and

(ii) interest on the principal amount of this Note from time to time outstanding, payable at the applicable rates and at the times provided in the Loan Agreement. Interest on past due amounts shall be payable at the applicable default rate to the extent provided by Section 2.6(b) of the Loan Agreement. In no event, however, shall interest hereunder exceed the maximum interest rate permitted by law.

This Note is one of the Revolving Notes referred to in the Loan Agreement and is secured, inter alia, by the liens granted pursuant to the Loan Agreement and the other Loan Documents, is entitled to the benefits of the Loan Agreement and the other Loan Documents, and is subject to all of the agreements, terms and conditions therein contained.

This Note may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Loan Agreement.

If an Event of Default shall occur under the Loan Agreement or any of the other Loan Documents then this Note may become or be declared to be immediately due and payable in the manner and with the effect provided in the Loan Agreement, together with attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Loan Agreement.

CLOSER MERGER SUB INC., a Delaware corporation (to be merged with and into WIRE ROPE CORPORATION OF AMERICA, INC., a Delaware corporation)

By:
Name:
Title:

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Reference is made to the Loan and Security Agreement, dated as of February __, 2007 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among HSBC Business Credit (USA) Inc., as agent (“Agent”), Closer Merger Sub Inc. to be merged with and into Wire Rope Corporation of America, Inc. (“Debtor”), certain affiliates of the Debtor and the Lenders (as defined therein). Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[Lender(s)] (the “Assignor” and if more than one, the “Assignors”) and                      (the “Assignee”) agree as follows:

(i) The Assignors hereby irrevocably sell and assign to the Assignee without recourse to the Assignors, and the Assignee hereby irrevocably purchases and assumes from the Assignors without recourse to the Assignors, as of the Effective Date (as defined below), a          percent (__%) interest (the “Assigned Interest”) in and to the Assignors’ rights and obligations under the Loan Agreement with respect to those Revolving Loans defined in the Loan Agreement as are set forth on Schedule I to this Assignment and Assumption (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule I.

(ii) The Assignors make no representation or warranty and assume no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other Loan Document, other than that: (a) the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Debtor or of the performance of observance by Debtor or any of Debtor’s obligations under the Loan Agreement or any of the other Loan Documents; and (c) (i) requests that the Agent, upon request by the Assignee, in accordance with Section 15.17 of the Loan Agreement, exchange any attached Revolving Notes for a Revolving Note payable to the Assignee or, if the Assignor(s) does not hold any Revolving Notes, issue new Revolving Notes payable to the Assignee and (ii) if (A) the Assignor(s) has retained any interest in the Assigned Facility and (B) the Assignor(s) holds any Revolving Notes, requests that the Agent exchange the attached Revolving Notes for new Revolving Notes payable to the Assignors, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

(iii) The Assignee: (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received the information and copies of such documents as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will independently and without reliance upon the Assignor, the Agent or any other Lender or any affiliate or subsidiary of Assignor, Agent or

Exhibit F - 1

any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement, the other Loan Documents; (d) appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers and discretion under the Loan Agreement, the other Loan Documents, the Intercreditor Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof together with such powers as are incidental thereto; (e) indemnifies and holds the Agent harmless as set forth in the Loan Agreement and (f) agrees that it will be a party to and bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender, including, without limitation, the obligations to fund the Commitments and purchase participations in any Letters of Credit as set forth in the Loan Agreement.

(iv) The effective date of this Assignment and Assumption shall be             , 20     (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Agent for acceptance by it, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Agent, be earlier than five Business Days after the date of such acceptance and recording by the Agent).

(v) Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

(vi) From and after the Effective Date, (a) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Loan Agreement and the other Loan Documents to the extent such rights or obligations arise on or after the Effective Date in respect of the Assigned Interest.

(vii) This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

(viii) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Exhibit F - 2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule I hereto.

ASSIGNOR(S)

[ ]

By
(Title)

[ ]

By
(Title)

ASSIGNEE

By
(Title)

Exhibit F - 3

Schedule I

Re: Assignment and Acceptance relating to the Loan and Security Agreement, dated February __, 2007 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among HSBC Business Credit (USA) Inc., as Agent (“Agent”), Closer Merger Sub Inc., to be merged with and into Wire Rope Corporation of America, Inc. (“Debtor”), and the Lenders (as defined therein).

Name of Assignor:

A)

B)

Name of Assignee:

Effective Date of Assignment:             , 20

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned
A. [Assignor]
Revolving Loan	$______________________	______________________%

B. [Assignor]
Revolving Loan	$______________________	______________________%

The terms set forth above are hereby agreed to:

[Assignor]	[Assignor]

By:	By:
Name:	Name:
Title:	Title:

[Assignee]

By:
Name:
Title:

Exhibit F - 4

EXHIBIT G

Notice of Borrowing

             , 200

HSBC Business Credit (USA) Inc.,

as Agent for the Lenders party to the

Loan Agreement referred to below

452 Fifth Avenue, 4th Floor

New York, New York 10018

Ladies and Gentlemen:

The undersigned, WIRECO WORLDGROUP INC. (f/k/a WIRE ROPE CORPORATION OF AMERICA, INC.) (the “Borrower”), refers to the Loan and Security Agreement dated as of February 8, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; the capitalized terms defined therein being used herein as therein defined) by and among Borrower, certain other Loan Parties, the Lenders party thereto and HSBC Business Credit (USA) Inc., as agent for the Lenders (in such capacity, the “Agent”), and hereby gives you notice, pursuant to Section 2.1(a) of the Loan Agreement, that the Borrower hereby requests a Revolving Loan under the Loan Agreement, and in that connection sets forth below the information relating to such Revolving Loan (the “Proposed Advance”) as required by Section 2.1(a) of the Loan Agreement:

(i) The Proposed Advance is a Revolving Loan in the aggregate amount of [$][€]                    .

(ii) The Proposed Advance is a [LIBOR Rate Loan] [Prime Rate Loan][Euro Denominated Revolving Loan].

(iii) If the Proposed Advance is a Euro Loan, the requested LIBOR Period for such Loan is              months.

(iv) The Business Day of the Proposed Advance is                      , 200_.

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Advance:

(A) the representations and warranties contained in the Loan Agreement or the other Loan Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Advance and to the application of the proceeds thereof, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Advance or from the application of the proceeds thereof, in each case immediately after giving effect thereto.

Exhibit G - 1

The undersigned hereby requests that Agent disburse the proceeds of the Proposed Advance as set forth on Schedule A attached hereto.

Very Truly Yours,

WIRECO WORLDGROUP INC. (f/k/a WIRE ROPE CORPORATION OF AMERICA, INC.)

By:
Name:
Title:

Exhibit G - 2

Schedule A

Bank:

ABA Routing No.:
Account No.:
Account Name:
Amount:
Reference No.:

Exhibit G - 3

Annex XII

Agreed Security Principles

(A)	Considerations

In determining what mortgages, charges, pledges, liens, assignments or other security interests (collectively, “Security”) and guarantees will be provided by any Consolidated Subsidiary of Parent (excluding any Domestic Consolidated Subsidiary) in support of the Indebtedness (and the timing thereof) the following matters will be taken into account. Security and guarantees shall not be created or perfected to the extent that it would:

(a) result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalization laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b) result in a risk to the officers of the relevant grantor of Security of contravention of their fiduciary duties and/or of civil or criminal liability;

(c) result in costs that, in the reasonable opinion of the Agent, are disproportionate to the benefit obtained by the beneficiaries of that Security;

(d) purport to charge any assets subject to third party arrangements which may prevent those assets from being charged provided that reasonable endeavors to obtain consent to charging any such assets shall be used by the Group if the Agent (acting in good faith) determines that the relevant assets are material to the Group; or

(e) be reasonably likely to have a material adverse effect on the ability of any member of the Group to conduct its operations and business in the ordinary course as otherwise permitted under the Loan Documents.

For the avoidance of doubt, in these Agreed Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out–of–pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Security or any of its direct or indirect owners, subsidiaries or Affiliates.

(B)	General

Where appropriate, defined terms in the Security Documents should mirror those in this Agreement.

The Security shall, to the extent possible under local law, be enforceable on the occurrence of an Event of Default.

No Loan Party organized and/or incorporated under the laws of the European Union or any member state thereof or the laws of any other European jurisdiction shall be required to provide any Security.

Exhibit G - 4

(C)	Undertakings/Representations And Warranties

Any representations, warranties or undertakings to be included in any Security Document shall be limited to such provisions which are required for the creation or perfection of the Collateral and be no more onerous (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in this Agreement) than the equivalent provision set out in this Agreement.

Exhibit G - 5

ABL CREDIT AGREEMENT ANNEXES

ANNEX I

Commercial Tort Claims

None

ANNEX II

Luxembourg Equity Arrangements

1.	Closing Transactions

The following will take place on or prior to the Closing Date:

LuxHoldCo PEC. LuxHoldCo will issue 151,523,300 preferred equity certificates (with a par value of $1 each) (the “LuxHoldCo PEC”) to Parent in exchange for $151,523,300 in cash.

Intercompany Note. LuxHoldCo will lend $72 million to U.S. Holdings in exchange for a note in the same amount (the “LuxFinCo-U.S. Holdings Note”).

LuxFinCo PEC. LuxFinCo will issue 79,484,300 million preferred equity certificates (with a par value of $1 each) (the “LuxFinCo PEC”) to LuxHoldCo in exchange for $79,484,300 in cash.

LuxSub PEC. Luxembourg Holdings will contribute the LuxFinCo-U.S. Holdings Note to LuxSub in exchange for a preferred equity certificate (the “LuxSub PEC”) in the amount of US$72 million, with a par value of $72 million.

ZORA. LuxFinCo will acquire the LuxFinCo-U.S. Holdings Note from LuxSub, and LuxFinCo will finance the entire purchase price by entering into a mandatorily convertible loan agreement (the “ZORA”) with LuxSub. Under the terms of the ZORA, at maturity the ZORA will be converted into shares of LuxFinCo (the “Conversions Shares”).

Prepaid Forward. LuxHoldCo, LuxFinCo and LuxSub will enter into a prepaid forward share purchase agreement (the “Prepaid Forward Agreement”) pursuant to which LuxHoldCo agrees to purchase from LuxSub the Conversion Shares on the date they are delivered to LuxSub under the terms of the ZORA, and LuxHoldCo pays in advance for the Conversion Shares by surrendering the LuxSub PEC to LuxSub.

2.	Pro Forma Structure

After giving effect to the transactions described above, the Luxembourg Equity Arrangements will be as shown in the attached pro forma diagram.

3.	Additional PEC Interests

In addition to the foregoing, LuxHoldCo, LuxFinCo and LuxSub may issue additional preferred equity certificates in connection with Permitted Acquisitions, permitted Investments and other transactions permitted by the Credit Agreement.

Luxembourg Equity Arrangements
Pro Forma Structure*

Parent
LuxHoldCo PEC
LuxHoldCo
Prepaid Forward Agreement
LuxFinCo PEC
LuxSub
LuxFinCo
ZORA
LuxFinCo-U.S. Holdings Note
U.S. Holdings

*Defined terms are as used in Annex II and the Credit Agreement.
This diagram is not a complete representation of the capital structure. It is intended only to illustrate the result of the steps of the Luxembourg Equity Arrangment outlined on Annex II.

ANNEX III

Owned Real Property

Record Owner	Address	County

Wire Rope Corporation of America, Inc.	609 North Second Street St. Joseph, MO 64502	Buchanan

Wire Rope Corporation of America, Inc.	24150 Oak Grove Lane Sedalia, MO 65302	Pettis

Wire Rope Corporation of America, Inc.	601 Corporate Drive Chillicothe, MO 64601	Livingston

Wire Rope Corporation of America, Inc.	3100 North Industrial Blvd., PO Box 698, Kirksville, MO 63501	Adair

Wire Rope Corporation of America, Inc.	2199 North Pyrite Casper, WY 82601	Natrona

Camesa, Inc.	1615 Spur 529 Rosenberg, TX	Fort Bend

ANNEX IV

Existing Liens

1. UCC Liens

Debtor	Secured Party	Collateral	Search Through Date	State	Jurisdiction	Original File Date and Number	Related Filings
Camesa, Inc.	Inter-Tel Leasing Inc.	Rental – telephone system	10/29/2006	TX	Secretary of State	12/3/2001 #02-0011346744

Camesa, Inc.	NMHG Financial Services, Inc.	Leased equipment	10/29/2006	TX	Secretary of State	11/14/2003 #04-0048093058	Amendment Filed 3/11/04

Wire Rope Corporation of America, Inc. (Defendant)	Wilson, Patricia (Plaintiff)	Judgment $109.59	01/18/2007	MO	Buchanan County	05/17/2004 #04CV73434

2. Any liens on assets of any Mexican subsidiary in favor of the lenders under the existing Credit Agreement and Loan and Security Agreement (to be released post-closing).

ANNEX V

Existing Letters of Credit

1. Letter of Credit in the amount of $4,308.48, issued for the benefit of Corp del Cobre (aka Codelco) in Chile, opened September 29, 2006, to automatically renew on September 29, 2007, and terminate on June 1, 2008.

ANNEX VI

Existing Debt

Letter of Credit in the amount of $4,308.48, issued by Wire Rope Corporation of America, Inc. for the benefit of Corp del Cobre (aka Codelco) in Chile, opened September 29, 2006, to automatically renew on September 29, 2007, and terminate on June 1, 2008.

ANNEX VII

List of Investments

1. Wire Rope Corporation of America, Inc., through its wholly-owned subsidiary WRCA Hong Kong Holding Company Limited, owns 51% of the interest of WISCO WRCA Co., Ltd., a limited liability equity joint venture, organized under the laws of the Peoples Republic of China.

2. Incam, S.A. de C.V. owns 201,998 ordinary, registered, issued shares, each with a par value of Col. $1.00 (one Colombian peso), representing 1.5% of the issued and outstanding capital stock of Mexichem Colombia, S.A., a company organized under the laws of Colombia.

ANNEX VIII

Locations of Inventory and Equipment

Owner	Address
HIBBING TACONITE COMPANY	COLD STORAGE HIBBING, MN 55746

CLEVELAND-CLIFFS MICHIGAN	EMPIRE MINE ROAD PALMER, MI 49871

NORTHSHORE MINING COMPANY	8 MILES EAST OF BABBITT BABBITT, MN 55706

B C WIRE ROPE & RIGGING	4060 E MICHIGAN TUCSON, AZ 85717

MISSISSIPPI LIGNITE MINING COMPANY	046 MCINTIRE RD ACKERMAN, MS 39735

ACE INDUSTRIES INC.	6295 MCDONOUGH DR NORCROSS, GA 30093

VERNON CORPORATION	YANKEE TOWN ROAD BOONVILLE, IN 47601

PHOSCHEM SUPPLY COMPANY	PO BOX 255 MULBERRY, FL 33860

KEEP ON TRUCKING COMPANY, INC.	BOX 25 # 4 STOCKTON, CA 95203

KENNEDY WIRE ROPE	302 FLATO ROAD CORPUS CHRISTI, TX 78405

KELLY WIRE ROPE	3346 KERMIT HWY ODESSA, TX 79762

OILFIELD SPECIALTY DISTRIBUTORS INC.	910 KENNEDY GREAT BEND, KS 67530

CARPENTER RIGGING & SUPPLY COMPANY-	1125 BAGLEY VALLEJO, CA 94592

C.S.R., INC.	1131 BLUME RD ROSENBERG, TX 77471

EM CABLE SERVICE	1225 BARRON WAY FORT WORTH, TX 76140

GOTCHER CABLE SERVICE	12115 COUNTY ROAD 128 WEST ODESSA, TX 79760

Owner	Address
HSC – WIRELINE CABLE SERVICE	251 SCOTT AVENUE FARMINGTON, NM 87499

THE LINE SHOP	5700 SW 11TH STREET OKLAHOMA CITY, OK 73128

MADDEN’S CABLE SERVICE	126 LAFFARTY RD BROUSSARD, LA 70518

MADDEN’S CABLE SERVICE	HOUMA AIRBASE HOUMA, LA 70361

MATEX WIRE ROPE CO. INC.	1215 INDUSTRIAL BLVD. KILGORE, TX 75662

ROBERTS CONDUCTOR CABLE LTD.	R. R. 1 CARVEL, AB T0E-0H0 CANADA

SPLICER CABLE SERVICE & SUPPLY INC.	13667 EAST HIGHWAY 2026 EVANSVILLE, WY 82604

WRC INC.	U.S. HWY 281 ALICE, TX 78333

CERTEX LAMB WIRE LINE SERVICES	3506 GILMORE AVENUE BAKERSFIELD, CA 93308

WIRELINE REPAIR SERVICES INC.	341 MINERAL ROAD BROUSSARD, LA 70518

DURA-SPLICE INC.	3912 3RD STREET NEW IBERIA, LA 70560

HORIZON CABLE SERVICE INC.	8524 W RENO OKLAHOMA CITY, OK 73127

HORIZON CABLE SERVICE INC.	1080 S US 385 ANDREWS, TX 79714

HORIZON CABLE SERVICE INC.	11656 E HWY 54 LIBERAL, KS 67901

HORIZON CABLE SERVICE INC.	3070 N 6 MIKE ROAD MILLS, WY 82644

EM CABLE SERVICE N.S. LTD.	UNIT 4C, WELLHEADS WAY DYCE, ABERDEEN SCOTLAND, AB21 7GF

Owner	Address
GHISAR WIRELINE EST.	MUSSAFAH M. 16 AREA NO. 81 ABU DHABI, UAE

S.W.O.R.D. LTD. PTE.	609 SOPS WAY. LOYANG CRESCENT SINGAPORE 508988

GEORGETOWN MILL SUPPLY	1434 HAWKINS STREET GEORGETOWN, SC 29440

A P SUPPLY COMPANY – TEXARKANA	1400 NORTH OATS TEXARKANA, AR 71854

A P SUPPLY COMPANY – BASTROP	1000 COULTER DRIVE BASTROP, LA 71220

MATEX WIRE ROPE CO. INC.	467 MONTGOMERY ST SHREVEPORT, LA 71107

YARBROUGH CABLE SERVICE – LITTLE ROCK	6301 MURRAY ST LITTLE ROCK, AR 72209

NEWELL DAVIS COMPANY	22 BRUNSWICK ST WILMINGTON, NC 28401

ACEROS CAMESA-CUAUTITLAN	TLALNEPANTLA- CUAUTITLAN CUAUTITLAN, MEXICO, 54879

ACEROS CAMESA – VALLEJO	MARGARITA MAZA DE JUAREZ 154 VALLEJO, MEXICO, 7700

CAMESA – LIMA	RAYGADA NO 709 CERCADO DE LIMA 1, PERU

CAMESA, INC.	1615 SPUR 529 ROSENBERG, TX 77471

PRESTRESSED CONCRETE STRAND OF AMERICA, INC.	1615 SPUR 529 ROSENBERG, TX 77471

AWARCO, INC. AMERICAN WIRE AND ROPE COMPANY, INC.	1615 SPUR 529 ROSENBERG, TX 77471

BILLIE K. BARCLAY TRUST	7491 SONNY ROGERS MEMORIAL DR HAHIRA, GA 31632

WIRE ROPE CORPORATION OF AMERICA, INC.	2199 NORTH PYRITE CASPER, WY 82601

Owner	Address
CRP-2 HOLDINGS, AA LP	1220 CAPITOL DRIVE ADDISON, IL 60101

BILLIE K. BARCLAY TRUST	5532 HARVEY WILSON DRIVE HOUSTON, TX 77020

BILLIE K. BARCLAY TRUST	6700B SOUTH SOONER ROAD OKLAHOMA CITY, OK 73135

TRAFFORD COMMERCE CENTER, INC.	2500 COMMERCE CIRCLE TRAFFORD, PA 15085

WIRE ROPE CORPORATION OF AMERICA, INC.	609 NORTH SECOND STREET SAINT JOSEPH, MO 64501

WIRE ROPE CORPORATION OF AMERICA, INC.	3100 INDUSTRIAL ROAD KIRKSVILLE, MO 63501

JOHN E. NIEMEYER	5355 SW WESTERN AVE BEAVERTON, OR 97005

WIRE ROPE CORPORATION OF AMERICA, INC.	24150 OAK GROVE LANE SEDALIA, MO 65301

WIRE ROPE CORPORATION OF AMERICA, INC.	601 CORPORATE DRIVE CHILLICOTHE, MO 64601

EQUIMIN	MANZANA 11 GALPON 3 IQUIQUE, CHILE

ANNEX IX

Trademarks, Patents and Copyrights

Patents

Owner: Wire Rope Corporation of America, Inc.

Patent Number	Title
4,676,058	Wire Rope with Ductile Core

5,804,964	Wire Rope Damage Index Monitoring Device (50%) interest

5,908,261	Turnbuckle and Method of Making Turnbuckle

6,260,343	High-Strength, Fatigue Resistant Strands and Wire Ropes

4,982,473	Wire Rope cleaning apparatus

4,887,422	Rope with Fiber Core and Method of Forming Same

Copyrights and Copyright Licenses

Owner: Wire Rope Corporation of America, Inc.

Copyrights	Registration No.

T L C for you	PA-45-715

The Precision machine	PA-162-169

Making the right connections	PA-893-171

Wire rope for logging and forest industries	TX-56-758

Alloy chain slings	TX-77-947

The Ropology story, with Wirey the Ropeman	TX-101-052

Our industry has problems, apathy leads the list, speak out, we did	TX-184-088

The Large, the long, and the heavy	TX-192-550

Wire rope slings: every sling made to order in length and capacity	TX-192-551

Wireco with synthetic fiber WEB slings	TX-192-552

Rigging the big lift: an engineer’s guide to wire rope slings and lifting systems	TX-192-553

WRCA alloy chain slings	TX-452-051

Avoid kinks: uncoil and unreel rope properly	TX-498-026

Wire Rope Corporation of America, Inc., presents a two-day seminar on wire rope and rigging: St. Joseph, Missouri, September 7-9, 1980	TX-526-098

Copyrights	Registration No.

Oil & gas applications of wire rope	TX-585-503

Rigger’s digest	TX-4-334-144

Tuf-Grip wire rope assemblies	TX-4-340-265

Wire Rope crane user’s guide	TX-4-352-611

We don’t put our name just anyplace: WRCA Wire	TX-4-352-612

Loads of flexibility: flex-Grip slings	TX-4-352-613

Turf-Strand-raise your expectations	TX-4-777-944

Take a load off your mind	TX-4-799-870

Synthetic web products: everything you need to take a load off your mind	TX-4-799-877

Wire Rope handbook	TX-4-808-629

Wire rope: surface mining user’s guide	TX-4-817-252

Trademarks

Owner: Wire Rope Corporation of America, Inc.

Trademarks	Registration Number
(Design only)	511,202
(Design only)	659,208
(Design only)	912,107
(Design only)	1,213,787
(Design only)	1,178,813
(Design only)	1,327,980
(Design only)	1,854,444
(Design only)	942,542
(Design only)	576,187
(Design only)	1,243,398
(Design only)	2,824,330
(Design only)	580,161
(Design only)	688,970
7-FLEX	1,608,812
BLACK STRAND	1,080,192
FLEX-KOTE	1,777,638
FLEX-X	1,470,416
GRAY STRAND	655,686
HI-FATIGUE (Stylized)	356,888
HI-LASTIC	506,331
HI-VIS	2,365,683
LESCHEN	917,012
LESCHEN (and design)	2,316,516
MACWHYTE	83,754
MACWHYTE (Stylized)	129,992
NORESELAY	856,321
NYCOAT	1,517,770
ORANGE STRAND	1,196,108
POWER FLEX	1,855,517
POWERSTEEL	622,100
RED CORE	1,470,417

Trademarks	Registration Number
RED-STRAND	933,754
SAFE-GUARD	684,291
SAILBRYTE	1,567,970
SPACE-LAY	853,481
STEEL-GRIP	1,051,098
SUPER-FLEX (Stylized)	1,294,370
TORQUE-BALANCED	1,566,749
TOWER POWER 35	1,586,492
TUF-FLEX	822,649
TUFFY (and Design)	1,664,696
TUFFY (and Design)	633,836
TUF-GRIP	2,523,916
TUF-KOTE	1,814,697
TUFWIRE	668,871
UNION (and Design)	2,319,042
WHYTE STRAND	1,145,639
WIRECO	2,597,454
WIRECO WR (and Design)	1,189,098
WIRELON (Stylized)	637,584
WR (Stylized)	822,225
WR WIRECO (and Design)	2,321,772
WRCA	1,657,146
WRCA (and Design)	2,316,517
XIP	786,634
XXIP	1,268,871
YELLOW STRAND (Stylized)	551,915
YELLOWBRAID	865,580
TUF-MAX	3,102,947
XLT[4]	Pending

Foreign Trademarks of Wire Rope Corporation of America, Inc.

TRADEMARK	COUNTRY	REGISTRATION NO.
Design Only	Mexico	695440
Design Only	Mexico	695441
BROWN STRAND	Canada	TMA519228
BROWN STRAND WIRE ROPE DESIGN	Canada	TMA520053
DOUBLE RED	Canada	TMA 311225
RED STRAND	Canada	TMA496911
ROPE DESIGN	Canada	TMA305176
TUFFY	Canada	UCA041145

Domain Names

Owner: Wire Rope Corporation of America, Inc.

Number	Domain Name
1	wrca.com

2	macwhyte.com

3	wrca.us

4	ezrope.com

5	wireropecentral.com

6	loadstarrope.com

7	PowerMaxMD.com

8	wisco-wrca.com.cn

9	wisco-wrca.cn

10	wrca.cn

11	wrca.com.cn

12	wireco.com.cn

ANNEX X

Scheduled Restrictive Agreements

1. Equity Joint Venture Contract between Jiangbai Steel Processing and Logistics Co., Ltd. and WRCA Hong Kong Holding Company Limited for the establishment of WISCO WRCA Co., Ltd.

2. Articles of Association of WISCO WRCA Co., Ltd.

3. Technology License and Support Contract between Wire Rope Corporation of America, Inc. and WISCO WRCA Co., Ltd.

4. Trademark License Contract between Wire Rope Corporation of America, Inc. and WISCO WRCA, Co., Ltd.

5. Sales Agency Contract between Wire Rope Corporation of America, Inc. and WISCO WRCA Co,. Ltd.

6. Exclusive Distribution Agency Contract between WISCO WRCA Co., Ltd. and Wire Rope Corporation of America, Inc.

ANNEX XI

Affiliated Agreements

1. Letter Agreement, dated as of the Closing Date, between Fox Paine Management III, LLC, Wire Rope Corporation of America, Inc. and WRCA (Cyprus) Holdings Limited.

2. Management Services Agreement between Wire Rope Corporation of America, Inc. and Aceros Camesa, S.A. de C.V.

3. Management Services Agreement between Wire Rope Corporation of America, Inc. and Corcam, S.A. de C.V.

4. Management Services Agreement between Wire Rope Corporation of America, Inc. and Incam, S.A. de C.V.

5. Management Services Agreement between Wire Rope Corporation of America, Inc. and Mexicord, S.A. de C.V.

6. Management Services Agreement between Wire Rope Corporation of America, Inc. and Wire Rope Corporation de México I, S. de R.L. de C.V.

7. Management Services Agreement between Wire Rope Corporation of America, Inc. and Camesa Peru, S.A.C.

8. Management Services Agreement between Wire Rope Corporation of America, Inc. and Camesa, Inc.

9. Management Services Agreement between Wire Rope Corporation of America, Inc. and AWARCO, Inc. American Wire and Rope Company, Inc.

10. Management Services Agreement between Wire Rope Corporation of America, Inc. and Prestressed Concrete Strand of America, Inc.

11. Supply Agreement between certain of the Mexican entities and WRCA Distributor (Cayman) Ltd.

12. Distribution Agreement between Wire Rope Corporation of America, Inc. and WRCA Distributor (Cayman) Ltd.

13. Stockholders Agreement, dated as of the Closing Date, between WRCA (Cyprus) Holdings Limited, WRCA US Holdings Inc., Fox Paine Capital Fund III, L.P., and the other stockholders of WRCA (Cyprus) Holdings Limited and WRCA US Holdings, Inc.

Annex XII

Agreed Security Principles

(A)	Considerations

In determining what mortgages, charges, pledges, liens, assignments or other security interests (collectively, “Security”) and guarantees will be provided by any Consolidated Subsidiary of Parent (excluding any Domestic Consolidated Subsidiary) in support of the Indebtedness (and the timing thereof) the following matters will be taken into account. Security and guarantees shall not be created or perfected to the extent that it would:

(a) result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalization laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b) result in a risk to the officers of the relevant grantor of Security of contravention of their fiduciary duties and/or of civil or criminal liability;

(c) result in costs that, in the reasonable opinion of the Agent, are disproportionate to the benefit obtained by the beneficiaries of that Security;

(d) purport to charge any assets subject to third party arrangements which may prevent those assets from being charged provided that reasonable endeavors to obtain consent to charging any such assets shall be used by the Group if the Agent (acting in good faith) determines that the relevant assets are material to the Group; or

(e) be reasonably likely to have a material adverse effect on the ability of any member of the Group to conduct its operations and business in the ordinary course as otherwise permitted under the Loan Documents.

For the avoidance of doubt, in these Agreed Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out–of–pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Security or any of its direct or indirect owners, subsidiaries or Affiliates.

(B)	General

Where appropriate, defined terms in the Security Documents should mirror those in this Agreement.

The Security shall, to the extent possible under local law, be enforceable on the occurrence of an Event of Default.

No Loan Party organized and/or incorporated under the laws of the European Union or any member state thereof or the laws of any other European jurisdiction shall be required to provide any Security.

(C)	Undertakings/Representations And Warranties

Any representations, warranties or undertakings to be included in any Security Document shall be limited to such provisions which are required for the creation or perfection of the Collateral and be no more onerous (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in this Agreement) than the equivalent provision set out in this Agreement.